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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
May 27, 2010

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

April 9, 2010

Dear Stockholder:

        You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (Park Ridge time) on Thursday, May 27, 2010, at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656.

        This year, we will be using the "Notice and Access" method of providing proxy materials to you via the Internet at www.hertz.com/stockholdermeeting, instead of by mail. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 14, 2010, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement and annual report to stockholders for 2009 and how to vote. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

        Your vote is important. Please vote as promptly as possible by using the Internet, telephone or by signing, dating and returning the proxy card mailed to those who request to receive paper copies of this proxy statement. Whether you plan to attend the annual meeting or not, you may vote by following the instructions set forth in the Notice. If you attend the annual meeting, you may vote in person.

        Registration and seating will begin at 10:00 a.m. In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the April 2, 2010 record date, which can be the Notice, a proxy card, or a brokerage statement reflecting stock ownership as of the April 2, 2010 record date. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver's license. Cameras and recording devices will not be permitted at the meeting.

Sincerely,

Mark P. Frissora Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF HERTZ GLOBAL HOLDINGS, INC.

Time and Date:	10:30 a.m. (Park Ridge time), Thursday, May 27, 2010
Place:	Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656
Proposals:	1.	The election of the four nominees identified in the accompanying proxy statement to serve as directors for three-year terms;
	2.	The approval of the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan;
	3.	The approval of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan;
	4.	The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2010; and
	5.	The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Corporation recommends a vote FOR each of proposals 1 – 4.

Who Can Vote:	Only holders of record of the Corporation's common shares at the close of business on April 2, 2010 will be entitled to vote at the meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how you can receive a paper copy of the proxy materials. You can vote your shares electronically via the Internet, by telephone, or by completing and returning the proxy card if you requested paper proxy materials or in person at our annual meeting.
Date of Mailing:	This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 9, 2010 and we expect to first send the Notice to stockholders on April 14, 2010.

J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 9, 2010

 IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

        The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 27, 2010, beginning at 10:30 a.m. (Park Ridge time) at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission ("SEC") on April 9, 2010 and we expect to first send the Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders on April 14, 2010.

        Unless the context otherwise requires, in this proxy statement (i) the "Corporation" means Hertz Global Holdings, Inc., our top level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Corporation, (iii) "we," "us" and "our" mean the Corporation and its consolidated subsidiaries, including Hertz, (iv) "our Board" or "the Board" means the Board of Directors of the Corporation and (v) "our common stock" means the common stock of the Corporation.

The Purpose of the Annual Meeting

        At the annual meeting, stockholders will act upon the matters set forth in the Notice, including:

  1.
  the election of four directors for three-year terms;

  2.
  approving the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan;

  3.
  approving the Hertz Global Holdings, Inc. Senior Executive Bonus Plan; and

  4.
  the ratification of the selection of the Corporation's independent registered public accounting firm.

        The Corporation's senior management will also present information about the Corporation's performance during 2009 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

        Our Board has established the record date for the annual meeting as April 2, 2010. Only holders of record of the Corporation's common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. On April 2, 2010, the Corporation had 411,366,789 shares of common stock outstanding.

Voting Procedures; Quorum

        If you are a stockholder of record, you may submit a proxy in two ways. First, you may follow the instructions on your Notice to vote by Internet or by telephone. Second, if you requested printed proxy materials, you may complete, sign, date and return the proxy card in the envelope enclosed with your printed proxy materials, which requires no postage stamp if mailed in the United States, so that it is received prior to our annual meeting. Finally, while we encourage voting in advance by proxy, stockholders of record also have the option of voting their shares in person at our annual meeting.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker, holding shares in "street name" for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

        Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors.

        Directors are elected by the affirmative vote of a plurality of the shares of common stock present and validly cast in the election in person or by proxy. Under applicable Delaware law, abstentions will have no effect in determining the outcome of this vote. Broker non-votes will also have no effect in determining the outcome of this vote.

        Approval of the proposal ratifying the appointment of our independent public accounting firm and the proposals relating to the adoption of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan and the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan require the favorable vote of a majority of the shares of common stock present at the meeting in person or by proxy. Under applicable Delaware law, abstentions will have the same effect as a vote against these proposals because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the applicable proposal, but do not contribute to the affirmative votes required to approve the proposal. Broker non-votes will have no effect in determining the outcome of these votes because a broker non-vote will count neither as a vote for nor as a vote against the applicable proposal. For the approval of the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, New York Stock Exchange ("NYSE") rules require that the total vote cast (which includes for and against votes and abstentions, but excludes broker non-votes) on this proposal must represent over 50 percent of the shares of common stock entitled to vote on the proposal.

        If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the NYSE rules currently regard matters such as the ratification of independent public accounting firms as "routine," your broker is permitted to vote on the proposal to ratify the appointment of our independent public accounting firm even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on the proposals to elect directors, adopt the Hertz Global Holdings, Inc. Senior Executive Bonus Plan or adopt the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan if it does not receive instructions from you.

        Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board's recommendations.

Notice of Internet Availability of Proxy Materials

        We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2009 (the "2009 Annual Report"), to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or e-mail will remain in effect in the future until you revoke it. By receiving proxy materials online, you will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Revocation of Proxies

        Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card in the form accompanying the proxy statement, you may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet, in each case, as applicable. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

        Proxies may be solicited on behalf of our Board by mail, telephone, electronically on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Corporation. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a fee of approximately $2,000 plus distribution costs and other costs and expenses.

Additional Information

        The Corporation's Form 10-K, as amended, for the fiscal year ended December 31, 2009 is filed with the SEC and may also be obtained via a link posted on the "Investor Relations" portion of our website, www.hertz.com. Copies of the Form 10-K, as amended, for the fiscal year ended December 31, 2009, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

 PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

        The Corporation currently has twelve directors divided into three classes: four in Class I, four in Class II and four in Class III. The terms of office of the four Class I directors expire at the 2010 annual meeting of stockholders.

Class I Election

        The four nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. If for any reason any nominee cannot or will not serve as a director, such proxies may be voted for the election of a substitute nominee designated by our Board.

Class I Nominees

        A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" or "withheld" affect the outcome. Abstentions and broker non-votes will have no effect for purposes of the election of directors. The Class I Nominees are as follows:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Barry H. Beracha (Class I)	Mr. Beracha has served as a director of the Corporation and Hertz since November 2006. He most recently served as Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser Busch Companies, Inc. in 1996. In 1967, Mr. Beracha joined Anheuser Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of The Earthgrains Company in March 1996, prior to which he held the title of Vice President and Group Executive of Anheuser Busch Companies, Inc. Mr. Beracha serves on the Board of Directors of Pepsi Bottling Group, where he served as the non-executive Chairman of the Board from March 2007 to October 2008 and is a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the Non-Executive Chairman of the Board. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. He served as Chairman of the Board of Trustees of St. Louis University from December 2005 to May 2009. Mr. Beracha is 68 years old.	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Beracha should serve as a director because as a result of his significant experience in the roles of chairman and chief executive officer of leading companies and his service as non-executive Chairman of the Board of Pepsi Bottling Group, he brings to our Board extensive leadership, financial expertise, management and business development skills.
Brian A. Bernasek (Class I)	Mr. Bernasek has served as a director of the Corporation and Hertz since December 2006. Mr. Bernasek is a Principal of The Carlyle Group ("Carlyle"), which he joined in 2000. Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek serves on the Board of Directors of Allison Transmission. Mr. Bernasek is 37 years old.	2006

	The Board has concluded that Mr. Bernasek should serve as a director because in addition to his demonstrated leadership skills as a Principal of Carlyle and his extensive experience in investment banking and private equity, he brings to our Board a deep knowledge of complex financial and investment issues and valuable insights on the automotive industry as a result of his current and past service on automotive and transportation related boards. Mr. Bernasek is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Robert F. End (Class I)
	Mr. End has served as a director of the Corporation and Hertz since December 2005. Mr. End is a Managing Director of Transportation Resource Partners ("TRP"), a private equity firm. Prior to joining TRP in 2009, Mr. End had been a Managing Director of Merrill Lynch Global Private Equity Division ("MLGPE"), where he served as Co-Head of the North American Region, and a Managing Director of Merrill Lynch Global Private Equity, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund which he joined in 2004. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, Merrill Lynch's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End is a director of NPC International, Inc. and one other private company. Mr. End is 54 years old.	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. End should serve as a director because Mr. End's years of experience with private equity groups provides our Board with useful insights into investments and business development and through his proven leadership skills as Managing Director of MLGPE and his service on other boards he brings to our Board significant knowledge and expertise. Mr. End is a Sponsor Nominee designated by MLGPE, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—-Stockholders' Agreement."
George W. Tamke (Class I)
	Mr. Tamke has served as Lead Director of the Corporation and Hertz since July 2006. Mr. Tamke served as the Chairman of the Board of Directors of the Corporation and Hertz from December 2005 until July 2006. Mr. Tamke is an operating officer with Clayton, Dubilier & Rice, LLC ("CD&R"). Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director of Target Corporation since June 1999, as a director and Chairman of Culligan Ltd. since October 2004. Mr. Tamke was a director of Kinko's, Inc. from January 2001 to February 2004, its Chairman from August 2001 to February 2004, and its Interim President and Chief Executive Officer from January 2001 to August 2001. Mr. Tamke was a director and Chairman of ServiceMaster Global Holdings, Inc. from March 2007 to January 2010. Mr. Tamke is 62 years old.	2005

	The Board has concluded that Mr. Tamke should serve as a director because of his demonstrated leadership skills as our Lead Director since 2006 and because he contributes to our Board the significant management, strategic and operational experience and good judgment that he gained in his roles of Co-Chief Executive Officer of Emerson Electric Co. and Chief Executive Officer of Kinko's, Inc. and as a director of public companies. In addition, his experience as a director of Target Corporation, Culligan Ltd. and ServiceMaster Global Holdings, Inc. gives Mr. Tamke a deep understanding of the role of the Board of Directors and positions him well to serve as Lead Director of the Corporation and Hertz. Mr. Tamke is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

The Board recommends a vote FOR
all of the Class I nominees.

Continuing Directors

        The eight directors whose terms will continue after the annual meeting and will expire at the 2011 annual meeting (Class II) or the 2012 annual meeting (Class III) are listed below:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Michael J. Durham (Class II)	Mr. Durham has served as a director of the Corporation and Hertz since November 2006. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc., then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre, Inc.'s initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre's President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March of 1995. Mr. Durham currently serves as non-executive Chairman of the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry and as a non-executive Chairman of the Board of Acxiom Corporation, a NASDAQ-listed company in the customer information management industry. Mr. Durham also serves as a member of the Boards of Directors of Culligan International, Inc. Travel Ad Network, Inc. and SCI Solutions, Inc., all privately held corporations. During the preceding five years, Mr. Durham has served on the Board of Directors of NWA, Corp. (the parent company of Northwest Airlines) and AGL Resources Inc., both publicly listed companies. Mr. Durham also served on the Board of Directors of Bombardier, Inc. a publicly traded Canadian corporation listed in Canada. Mr. Durham is 59 years old.	2006

	The Board concluded that Mr. Durham should serve as a director because of his extensive business experience, much of it gained serving in the travel and transportation industry. Mr. Durham's tenure both as Chief Executive Officer and Chief Financial Officer of large multinational public companies allows him to add value to the Corporation's Board. In particular, Mr. Durham is able to provide our Board with leadership skills and a breadth of knowledge about the challenges and issues facing companies in the travel sector. In addition, Mr. Durham's experience serving as the non-executive Chairman of the Board of a company in the automotive industry enables Mr. Durham to provide us with insight into the challenges facing the automotive industry and his role with Acxion Corporation provides important information-technology expertise. Mr. Durham's experience as a director, and frequently a member of the audit committee, on a number of different public and private company boards also gives him a valuable perspective to share with the Corporation.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Mark P. Frissora (Class II)	Mr. Frissora has served as the Chief Executive Officer and Chairman of the Board of the Corporation and Hertz since January 1, 2007, and as Chief Executive Officer and a director of the Corporation and Hertz since July 2006. Prior to joining the Corporation and Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco Inc.'s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its compensation committee. He is also a director of Walgreen Co., where he serves as the Chairman of the finance committee and is a member of the governance committee. Mr. Frissora is also a director of Delphi Automotive LLP and is a member of their audit and finance committees. Mr. Frissora is 54 years old.	2006

	The Board has concluded that Mr. Frissora should serve as a director because as our Chairman and CEO since 2006, he has demonstrated a deep knowledge and understanding of the Corporation, and the leadership abilities, financial and operational expertise, commitment, good judgment and management skills necessary to lead our Corporation. Pursuant to the terms of the Stockholders' Agreement, the Corporation and Sponsors are contractually obligated to take certain actions to ensure Mr. Frissora, in his capacity as CEO of the Corporation, is elected to the Board. In addition, Mr. Frissora's employment agreement provides that he will serve as a member of the Board and as Chairman of the Board.
David H. Wasserman (Class II)
	Mr. Wasserman has served as a director of the Corporation since August 2005 and of Hertz since December 2005. Mr. Wasserman is a financial officer of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman serves on the Board of Directors of Culligan Ltd., ServiceMaster Global Holdings, Inc. and ICO Global Communications (Holdings) Limited and formerly served as a director of Kinko's, Inc. and Covansys Corporation. Mr. Wasserman is 43 years old.	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Wasserman should serve as a director because with his financial experience at CD&R and Goldman, Sachs & Co., Mr. Wasserman provides our Board with a depth of financial and investment knowledge and with his service as a director of other major companies he brings to our Board valuable board experience and insights. Mr. Wasserman is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Henry C. Wolf (Class II)
	Mr. Wolf has served as a director of the Corporation and Hertz since November 2006. Mr. Wolf served as Chief Financial Officer for Norfolk Southern Corporation from 1993 until his retirement from Norfolk Southern in July 2007. Mr. Wolf held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern from 1998 until his retirement. From 1993 until 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern's Vice President of Taxation from 1991 until 1993, Assistant Vice President—Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as the Chairman of its audit committee. He is also Chairman of the Board of Directors of Shenandoah Life Insurance Company. In addition, Mr. Wolf serves as Vice Rector of the Board of Visitors of the College of William and Mary, and as a Member of the Board of Trustees of the Colonial Williamsburg Foundation. Mr. Wolf is 67 years old.	2006

	The Board has concluded that Mr. Wolf should serve as a director because Mr. Wolf's unique professional background with over forty years of experience with legal, financial, tax and accounting matters along with his demonstrated executive level management skills that he gained from his service as the Vice Chairman and Chief Financial Officer for Norfolk Southern and his service as a director and audit committee chairman of AGL Resources, Inc. make him an important advisor. In addition, his background in strategic planning and experience with mergers and acquisitions in a regulated environment represent an important resource for the Corporation.
Carl T. Berquist (Class III)
	Mr. Berquist has served as a director of the Corporation and Hertz since November 2006. Mr. Berquist joined Marriott International, Inc. in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott International. Effective May 1, 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott International. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of several private companies and is a member of the Board of Trustees of the Business School at Penn State University. Mr. Berquist is 59 years old.	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Berquist should serve as a director because with his demonstrated years of leadership in management and operational positions as a chief financial officer, enterprise risk management executive and major audit company partner, he provides our Board with in-depth knowledge and experience in financial, accounting and risk management issues. His knowledge of the travel industry gained while at Marriott also makes him an important asset to the Board.
Gregory S. Ledford (Class III)
	Mr. Ledford has served as a director of the Corporation since September 2005 and of Hertz since December 2005. Mr. Ledford is a Managing Director of Carlyle. Mr. Ledford joined Carlyle in 1988 and is currently head of Carlyle's Automotive and Transportation practice. He led Carlyle's investments in Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Boards of Directors of Allison Transmission and United Components Inc. Mr. Ledford is 52 years old.	2005

	The Board has concluded that Mr. Ledford should serve as a director because in addition to his demonstrated leadership and consensus building skills as Managing Director of the Carlyle Group and his service as a director on a number of automotive industry boards, his years of experience in automotive-related positions provides our Board with valuable insights and a unique perspective on automotive and transportation related issues. Mr. Ledford is a Sponsor Nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Angel L. Morales (Class III)	Mr. Morales has served as a director of the Corporation and Hertz since April 2010. Mr. Morales is a Managing Director, Head of the Industrial Group and member of the Investment Committee of BAML Capital Partners ("BAMLCP"), the private equity division of Bank of America Corporation ("Bank of America"). Mr. Morales was a founding member of Merrill Lynch Global Private Equity, the private equity arm of Merrill Lynch & Co., Inc. ("Merrill Lynch") prior to its merger with Bank of America. Mr. Morales joined Merrill Lynch in 1996. Mr. Morales is a director and Chair of the Audit Committee of Aeolus Re Ltd and a director of Nuveen Investments, Inc. Mr. Morales is 36 years old.	April 2010

	The Board has concluded that Mr. Morales should serve as a director because Mr. Morales' years of experience in the private equity industry provides our Board with useful insights into investments and business development and through his proven leadership skills as a Managing Director of BAMLCP and his service on other boards he brings to our Board significant knowledge and expertise. Mr. Morales is a Sponsor Nominee designated by MLGPE, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—-Stockholders' Agreement."
Nathan K. Sleeper (Class III)	Mr. Sleeper served as a director of the Corporation from August to September 2005 and has served as a director of the Corporation and Hertz since December 2005. Mr. Sleeper is a financial officer of CD&R, which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004, as a director of U.S. Foodservice, Inc. since July 2007 and as a director of NCI Building Systems, Inc. since November 2009. Mr. Sleeper is 36 years old.	2005

	The Board has concluded that Mr. Sleeper should serve as a director because his extensive experience in investment banking and as a financial principal at CD&R provides our Board with a depth of financial knowledge, business development and investment expertise. Mr. Sleeper is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

 PROPOSAL 2: THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
HERTZ GLOBAL HOLDINGS, INC. 2008 OMNIBUS INCENTIVE PLAN

        On March 4, 2010, upon recommendation of the Compensation Committee, the Board of Directors of the Corporation adopted the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the "Amended Plan"), subject to the approval of our stockholders. The primary purpose of the amendment and restatement is to: (i) increase by 15,000,000 the number of shares of common stock available for grant under the Amended Plan from 17,700,000 to 32,700,000 shares of common stock, (ii) expand the performance goal criteria for performance awards to include total net cash flow and customer satisfaction, (iii) clarify that certain awards may be payable in shares of common stock, cash or a combination of both, (iv) permit the granting of restricted stock and restricted stock unit awards with a vesting period of less than three years for an aggregate number of shares of common stock not to exceed 5% of the total number of shares of common stock available for issuance under the Amended Plan, (v) incorporate prior non-material amendments approved by the Board of Directors, (vi) reflect certain amendments to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (vii) make certain other administrative changes.

        The Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan was first approved by stockholders in May 2008 (the "2008 Omnibus Plan"), and has been employed as a principal feature of the Corporation's compensation program since that time. If the stockholders approve the Amended Plan, it will allow us to use the additional shares authorized for issuance pursuant to the Amended Plan to assist the Corporation in achieving its goals of increasing profitability and stockholder value, while also preserving a federal income tax deduction under Section 162(m) of the Code for certain compensation paid under the Amended Plan. The Board of Directors believes that the ability to grant stock options, stock appreciation rights, performance stock, restricted stock and other equity awards is necessary for us to attract and retain the services of well-qualified employees and advisors, including officers and directors who will contribute to our success. As of March 26, 2010, there were 4,954,454 shares available for issuance under the 2008 Omnibus Plan. Accordingly, unless our stockholders approve the increase in shares reserved for issuance under the Amended Plan, we will be limited in our ability to make equity awards to our employees, non-employee directors or consultants.

        A description of the material provisions of the Amended Plan is set forth below. The statements made in this Proposal 2 concerning the terms and provisions of the Amended Plan are summaries and do not purport to be a complete recitation of the Amended Plan provisions. These statements are qualified in their entirety by express reference to the full text Amended Plan, including as it is proposed to be amended. The full text of the Amended Plan is attached to this proxy statement as Annex A and is incorporated by reference herein.

        As of March 26, 2010, the closing price of our common stock was $10.01.

Administration and Eligibility

        The Amended Plan will be administered by the Compensation Committee or its designee. Employees, non-employee directors or consultants of the Corporation and its subsidiaries will be eligible to receive awards of common stock, stock options, stock appreciation rights, performance stock, performance stock units, performance units, restricted stock, restricted stock units or deferred stock units at the Compensation Committee's discretion. There are approximately 25,000 employees and 11 non-employee directors eligible to receive awards under the Amended Plan. Subject to applicable law, the Compensation Committee may delegate to an officer, director or group of officers or directors of the Corporation or its affiliates some or all of its authority under the Amended Plan with respect to participants who are not our executive officers.

Shares Available for Issuance

        Prior to this amendment and restatement, 17,700,000 shares were authorized for issuance under the 2008 Omnibus Plan. As of March 26, 2010, 4,954,454 shares remained available for awards under the 2008 Omnibus Plan. If the Amended Plan is approved by our stockholders, an additional 15,000,000 shares, for a total of 19,954,454, will be available for issuance. A participant may receive a maximum of 5,000,000 stock options or stock appreciation rights and 5,000,000 shares of performance stock or performance stock units in any 36 month period. The maximum dollar amount of cash that may be earned by an individual in connection with the grant of performance units during any calendar year may not exceed $7,500,000. Awards that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of common stock will be available again under the Amended Plan. In the event of a stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Corporation's common stock, the Compensation Committee will adjust the shares available under the Amended Plan and any outstanding awards to reflect the event and preserve the intrinsic value of the awards. Under the Amended Plan, the Compensation Committee is not permitted to reduce the exercise price of outstanding options or the base price of outstanding stock appreciation rights or grant any new award or cash payment in substitution or upon cancellation of options or stock appreciation rights for any other reason, unless the adjustment is approved by our stockholders.

Amendment or Termination

        The Board or Compensation Committee may terminate, amend or suspend the Amended Plan at any time. The Amended Plan will continue in effect until March 4, 2020 (or if applicable, the 10 year anniversary of the date of the latest stockholder approval of the Amended Plan) if not earlier terminated by the Board or Compensation Committee. An amendment to the Amended Plan will be submitted for stockholder approval to the extent required by the Code or other applicable laws, rules or regulations or if the amendment will (i) materially increase the benefits under the Amended Plan, (ii) materially increase the number of shares of our Corporation's common stock subject to the Amended Plan or the individual award limitations set forth in the plan, other than for antidilutive purposes, (iii) modify the restrictions on repricing set forth in the plan or (iv) materially modify the requirements for participation in the Amended Plan.

Stock Options and Stock Appreciation Rights

        Options granted under the Amended Plan may be incentive stock options (within the meaning of Section 422 of the Code) or non-statutory stock options. The grant date of options granted under the Amended Plan will be the date the options are awarded by the Compensation Committee or a future date determined by the Compensation Committee. Except in the case of replacement awards, options will have an exercise price per share that is no less than the fair market value (as defined in the Amended Plan) of a share of common stock on the option grant date.

        Options under the Amended Plan will vest based on a minimum period of service or the occurrence of certain events, as determined by the Compensation Committee. No option will remain exercisable beyond 10 years after its grant date.

        Stock appreciation rights may be granted to participants in tandem with options or on their own. Unless otherwise determined by the Compensation Committee at or after the grant date, tandem stock appreciation rights will have substantially similar terms as the options with which they are granted. The grant date of stock appreciation rights granted under the Amended Plan will be the date the stock appreciation rights are awarded by the Compensation Committee or a future date determined by the Compensation Committee. Free-standing stock appreciation rights will vest based on a minimum period of service or the occurrence of events, as determined by the Compensation Committee. No stock appreciation right will remain exercisable longer than 10 years after its grant date.

        Unless otherwise determined by the Compensation Committee at or after the grant date, in the event of a participant's death or disability, the participant's unvested options or stock appreciation rights will vest and all of the participant's options and stock appreciation rights will remain exercisable until the first anniversary of the participant's termination of employment (or the expiration of the award's term, whichever is earlier). If a participant's employment is terminated for cause, all of the participant's options and stock appreciation rights will immediately be forfeited and canceled. If a participant's employment is terminated without cause or as a result of retirement, then the participant may exercise any options and stock appreciation rights that are exercisable on the date of such termination until the earlier of (i) the 90th day following the date of such termination or, if later, the 90th day following expiration of any blackout period in effect with respect to such options or stock appreciation rights, and (ii) the expiration of the term of such options or stock appreciation rights, and any options and stock appreciation rights that are not exercisable upon the participant's termination or retirement shall be forfeited and canceled as of the date of such termination; provided that, in the case of a participant's termination as a result of retirement, if the Compensation Committee requests and the participant agrees to execute a release of claims and be bound by certain restrictive covenants, then the participant's options and stock appreciation rights may be exercised over a longer period (but no later than the expiration of the award's term). Unless otherwise determined by the Compensation Committee at or after the grant date, upon a termination of a participant's employment for any other reason, the participant may exercise any vested options or stock appreciation rights until the earlier of (i) the 30th day following the participant's date of termination or, if later, the 30th day following the expiration of any blackout period in effect with respect to the options or stock appreciation rights or (ii) the expiration of the award's term.

Performance Stock, Performance Stock Units, Performance Units

        Performance stock is common stock of the Corporation that is subject to forfeiture until predetermined performance conditions have been achieved. A performance stock unit is a contractual right to receive a stated number of shares of common stock, or if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, which right is forfeitable until the achievement of predetermined performance conditions. A performance unit is a contractual right to receive a cash-denominated award, payable in cash or shares of common stock or a combination thereof, which right is forfeitable until the achievement of predetermined performance conditions.

        The grant date of any performance stock, performance stock units or performance units granted under the Amended Plan will be the date on which such performance stock, performance stock units or performance units are awarded by the Compensation Committee or on such other future date as the Compensation Committee shall determine. Performance stock, performance stock units and performance units granted under the Amended Plan will vest based on the achievement of pre-determined performance goals over performance periods determined by the Compensation Committee or upon the occurrence of certain events, as determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at or after the grant date, in the event of a participant's death or disability, a pro rata portion of the participant's performance stock, performance stock units and performance units will vest to the extent performance goals are achieved at the end of the performance period.

        Unless otherwise determined by the Compensation Committee at or after the grant date, upon a termination of employment for any other reason, all outstanding performance stock, performance stock units and performance units held by the participant will be immediately canceled, provided that if the termination of employment is the result of retirement, and the Compensation Committee requests and the participant agrees to execute a release of claims and be bound by certain restrictive covenants, then, so long as the participant complies with the covenants in its agreement, a pro rata portion of the participant's performance stock, performance stock units and performance units will vest to the extent performance goals are achieved at the end of the performance period.

Restricted Stock, Restricted Stock Units and Share Awards

        Restricted stock is common stock of the Corporation that is subject to forfeiture until vested. A restricted stock unit is a contractual right to receive a stated number of shares of common stock, or if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, that is subject to forfeiture until vested. Share awards are awards of unrestricted common stock.

        The grant date of any restricted stock or restricted stock unit under the Amended Plan will be the date on which such restricted stock or restricted stock units are awarded by the Compensation Committee or on such other future date as the Compensation Committee shall determine. Restricted stock and restricted stock units granted under the Amended Plan will vest based on a minimum period of service (generally over a three-year period) or the occurrence of events specified by the Compensation Committee. The Compensation Committee has the discretion to grant restricted stock and restricted stock unit awards that have a vesting period of less than three years for an aggregate number of shares of common stock not to exceed 5% of the total number of shares of common stock available for issuance under the Amended Plan. Unless otherwise determined by the Compensation Committee at or after the grant date, in the event of a participant's death or disability, a pro rata portion of the participant's restricted stock and restricted stock units will vest, and the remainder will be forfeited. Unless otherwise determined by the Compensation Committee at or after the grant date, upon a termination of employment for any other reason, any unvested restricted stock or restricted stock units of the participant will be canceled. Share awards are granted by the Compensation Committee upon terms and conditions determined by the Compensation Committee in its discretion.

Deferred Stock Units

        Each deferred stock unit granted under the Amended Plan represents the contractual right to receive a stated number of shares of common stock or, if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, on a specified future date. The grant date of any freestanding deferred stock units under the Amended Plan will be the date on which such freestanding deferred stock units are awarded by the Compensation Committee or on such other future date as the Compensation Committee shall determine. Deferred stock units may be granted by the Compensation Committee independent of other awards or compensation, or subject, to the extent permitted by law and subject to the terms and conditions the Compensation Committee determines, they may be received at the participant's election instead of cash compensation. Generally, upon a participant's termination of employment other than for cause, the Corporation will issue to the participant the shares of common stock underlying any of the participant's deferred stock units. If a participant's employment terminates for cause, any deferred stock units granted independently by the Compensation Committee will be immediately canceled.

Change in Control

        Upon the occurrence of a change in control of the Corporation (as defined in the Amended Plan), unless outstanding awards are honored, assumed or substituted with alternative awards that provide substantially similar terms, conditions and economic value to the substituted awards, all awards will immediately become exercisable and any restrictions related to the awards will lapse, provided, that, at the discretion of the Compensation Committee (as constituted immediately prior to the change in control) each option, stock appreciation right, restricted stock unit and/or deferred stock unit may be canceled in exchange for an amount of cash calculated pursuant to the Amended Plan. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, instead terminate any outstanding options or stock appreciation rights if either the Corporation provides holders of such options and stock appreciation rights with reasonable advance notice to exercise their outstanding and unexercised options and stock appreciation rights, or the Compensation Committee reasonably determines that the change in control price (as defined in the Amended Plan) is equal to or less than the exercise price for such options or stock appreciation rights.

Forfeiture

        Unless otherwise determined by the Compensation Committee, participants will be subject to confidentiality, non-competition and non-solicitation covenants during the period commencing with a participant's employment and continuing until the one year period following the later of the participant's termination of employment and the expiration of any post-termination exercise period. If the participant violates any of these covenants during the protected period, any unexercised options, stock appreciation rights, outstanding performance stock, performance stock units, performance units, restricted stock or restricted stock units will be forfeited as of the date the violation occurred. The participant must also pay to the Corporation any financial gain on options or stock appreciation rights exercised or performance stock, performance stock units, performance units, restricted stock or restricted stock units vesting, or share awards granted, in the twelve month period prior to the violation. The Compensation Committee may also require that a participant forfeit some or all of his outstanding options, stock appreciation rights, performance stock, performance stock units, performance units, restricted stock or restricted stock units or the portion of the proceeds that a participant realized from the sale of common stock subject to any options, stock appreciation rights or received as share awards or in settlement of any performance stock, performance stock units, performance units, restricted stock or restricted stock units, if the participant engages in misconduct, fraud or gross negligence that results in, or is connected with, a restatement of the Corporation's financial statements. In addition, all awards granted under the Amended Plan are subject to the Corporation's compensation recovery policy under the Corporation's Standards of Business Conduct to the extent applicable. See "Compensation Discussion and Analysis—Policy On Recovering Bonuses In The Event of a Restatement" for a description of the Corporation's compensation recovery policy.

New Plan Benefits and Option History

        Future benefits under the Amended Plan are not currently determinable. Moreover, it is also not possible to determine the amounts that would have been paid for 2009 had the Amended Plan been in effect during such year.

        From the inception of the 2008 Omnibus Plan through March 26, 2010, options granted under the Plan include the following:

Name and Principal Position	Number of Options
Mark P. Frissora, Chief Executive Officer	740,174
Elyse Douglas, Chief Financial Officer	172,707
Michel Taride, President, Hertz Europe Limited	127,063
Gerald Plescia, President, Hertz Equipment Rental Corporation	120,772
Jeffrey Zimmerman, General Counsel, Secretary	117,441
Joseph R. Nothwang, President, Vehicle Rental and Leasing, The Americas and Pacific	0
All current executive officers as a group (including those listed above)	2,282,687
All employees as a group (other than current executive officers)	1,887,268
All directors as a group	209,748

Federal Income Tax Consequences

Options

        The grant of an option under the Amended Plan will generally not give rise to any tax consequences for the participant or the Corporation.

Incentive Stock Options

        A participant generally will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Subject to certain statutory restrictions, gain realized upon a disposition of the Corporation's common stock received pursuant to the exercise of an incentive stock option will generally be taxed as long-term capital gain if (1) the participant holds the shares for at least two years after the date of grant and one year after the date of exercise and (2) at all times during the period beginning on the option grant date and ending on the day three months before the option is exercised the participant remains our employee or an employee of our subsidiary (the "holding period requirement"). The Corporation will not be entitled to a deduction with respect to the exercise of an incentive stock option, except as discussed below. Generally, if the participant has not satisfied the holding period requirement described above, the participant will recognize ordinary income upon the disposition of the common stock equal to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will generally be capital gain. The Corporation will generally be entitled to a deduction to the extent the participant recognizes ordinary income.

Nonqualified Stock Options

        Upon exercise of a non-qualified stock option, a participant generally will recognize ordinary income equal to the difference between the fair market value of the shares acquired and the exercise price. Upon a disposition of the shares acquired by the exercise of a non-qualified option, the participant generally will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). The Corporation generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.

Section 162(m)

        Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Corporation may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the Chief Financial Officer); provided, however, that Section 162(m) of the Code generally allows a company to obtain tax deductions without limit for performance-based compensation. The Corporation intends that options and stock appreciation rights, and, subject to stockholder approval of the performance goals applicable to performance-based awards, performance stock, performance stock units and performance units granted under the Amended Plan will qualify as performance-based compensation not subject to Code Section 162(m)'s $1,000,000 deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances. In addition, other awards under the Amended Plan, such as restricted stock and restricted stock units, generally may not qualify for the performance-based compensation exception, so that compensation paid to executive officers in connection with such awards may not be deductible.

Performance Objectives that May be Applied Under the Amended Plan

        As described above, certain awards under the Amended Plan may be subject to performance objectives. Performance objectives applicable to awards intended to qualify as performance-based compensation under Section 162(m) of the Code will be based on the relative or comparative achievement of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including adjusted pre-tax earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; total net cash flow; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; stockholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to customer satisfaction, research, development, products or projects and recruiting and maintaining personnel. Performance objectives under the Amended Plan may be established on a company-wide basis or with respect to one or more business units or divisions, or subsidiaries.

        The foregoing objectives may include or exclude any or all "extraordinary items" as determined under Generally Accepted Accounting Principles in the United States of America ("GAAP") and as identified in the financial statements, notes to the financial statements or management's discussion and analysis in the most recent report filed with the Securities and Exchange Commission including, without limitation, the charges or costs associated with restructurings of the Corporation, discontinued operations, other unusual or non recurring items, and the cumulative effects of accounting changes. Under the Amended Plan, the Compensation Committee is not permitted to exercise its discretion with respect to performance objectives for awards to covered executives intended to be "performance-based compensation" under Section 162(m) of the Code if doing so (or if the ability to do so) would cause the award to fail to qualify as "performance-based" compensation under Section 162(m) of the Code.

        The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended Plan. Participants in the Amended Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Amended Plan.

The Board recommends a vote FOR the approval of the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan.

 PROPOSAL 3: APPROVAL OF THE HERTZ GLOBAL HOLDINGS, INC. SENIOR
EXECUTIVE BONUS PLAN

        On March 4, 2010, upon recommendation of the Compensation Committee, the Board of Directors of the Corporation adopted the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (the "Bonus Plan"), subject to the approval of our stockholders. The Bonus Plan is intended to govern the award and payment of annual cash bonuses to certain of the Corporation's and its subsidiary's officers. The Board of Directors directed that the Bonus Plan be submitted to the Corporation's stockholders for approval so that payments under the Bonus Plan may qualify as performance-based compensation under Section 162(m) of the Code.

        A description of the material provisions of the Bonus Plan is set forth below. The statements made in this Proposal 3 concerning terms and provisions of the Bonus Plan are summaries and do not purport to be a complete recitation of the Bonus Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Bonus Plan, a copy of which is attached to this proxy statement as Annex B and is incorporated by reference herein.

Section 162(m) of the Internal Revenue Code of 1986, As Amended

        Approval of the material terms of the performance goals set forth in the Bonus Plan is intended to allow awards under the Bonus Plan to the Corporation's CEO and other executive officers to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code. As mentioned below, the Bonus Plan contains a formula that establishes the maximum award amount permitted for each participant under the Bonus Plan for a performance period. The Committee is authorized to use its negative discretion to decrease (but not increase) the maximum amount. For 2010, the Board currently anticipates that the Committee will use its negative discretion to determine the final awards under the Bonus Plan to the Corporation's CEO and other executive officers using the Executive Incentive Compensation Program ("EICP") performance criteria more specifically described in "Compensation Discussion and Analysis—Annual Incentives—2010 Annual Incentives." In such circumstance, any such payments made under the Bonus Plan are intended to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

        Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Corporation may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the Chief Financial Officer); provided, however, that Section 162(m) of the Code generally allows a company to obtain tax deductions without limit for performance-based compensation. The Corporation intends that, subject to stockholder approval of the performance goals in the Bonus Plan, awards made pursuant to the Bonus Plan will qualify as performance-based compensation not subject to Code Section 162(m)'s $1,000,000 deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances.

        If the Bonus Plan is not approved by the stockholders, we will not grant any awards under the Bonus Plan. However, we may otherwise grant annual cash bonuses to the executive officers who would have been eligible to participate in the Bonus Plan. In that event, these bonuses would not qualify as performance-based compensation under Section 162(m) of the Code, and, accordingly, all or a portion of the bonuses might not be deductible by the Corporation for federal income tax purposes.

Administration

        The Bonus Plan will be administered by a committee designated by the Board (the "Committee"), provided that the Committee must consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Board currently anticipates that the Compensation Committee will be the Committee that administers the Bonus Plan.

Performance Period; Eligibility for Awards Under the Bonus Plan

        Awards granted under the Bonus Plan will relate to a specific performance period of the Corporation, which typically means the fiscal year of the Corporation; provided, however, that the Committee may designate that the performance period for an award be more than one fiscal year, so long as the designation is made within the time period permitted by Section 162(m) of the Code.

        Executive officers are eligible to participate in the Bonus Plan. In addition, officers of the Corporation or its subsidiaries who are (or who, in the determination of the Committee, may reasonably be expected to be) "covered employees" within the meaning of Section 162(m) of the Code for the applicable performance period and who are designated to participate in the Bonus Plan by the Committee on or before the first March 30th of the applicable performance period (or such later date, if any, as permitted under Section 162(m) of the Code) are eligible to participate in the Bonus Plan. Currently, there are approximately 15 employees eligible to receive awards under the Bonus Plan.

Other Material Features of the Bonus Plan

Performance Goals in the Bonus Plan

        Under the Bonus Plan, the business criterion on which the performance goal is based is EBITDA. EBITDA is defined in the Bonus Plan as, for a performance period, consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization; provided, however, that EBITDA excludes any or all "extraordinary items" as determined under GAAP including, without limitation, the charges or costs associated with restructurings of the Corporation, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Corporation's financial statements, notes to the Corporation's financial statements or management's discussion and analysis of financial condition and results of operations contained in the Corporation's most recent report filed with the Securities and Exchange Commission.

        The Bonus Plan provides a specific limitation on the annual cash awards that may be granted to the Corporation's CEO and other Bonus Plan participants. Specifically, for each applicable performance period, the CEO is eligible to receive a Bonus Plan award equal to 1% of EBITDA for such performance period, and each other Bonus Plan participant is eligible to receive a Bonus Plan award equal to 0.5% of EBITDA for such performance period. As described above, the Committee has the discretion to decrease, but not to increase, the award of each individual determined pursuant to this formula.

Types of Awards

        The Bonus Plan provides a program of annual cash awards to eligible employees. The Committee may approve an award for any eligible employee in any amount, subject to the limitations on awards described above.

Nonassignability

        Awards under the Bonus Plan are not assignable or transferable.

Forfeiture

        Unless otherwise determined by the Committee, participants will be subject to confidentiality, non-competition and non-solicitation covenants during the period commencing with a participant's employment and continuing until the one year period following the participant's termination of employment. If the participant violates any of these covenants during the protected period, any award granted to the participant under the Bonus Plan, to the extent it remains unpaid, will automatically terminate and be cancelled upon the date the participant first violated the covenants. In any such case, or in the event the participant is terminated for cause (as defined in the Bonus Plan), the participant is required to pay the Corporation in cash any Bonus Plan awards made during the twelve-month period ending on the date of the participant's violation (or such other period determined by the Committee).

        The Committee may also require that a participant forfeit any unpaid award under the Bonus Plan or repay an award granted under the Bonus Plan during the twelve-month period prior to a financial restatement (or such other period determined by the Committee), if the participant engages in misconduct, fraud or gross negligence that results in, or is connected with, a restatement of the Corporation's financial statements. In addition, all awards granted under the Bonus Plan are subject to the Corporation's compensation recovery policy under the Corporation's Standards of Business Conduct to the extent applicable. See "Compensation Discussion and Analysis—Policy On Recovering Bonuses In The Event of a Restatement" for a description of the Corporation's compensation recovery policy.

        Except as otherwise provided in the Bonus Plan, a participant must be employed with the Corporation on the last day of the applicable performance period in order to receive a Bonus Plan award with respect to such performance period.

Certification and Determination of Incentive Bonuses

        As a condition to the right to receive an award under the Bonus Plan, the Committee must first certify in writing EBITDA and that the Bonus Plan awards have been determined in accordance with the provisions of the Bonus Plan. Bonus Plan awards will be determined as soon as practicable after the applicable performance period and will be paid no later than the 15th day of the third month following such performance period.

Duration, Amendment and Termination

        If the Bonus Plan is approved by the stockholders, it will be effective as of January 1, 2010 (and will continue in effect indefinitely). The Committee, however, may amend or terminate the Bonus Plan at any time, so long as the amendment or termination does not cause a Bonus Plan award to become subject to the deduction limitations contained in Code Section 162(m).

New Plan Benefits

        The amounts of awards for fiscal year 2010 or subsequent years will be determined based upon EBITDA and, in addition, will be subject to the Committee's right to reduce any participant's award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for 2010 or subsequent years at this time. Moreover, because the Committee can reduce each participant's award under the Bonus Plan by any amount in its discretion, it is also not possible to determine the amounts that would have been paid for 2009 had the Bonus Plan been in effect during such year. In the future, the Board anticipates the Committee will exercise its discretion to ensure that awards made under the Bonus Plan are consistent with the Corporation's competitive pay practices, as described in the Compensation Discussion and Analysis in this proxy statement. Specifically, for 2010, the Board anticipates that the Committee will use its negative discretion to make awards under the Bonus Plan using the EICP performance criteria more specifically described in "Compensation Discussion and Analysis—Annual Incentives—2010 Annual Incentives." However, under no circumstances will awards under the Bonus Plan to eligible participants exceed the maximum amount determined pursuant to the above formula.

The Board recommends a vote FOR the approval of the Bonus Plan.

 PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the Corporation for the year 2010.

        PricewaterhouseCoopers LLP has served as the independent auditor for the Corporation for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 and for its indirect wholly owned subsidiary, The Hertz Corporation, since 1987. We are not required to have our stockholders ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, but we are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP, but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to our stockholders. Even if the stockholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its sole discretion terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another independent auditor at any time during the year. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if she so desires and to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2010.

 CORPORATE GOVERNANCE AND GENERAL INFORMATION
CONCERNING THE BOARD AND ITS COMMITTEES

Corporate Governance

        Our business and affairs are managed under the direction of our Board. The structure of our Board is described above under "Proposal 1: Election of Directors—Board Structure."

Codes and Standards

        Our Board has adopted written Standards of Business Conduct applicable to our chief executive and financial officers, our controller and all of our other officers and employees worldwide, as well as a written Directors' Code of Business Conduct and Ethics applicable to our Board. Copies of the Standards of Business Conduct and Directors' Code of Business Conduct and Ethics are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Risk Oversight

        Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management's risk threshold and also a determination of what constitutes an appropriate level of risk for the Corporation. The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Corporation's Internal Audit Department, during which the full Board assesses enterprise risk management with the input of the report of the Compensation Committee described below and advisors and members of management that the Board deems appropriate. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment and risk management report from the Corporation's Internal Audit Department. The Audit Committee also reviews with management on an annual basis our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Corporation's business strategy. Furthermore, as described below, the Compensation Committee annually reviews our compensation policies and practices from a risk perspective and reports its findings to the full Board.

Risk Considerations in our Compensation Program

        In early 2010 the Board delegated to the Compensation Committee the task of reviewing the risk profile of our compensation policies and practices on an annual basis in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking. In connection with this review, the Compensation Committee engaged its independent consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to assist it in analyzing the Corporation's compensation policies and practices and the risks associated therewith. Semler Brossy, with the assistance of management, prepared an assessment of the risk profile of the Corporation's compensation policies and practices for executive officers. Upon completion of its review of these assessments, the Compensation Committee presented the results to the Board in connection with the Board's annual enterprise risk assessment. The Compensation Committee determined that, for all employees, the Corporation's enterprise-wide compensation policies and practices, in conjunction with the Corporation's existing processes and controls, do not encourage employees to take unreasonable risks and any risks involved in compensation are not reasonably likely to have a material adverse effect on the Corporation, particularly in light of the following factors:

  •
  our use of different types of compensation vehicles that provide a balance of long- and short-term incentives;

  •
  our claw back policies, which allow us in certain circumstances in the event of a financial restatement, to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation of any executive officer;

  •
  our use of a variety of performance objectives that helps ensure that the Corporation's overall business strategy is promoted; and

  •
  our Corporation's policy and procedures and internal auditing department, all of which provide checks and balances that help us monitor risk and identify when an individual is taking excessive risks.

Stockholder Communications with the Board

        Stockholders and other interested parties who wish to contact our directors may send written correspondence, in care of the Corporate Secretary, to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole.

        Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Stockholders' Agreement

        The Corporation is a party to an amended and restated stockholders' agreement (the "Stockholders' Agreement"), among it and investment funds associated with or designated by Clayton, Dubilier & Rice, LLC ("CD&R"), The Carlyle Group ("Carlyle") and Merrill Lynch Global Private Equity Division ("MLGPE") (collectively, the "Sponsors"). The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of our directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE (collectively, the "Sponsor Nominees") and up to six independent directors (subject to unanimous consent of the Sponsor Nominees, for so long as the Corporation remains a "controlled company" within the meaning of the New York Stock Exchange rules), subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us. In addition, upon the Corporation ceasing to be a "controlled company" within the meaning of the New York Stock Exchange rules, if necessary to comply with the New York Stock Exchange rules, the director nominees of the Sponsors shall be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with MLGPE, and additional independent directors will be elected by our Board to fill the resulting director vacancies. The Stockholders' Agreement also provides that our Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees. In addition, the Stockholders' Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of our Board. In order to comply with New York Stock Exchange rules, we will be required to have a majority of independent directors on our Board within one year of our ceasing to be a "controlled company" within the meaning of the New York Stock Exchange rules.

        The Corporation and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the nominees of the other Sponsors to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. Pursuant to the Stockholders' Agreement, in April 2009, MLGPE designated Mr. J. Travis Hain for election to the Board to fill the vacancy created by the departure of Mr. George A. Bitar. On April 6, 2010, Mr. J. Travis Hain resigned and MLGPE designated Mr. Angel L. Morales for election to the Board to fill the vacancy created by the departure of Mr. J. Travis Hain. The Stockholders' Agreement also requires that a director designated by each of the Sponsors has a seat on our Executive and Governance Committee. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information on the Stockholders' Agreement.

Director Nominations

        The Executive and Governance Committee will consider director nominees recommended by stockholders. To recommend a qualified person to serve on the Board, a stockholder should write to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary. The written recommendation must be timely delivered to the Corporate Secretary in accordance with the Corporation's By-laws, which generally means the notice must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The written recommendation must contain the required information set forth in the Corporation's By-laws, which include (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for director elections pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder, and (ii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (a) the name and address of such stockholder and of such beneficial owner, (b) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (d) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

        The Board has delegated certain responsibilities to the Executive and Governance Committee, including recommending to the Board criteria for Board membership and, as requested by the Board, recommending individuals for membership on the Board. The Executive and Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors. However, as described above, the Stockholders' Agreement contains provisions that entitle investment funds associated with or designated by the Sponsors to nominate all of our directors (See "Certain Relationships and Related Party Transactions—Stockholders' Agreement").

Corporate Governance Guidelines

        In order to assist the Executive and Governance Committee with discharging its duties relating to director nominations, the Board has adopted corporate governance guidelines, which contain standards to be followed by the Executive and Governance Committee in determining qualifications for directors. The corporate governance guidelines provide that the Executive and Governance Committee, in making recommendations about board nominees to the Board, will:

  •
  Review candidates' qualifications for membership on the Board (including, when applicable, making a specific determination as to the independence of the candidates) based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or New York Stock Exchange rules for audit committee membership purposes;

  •
  In evaluating current directors for re-nomination to the Board, assess the performance of such directors; and

  •
  Periodically review the composition of the Board in light of the current challenges and needs of the Board and the Corporation, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

        In addition, the corporate governance guidelines contain policies regarding director independence, term limits on non-management directors' service, simultaneous service on other boards and substantial changes relating to a director's affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning.

        Copies of our corporate governance guidelines are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Chairman, Chief Executive Officer and Lead Director Positions

        As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of our Corporation at a given point in time. The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating that such positions be separate. The Board believes that the most effective and efficient leadership structure for our Corporation at the present time is for Mr. Frissora to serve as both Chairman and CEO. This is because the Board believes that Mr. Frissora possesses the requisite experience, skill set and judgment to guide both our Corporation and the Board through the current challenging economic environment and to address and manage the particular opportunities and challenges that face us. In addition, the Board considers the terms of Mr. Frissora's employment agreement that provide he will serve as a member of the Board and as Chairman of the Board. However, in order to help ensure strong corporate governance, our corporate governance guidelines provide that the Board may select a non-management director to serve as a "Lead Director". Mr. Tamke, a non-management director nominated by our Sponsor CD&R, has served as Lead Director of the Corporation and Hertz since July 2006 at the request of the Board. The Lead Director, in consultation with the Chairman and CEO, has responsibility for determining the length and frequency of board meetings and setting the agenda for such meetings. The Lead Director also sets the agenda for, and chairs, the Board's regularly scheduled executive sessions in which management does not participate. The corporate governance guidelines provide that directors will have direct access to our management and employees, as well as to our outside counsel and auditors. Among other things, the Lead Director coordinates meetings or other communication that a director wishes to initiate with management or employees.

Policy on Diversity

        Due to the concentrated holdings of the funds associated with the Sponsors, the provisions of the Stockholders' Agreement and the presence of the Sponsor Nominees on our Board, the Sponsors have significant influence over our policy and affairs. As indicated above, the corporate governance guidelines adopted by the Board specify that the Executive and Governance Committee consider a number of factors when evaluating director nominations, including diversity. The Executive and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding as well as other differentiating characteristics.

Implementation and Assessment of Policies Regarding Director Attributes

        The Executive and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate's ability to make a positive contribution to the Board's overall function in light of the policies set forth in the corporate governance guidelines, including the policy on diversity. The Executive and Governance Committee also takes into account the requirements contained in the Stockholders' Agreement, which, among other things, mandates the appointment of director nominees selected by our Sponsors. The Executive and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world's leading car and equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Executive and Governance Committee in order to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board's ability to effectively govern our Corporation. After conducting the foregoing analysis and considering the requirements set forth in our Stockholders' Agreement, the Executive and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Executive and Governance committee does not take a formulaic approach, but rather considers each prospective nominees' diversity in perspectives, personal and professional experiences and background and ability to carry out the responsibility in exercising business judgment on behalf of stockholders. In 2009, the Executive and Governance Committee determined that the Board was appropriately diverse because its members possessed a wide variety of experience, having held a variety of senior managerial positions in a broad range of industries, including information technology, manufacturing, and investment banking with global operations, including president, CEO and CFO positions and executive positions in risk management, finance and investments. In addition, the Executive and Governance Committee determined that the Board was comprised of members who together possessed personal qualities of intelligence, strong leadership abilities, inter-personal skills, communication skills, inquisitiveness, objectivity, practical wisdom and mature judgment.

Board Independence

        Investment funds associated with or designated by CD&R, Carlyle and MLGPE collectively own over 50% of our outstanding common stock. Because these stockholders are parties to the voting agreement contained in the Stockholders' Agreement, they are considered a "group" and we are therefore considered a "controlled company," within the meaning of NYSE rules. As a result, we rely on exemptions from the requirements of having a majority of independent directors, a fully independent nominating/corporate governance committee, a fully independent compensation committee and other requirements prescribed for such committees by the NYSE. For a description of the Stockholders' Agreement to which these stockholders are a party, see "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

        Our Board has determined that each member of our Audit Committee is "independent" as defined in the federal securities laws and NYSE rules. The standards for determining director independence are specified in Annex A to our corporate governance guidelines. See "Corporate Governance." In view of our status as a controlled company under NYSE rules, our Board has not made a determination of independence with respect to any of our directors not serving on our Audit Committee.

        In considering the independence of Mr. Berquist, our Board took into consideration certain relationships between his employer and us.

        Mr. Berquist is Executive Vice President, Financial Information and Enterprise Risk Management for Marriott International, Inc. Hertz and Marriott are parties to a Global Master Concession and Joint Marketing Agreement which provides, among other things, for (i) Marriott to grant Hertz concessions at certain of its hotels, (ii) Marriott Rewards participants to earn points from Hertz car rentals, (iii) Marriott customers to be given the opportunity to be referred to Hertz to reserve rental cars in connection with telephone or Internet contacts made with Marriott, and (iv) Hertz customers to be given the opportunity to be referred to Marriott to make hotel reservations in connection with Internet contacts made with Hertz. Payments by Hertz to Marriott under this agreement did not exceed 0.1% of Marriott's gross revenues in any of the last three fiscal years. Most of the payments to Marriott are passed through to third party owners of hotels that are managed or franchised by Marriott. Payments by Marriott to Hertz under this agreement were negligible in each of the last three fiscal years. In addition, Marriott is a corporate customer of Hertz's car rental operations. Pursuant to this arrangement, Marriott employees rent cars from Hertz from time to time. Payments by Marriott to Hertz pursuant to this arrangement accounted for less than 0.1% of Marriott's gross revenues for each of the last three fiscal years. Mr. Berquist reported that he does not have, and has never had, responsibility for any commercial relationships between Hertz and Marriott.

Board Meetings

        During the year 2009, our Board held nine meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board held during the period in which he was a director and the total number of meetings held by all Board committees on which he served during the periods that he served.

        We do not have a policy with regard to directors' attendance at annual meetings of security holders. All of our directors attended the 2009 annual meeting of security holders.

Board Committees

        Our Board has three standing committees—Audit, Compensation and Executive and Governance. Their composition and roles are discussed below.

  The Audit Committee

        Our Audit Committee consists of Messrs. Barry H. Beracha (Chair), Carl T. Berquist, Michael J. Durham and Henry C. Wolf. Our Board has designated each of the four members of our Audit Committee "audit committee financial experts" and each has been determined to be "financially literate" under NYSE rules.

        Our Audit Committee held seven meetings in 2009.

        Our Audit Committee has a written charter. Under it, our Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing and monitoring our accounting, financial and external reporting policies and practices; the integrity of our financial statements; the independence, qualifications and performance of our independent registered public accounting firm; the performance of our internal audit function; the management information services and operational policies and practices that affect our internal control; our compliance with legal and regulatory requirements and our standards of business conduct and ethics; our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management; and the preparation of our Audit Committee's report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors.

        The charter for our Audit Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

  The Compensation Committee

        Our Compensation Committee currently consists of Messrs. David H. Wasserman (Chair), Brian A. Bernasek and Robert F. End. From May 27, 2009 to August 12, 2009 Barry H. Beracha also served on our Compensation Committee. Mr. Beracha served as a member of our Compensation Committee during the time that we temporarily lost our "controlled company" status. The public offering of our stock conducted in May and June of 2009 resulted in our Sponsors temporarily owning less than 50% of our stock, which caused us to cease being a "controlled company" pursuant to NYSE rules. As a result, we were required to have at least one independent Board member on our Compensation Committee, which prompted the addition of Mr. Beracha as a member of our Compensation Committee. When the Sponsors regained control of over 50% of our stock, and the Corporation regained its "controlled company" status, Mr. Beracha resigned from the Compensation Committee.

        Our Compensation Committee held five meetings in 2009.

        Our Compensation Committee has a written charter. Under it, our Compensation Committee oversees our compensation and benefit policies generally; evaluates the performance of our Chief Executive Officer as it relates to all elements of compensation, as well as the performance of our senior management group; approves and recommends to our Board all compensation plans for members of our senior management group; approves the short-term compensation of our senior management group (subject, in the case of our Chief Executive Officer, to the approval of our Board); approves and authorizes grants to our senior management group under our incentive plans; prepares reports on executive compensation required for inclusion in our proxy statements; and reviews our management succession plan. The Compensation Committee is permitted to delegate its responsibilities to subcommittees as it deems appropriate.

        The charter for our Compensation Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

  The Executive and Governance Committee

        Our Executive and Governance Committee currently consists of Messrs. George W. Tamke (Chair), Robert F. End, Mark P. Frissora and Gregory S. Ledford. From May 27, 2009 to August 12, 2009, this committee was temporarily reconfigured as a Corporate Governance and Nominating Committee. Carl T. Berquist was an additional member of this committee during this period. The reconfigured Corporate Governance and Nominating Committee did not hold any meetings during its existence. The temporary reconfiguration was made to our Executive and Governance Committee in order to comply with NYSE rules when we temporarily lost our "controlled company" status as a result of a public offering conducted in May and June of 2009, after which our Sponsors owned less than 50% of our stock. At the time we ceased being a "controlled company" pursuant to NYSE rules, we were required to have at least one independent Board member on our Corporate Governance and Nominating Committee, which prompted the formation of the reconfigured Corporate Governance and Nominating Committee with Carl T. Berquist as an additional member. When the Sponsors regained control of over 50% of our stock, and the Corporation regained its "controlled company" status, the Board determined to revert back to the prior committee structure.

        Our Executive and Governance Committee held one meeting in 2009.

        Our Executive and Governance Committee has a written charter. Under it, our Executive and Governance Committee may exercise the full powers and prerogatives of our Board and take any action our Board could take, subject to specified limitations; assists our Board in determining the skills and qualities of individuals recommended for membership on our Board; reviews the composition of our Board and its committees; reviews and evaluates directors for re-nomination and re-appointment to committees; and reviews and assesses the adequacy of our corporate governance guidelines and codes of business ethics and conduct.

        The charter for our Executive and Governance Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Board Compensation

        The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of stockholders. As a result, our Board has approved the Hertz Global Holdings, Inc. Director Compensation Policy (the "Director Compensation Policy"), pursuant to which our directors who were not also our employees each received in 2009 a $150,000 annual retainer fee, of which $60,000 was payable in cash and $90,000 was payable in the form of common stock, having an equivalent fair market value to such dollar amount. On March 4, 2010, upon recommendation of the Compensation Committee, the Board amended the Director Compensation Policy to provide that our directors who are not also our employees will each receive a $170,000 annual retainer fee, of which $70,000 will be payable in cash and $100,000 will be payable in the form of common stock, having an equivalent fair market value to such dollar amount. The equity portion of the annual retainer is currently paid in shares of the Corporation's common stock, however, prior to an amendment to the Director Compensation Policy adopted by our Board in 2009, the equity portion of the annual retainer fee was payable in stock options having a value determined by using a Black-Scholes option valuation model, equal to such dollar amount. Equity grants are granted annually in arrears immediately following the annual stockholders' meeting, and cash fees will be payable quarterly in arrears, although a director may elect to receive, in lieu of cash fees, shares of our common stock having the same fair market value as such fees.

        The Corporation does not pay additional fees for attending Board or committee meetings. The chairperson of our Audit Committee will be paid an additional annual cash fee of $25,000 and each other member of our Audit Committee will be paid an additional annual cash fee of $10,000. The chairperson of our Compensation Committee will be paid an additional annual cash fee of $15,000 and each other member of our Compensation Committee receives an additional annual cash fee of $10,000. We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide Hertz car rentals upon completion of evaluation forms. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

        In May 2009, the Board passed a resolution reducing the Board's annual retainer fee by 20% for the period from May 2009 to May 2010, or such earlier date as the Corporation fully restored the salary reductions of its officers. In the fall of 2009, the Corporation fully restored the salary reductions of its officers and accordingly, the annual retainer fee for the Board of Directors was also restored.

        For services rendered during the year ended December 31, 2009, our non-employee directors received the following:

2009 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(6)	Option Awards(7)	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Barry Beracha	79,000	90,003	—	—	—	—	169,003
Brian Bernasek(3)	64,000	90,003	—	—	—	—	154,003
Carl Berquist(3)	64,000	90,003	—	—	—	—	154,003
George Bitar(4)(5)	23,368	80,052	—	—	—	—	103,420
Michael Durham	64,000	90,003	—	—	—	—	154,003
Robert End(8)	64,000	90,003	—	—	—	—	154,003
J. Travis Hain(4)(5)	29,842	8,761	—	—	—	—	38,603
Gregory Ledford(3)	54,000	90,003	—	—	—	—	144,003
Nathan Sleeper(4)	54,000	90,003	—	—	—	—	144,003
George Tamke(4)	54,000	90,003	—	—	—	—	144,003
David Wasserman(4)	69,000	90,003	—	—	—	—	159,003
Henry Wolf	64,000	90,003	—	—	—	—	154,003

(1)
All compensation is for services rendered as directors, including annual retainer fees and committee and chairperson fees; in certain cases, compensation has been assigned by directors employed by, or affiliated with, one of the Sponsors to an entity associated with the applicable Sponsor. As the chair of the Compensation Committee of the Board of Directors, Mr. Wasserman received additional compensation of $15,000 during 2009; as chair of the Audit Committee of the Board of Directors, Mr. Beracha received additional compensation of $25,000 during 2009; as members of the Compensation Committee, Messrs. Bernasek and End received additional compensation of $10,000 each during 2009; and as members of the Audit Committee, Messrs. Berquist, Durham and Wolf received additional compensation of $10,000 each during 2009.

(2)
Under the terms of the Director Compensation Policy, certain directors elected in advance to receive fees that would otherwise be payable in cash in the form of shares. Certain directors also elected to defer receipt of the cash portion of the fee. Any fee that a director elected to defer was credited to the director's stock account and was deemed to be invested in a number of phantom shares equal to the number of shares of the Corporation's common stock that would otherwise have been delivered.

(3)
Elected to defer receipt of the cash portion of their fees and instead receive phantom shares equal to the number of shares of the Corporation's common stock equal to the deferred fees.

(4)
Elected to receive fees that would otherwise be payable in cash in the form of shares of the Corporation's common stock.

(5)
Mr. Bitar resigned from our Board on April 8, 2009. On April 14, 2009, Mr. Hain was elected to fill the vacancy created by Mr. Bitar's resignation and he resigned from our Board on April 6, 2010. On April 9, 2010, Mr. Morales was elected to fill the vacancy created by Mr. Hain's resignation. As a result, Mr. Morales received no compensation for 2009.

(6)
The value disclosed is the aggregate grant date fair value of 13,314 shares granted to Messrs. Beracha, Bernasek, Berquist, Durham, End, Ledford, Sleeper, Tamke, Wasserman and Wolf, 11,842 shares granted to Mr. Bitar, and 1,296 shares granted to Mr. Hain, in each case computed pursuant to FASB ASC Topic 718 and based on a grant date that is the date of May 27, 2009. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K, as amended, for the fiscal year ended December 31, 2009. There were no stock awards outstanding for any director as of December 31, 2009.

(7)
No options were granted to the non-employee Board members in fiscal 2009. However, unexercised option awards outstanding as of December 31, 2009, for each non-employee Board member or his or her permitted assignee were as follows: 23,350 for Mr. Beracha, 22,585 for Mr. Bernasek, 23,350 for Mr. Berquist, 23,350 for Mr. Bitar, 23,350 for Mr. Durham, 23,350 for Mr. End, 0 for Mr. Hain, 23,350 for Mr. Ledford, 23,350 for Mr. Sleeper, 23,350 for Mr. Tamke, 23,350 for Mr. Wasserman and 23,350 for Mr. Wolf.

(8)
Elected to receive fees payable in February 2009 that would otherwise be payable in cash in the form of shares of the Corporation's common stock. Mr. End elected to receive fees for the remainder of 2009 in the form of cash.

  Director Equity Compensation

        On October 12, 2006, our Board approved the Hertz Global Holdings, Inc. Director Stock Incentive Plan (the "Director Plan"). Our stockholders approved the Director Plan on October 20, 2006. Prior to May 15, 2008, we issued all of our equity compensation to our non-employee directors in accordance with the Director Compensation Policy pursuant to the terms of the Director Plan. On February 28, 2008, our Board adopted the 2008 Omnibus Plan, which was approved by our stockholders at the annual meeting of stockholders held on May 15, 2008. The 2008 Omnibus Plan provides that no further awards will be granted pursuant to the Director Plan. However, awards that were previously granted pursuant to the Director Plan will continue to be subject to and governed by the terms of the Director Plan. The equity compensation that we granted to our non-employee directors on May 27, 2009 was in accordance with the Director Compensation Policy and issued pursuant to the 2008 Omnibus Plan. Any equity compensation that we grant to our non-employee directors in the future will be issued pursuant to the terms of the amended and restated Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, if it is approved by our stockholders.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Plan or the 2008 Omnibus Plan).

        A director will recognize ordinary income upon exercising options granted under the Director Plan or 2008 Omnibus Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and the Corporation will have a corresponding tax deduction at that time.

* * * * *

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        David H. Wasserman (Chair), Brian A. Bernasek and Robert F. End served on our Compensation Committee for the entire year 2009 and Barry Beracha served on our Compensation Committee from May 27, 2009 to August 12, 2009. None of these individuals (a) served as an officer or employee of the Corporation during 2009 or (b) was formerly an officer of the Corporation, with the exception of Mr. Wasserman, who served, prior to 2005, as President of CCMG Holdings, Inc. (the former name of the Corporation). Messrs. Wasserman, Bernasek and End also served as executives of CD&R, Carlyle and Merrill Lynch, respectively. For information regarding relationships among the Corporation and CD&R, Carlyle and Merrill Lynch and related entities, see "Certain Relationships and Related Party Transactions."

        During the year 2009, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following table sets forth information as of March 26, 2010 with respect to the ownership of the common stock of the Corporation by:

  •
  each person known to own beneficially more than 5% of the common stock of the Corporation;

  •
  each of the directors of the Corporation;

  •
  each of the executive officers named in the Summary Compensation Table below; and

  •
  all of the Corporation's executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 26, 2010 we had 411,355,226 shares of our common stock outstanding.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Corporation's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Investment Funds Associated With or Designated By Clayton, Dubilier & Rice, LLC (1)(2)(19)	80,087,749	19.47%
Clayton, Dubilier & Rice Fund VII, L.P.	58,376,994	14.9%
CDR CCMG Co-Investor L.P.	21,314,510	5.18%
CD&R Parallel Fund VII, L.P.	396,245	0.10%
Investment Funds Associated With or Designated By The Carlyle Group(2)(4)(19)	71,287,943	17.33%
Carlyle Partners IV, L.P.	61,076,182	14.85%
CP IV Coinvestment, L.P.	2,466,663	0.60%
CEP II U.S. Investments, L.P.	7,452,823	1.81%
CEP II Participations S.àr.l. SICAR	292,275	0.07%
Investment Funds and Other Entities Associated With or Designated By Merrill Lynch, a subsidiary of Bank of America Corporation ("Bank of America"), and Their Affiliates(3)(6)(7)(8)(19)	58,587,202	14.24%
ML Global Private Equity Fund, L.P.	32,231,319	7.84%
Merrill Lynch Ventures L.P. 2001	3,872,549	0.94%
ML Hertz Co-Investor, L.P.	3,101,137	0.75%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19,452	**%
CMC-Hertz Partners, L.P.(9)(19)	19,362,745	4.71%
Lord, Abbett & Co. LLC(10)	34,027,999	8.27%
Fairholme Capital Management, LLC(11)	59,138,966	14.38%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
FMR LLC and related persons (21)	30,088,299	7.31%
Directors and Executive Officers(16)
George W. Tamke(12)	—	**%
Mark P. Frissora(13)	2,959,199	**%
Nathan K. Sleeper(12)	—	**%
David H. Wasserman(12)	—	**%
Brian A. Bernasek(5)(14)(15)	112,646	**%
Gregory S. Ledford(5)(14)(15)	171,207	**%
Robert F. End(17)	—	**%
J. Travis Hain(17)(18)	—	**%
Angel L. Morales(17)(18)	—	**%
Barry H. Beracha(5)	86,664	**%
Carl T. Berquist(5)(15)	61,741	**%
Michael J. Durham(5)	55,664	**%
Henry C. Wolf(5)	41,664	**%
Michel Taride	789,133	**%
Gerald A. Plescia	743,702	**%
Elyse Douglas	215,746	**%
Jeffrey Zimmerman	150,678	**%
Joseph R. Nothwang(20)	949,460	**%
All directors and executive officers as a group (28 persons)(22)	7,850,390	1.88%

**
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 58,376,994 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 21,314,510 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 396,245 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P. CDR CCMG Co-Investor GP Limited disclaims beneficial ownership of the shares held by each of CDR CCMG Co-Investor L.P. and Clayton, Dubilier & Rice Fund VII, L.P. CD&R Parallel Fund Associates VII, Ltd. disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P. is c/o Maples Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

The immediately preceding information in this footnote is based solely on the Schedule 13D filed with the SEC on June 8, 2009 by funds associated with Clayton, Dubilier & Rice, LLC. In addition, the amount does not include 101,314 shares of common stock and 70,050 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the Corporation's Director Compensation Policy. Messrs. Tamke, Sleeper and Wasserman are the Sponsor Nominees designated by CD&R, pursuant to the terms of the Stockholders' Agreement (the "CD&R Sponsor Nominees").

(2)
Excludes 19,362,745 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, LLC. and with The Carlyle Group disclaim beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 9 below.

(3)
Pursuant to a Form 3 filed by Bank of America with the SEC on January 9, 2009, Bank of America is an indirect beneficial owner of the reported securities. The indirect interest in the reported securities was obtained pursuant to an Agreement and Plan of Merger, dated as of September 15, 2008 whereby a wholly owned subsidiary of Bank of America merged with and into Merrill Lynch. Merrill Lynch is now a wholly owned subsidiary of Bank of America.

(4)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 71,287,943 shares of the common stock of the Corporation, of which Carlyle Partners IV, L.P. holds 61,076,182 shares; CP IV Coinvestment, L.P. holds 2,466,663 shares; CEP II U.S. Investments, L.P. holds 7,452,823 shares; and CEP II Participations S.àr.l. SICAR holds 292,275 shares. Investment discretion and control over the shares of the Corporation held by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. is exercised by TCG Holdings, L.L.C. through its indirect subsidiary, TC Group IV, L.P., which is the sole general partner of each of the Carlyle Funds. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TC Group IV Managing GP, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Managing GP, L.P. is the general partner of CEP II U.S. Investments, L.P. and Carlyle Europe Partners II, L.P., which is in turn the sole shareholder of CEP II Participations S.àr.l. SICAR. CEP II Managing GP Holdings, Ltd. is the sole general partner of CEP II Managing GP, L.P. TC Group Cayman Investment Holdings, L.P. is the sole shareholder of CEP II Managing GP Holdings, Ltd. TCG Holdings Cayman II, L.P. is the sole general partner of TC Group Cayman Investment Holdings, L.P. and DBD Cayman Limited is the sole general partner of TCG Holdings Cayman II, L.P. Accordingly, each of CEP II Managing GP, L.P., CEP II Managing GP Holdings, Ltd., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P. and DBD Cayman Limited may be deemed to be beneficial owners of the shares of the Corporation held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P.

DBD Cayman Limited has investment discretion and dispositive power over the shares of the Corporation's common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. DBD Cayman Limited is controlled by its Class A members, William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein and all action relating to the investment and disposition of the shares of the Corporation's common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. requires their approval. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein may be deemed to share beneficial ownership over the shares shown as beneficially owned by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. Such persons disclaim beneficial ownership of these shares.

The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The address for each of Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and CEP II U.S. Investments, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. The address for CEP II Participations S.àr.l. SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L -1653 Luxembourg, Luxembourg.

The information in this footnote is based solely on the Schedule 13D filed with the SEC on June 8, 2009 by funds associated with The Carlyle Group.

(5)
Includes director stock options which are currently exercisable. Messrs. Beracha, Berquist, Durham, Ledford and Wolf each hold currently exercisable director stock options to purchase 23,350 shares and Mr. Bernasek holds currently exercisable director stock options to purchase 22,585.

(6)
As a result of assignments of certain director compensation by George Bitar, Robert End, J. Travis Hain and Angel Morales (the "Merrill Sponsor Nominees") to entities associated with MLGPE pursuant to the terms of our Director Compensation Policy, certain entities associated with MLGPE hold an aggregate of 46,928 shares of common stock and currently exercisable options to purchase 46,700 shares of common stock. The amount of shares held by ML Global Private Equity Fund, L.P. includes the currently exercisable options to purchase 46,700 shares of common stock.

(7)
Includes 19,362,745 shares of the Corporation's common stock held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 9 below.

(8)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates: (i) 32,231,319 shares of common stock held by ML Global Private Equity Fund, L.P. (including 46,700 currently exercisable director stock options and 46,928 shares of common stock issued to certain entities associated with MLGPE, as assignee of compensation payable to the Merrill Sponsor Nominees under the Corporation's Director Compensation Policy, as described in Note 6 above); (ii) 3,872,549 shares of common stock held by Merrill Lynch Ventures L.P. 2001; (iii) 3,101,137 shares of common stock held by ML Hertz Co-Investor, L.P.; and (iv) 19,452 shares of common stock held by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

As reflected in the Form 4 filed by Bank of America with the SEC on December 30, 2009, excludes the following shares held of record by the following group of investment funds associated with or designated by Bank of America or their affiliates (i) 124,299 shares of common stock held by Merrill Lynch Bank & Trust Co., FSB; (ii) 42 shares of common stock held by First Republic Investment Management, Inc.; 5,000 shares of common stock held by Bank of America, N.A.; (iii) 171,221 shares of common stock held by Banc of America Investment Advisors, Inc.; and (iv) 41,388 shares of common stock held by Columbia Management Advisors, LLC.

  Merrill Lynch & Co., Inc., a Delaware corporation, is a wholly owned subsidiary of Bank of America. Merrill Lynch Group, Inc., a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is Merrill Lynch GP Inc., a Delaware corporation and wholly owned subsidiary of Merrill Lynch Group, Inc. ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is MLGPE Ltd., a Cayman Islands company and a wholly owned subsidiary of ML Global Private Equity Partners, L.P. Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, is a private investment fund, whose general partner is Merrill Lynch Ventures, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merrill Lynch Group, Inc. Merrill Lynch Ventures L.P. 2001's decisions regarding the voting or disposition of shares of its portfolio investments (including its investment in the Corporation) are made by the management and investment committee of the board of directors of Merrill Lynch Ventures, LLC. ML Hertz Co-Investor, L.P. is a Delaware limited partnership, whose general partner is ML Hertz Co-Investor GP, L.L.C., a Delaware limited liability company, whose sole managing member is ML Global Private Equity Fund, L.P. Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. Bank of America, a Delaware corporation, is the ultimate parent company of each of the foregoing.

  Merrill Lynch GP Inc., as the sole general partner of ML Global Private Equity Partners, L.P., may be deemed to beneficially own shares of the Corporation's common stock indirectly owned by ML Global Private Equity Partners, L.P. Merrill Lynch GP Inc. disclaims beneficial ownership of such shares. ML Global Private Equity Partners, L.P. may be deemed to beneficially own shares of the Corporation's common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. ML Global Private Equity Partners, L.P. disclaims beneficial ownership of such shares. MLGPE Ltd., as the sole general partner of ML Global Private Equity Fund, L.P., may be deemed to beneficially own the shares of the Corporation's common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. MLGPE Ltd. disclaims beneficial ownership of such shares. The investment committee of ML Global Private Equity Partners, L.P. has decision-making power over the voting and disposition of shares of portfolio investments of ML Global Private Equity Fund, L.P., including ML Global Private Equity Fund, L.P.'s investment in the Corporation. However, the consent of Merrill Lynch GP Inc. is expressly required in connection with any such vote or disposition. Because of its relationship with ML Hertz Co-Investor GP, L.L.C., ML Global Private Equity Fund, L.P. may be deemed to beneficially own the 3,101,137 shares of the Corporation directly owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. disclaims beneficial ownership of such shares. Merrill Lynch Ventures, LLC, as the sole general partner of Merrill Lynch Ventures L.P. 2001, may be deemed to beneficially own the shares of the Corporation's common stock directly owned by Merrill Lynch Ventures L.P. 2001. Merrill Lynch Ventures, LLC disclaims beneficial ownership of such shares. ML Hertz Co-Investor GP, L.L.C.'s sole managing member is ML Global Private Equity Fund, L.P. It is also the sole general partner of ML Hertz Co-Investor, L.P. and as such may be deemed to beneficially own the shares of the Corporation's common stock directly owned by ML Hertz Co-Investor, L.P. ML Hertz Co-Investor GP, L.L.C. disclaims beneficial ownership of such shares.

  Bank of America, as the ultimate parent company of each of the entities listed in the immediately preceding paragraph, may be deemed to beneficially own the shares of the Corporation's common stock listed in the table. Bank of America disclaims beneficial ownership of such shares. Merrill Lynch & Co., Inc., Merrill Lynch Ventures L.P. 2001, Merrill Lynch Group, Inc., ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated each disclaim beneficial ownership of the shares of the Corporation held by the other entities affiliated with Bank of America described in this footnote.

  The address of ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, 250 Vesey Street, New York, NY 10080.

  The information in this footnote is based solely on the Schedule 13D filed with the SEC on June 26, 2009 by Bank of America and funds associated with Bank of America and the Form 4 filed by Bank of America with the SEC on December 30, 2009.

(9)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose members are Carlyle-Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until December 21, 2013. ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz Partners, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities discussed in Note 8 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(10)
A report on Schedule 13G/A, dated February 12, 2010, disclosed that Lord, Abbett & Co. LLC, an investment adviser, was the beneficial owner of 34,027,999 shares of the common stock of the Corporation as of December 31, 2009. Lord, Abbett & Co. LLC has reported that it has (i) sole power to vote or direct the vote of 30,277,371 shares of common stock of the Corporation and (ii) sole power to dispose or direct the disposition of 33,905,277 shares of common stock of the Corporation. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey, 07302. All information regarding Lord, Abbett & Co. LLC is based on that entity's report on Schedule 13G/A, dated February 12, 2010.

(11)
A report on Schedule 13G/A, dated February 16, 2010, disclosed that Bruce R. Berkowitz, as the managing member of Fairholme Capital Management, LLC, an investment company, and as president of Fairholme Funds, Inc., was the beneficial owner of 59,138,966 shares of common stock of the Corporation as of December 31, 2009. Mr. Berkowitz reported that he has (i) sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 290,314 shares of common stock of the Corporation, (ii) shared power with; (x) Fairholme Capital Management, LLC to vote or direct the vote of 52,778,100 and (y) Fairholme Funds, Inc. to vote or direct the vote of 49,493,500, shares of common stock of the Corporation and (iii) shared power with; (x) Fairholme Capital Management, LLC to dispose or direct the disposition of 58,848,652 and (y) Fairholme Funds Inc. to dispose or direct the disposition of 49,493,500, shares of common stock of the Corporation. The address of Fairholme Capital Management, LLC, Bruce Berkowitz and Fairholme Funds, Inc. is 4400 Biscayne Boulevard, 9th floor, Miami, FL 33137. All the information regarding Fairholme Capital Management, LLC is based on that entity's report on Schedule 13G/A, dated February 16, 2010.

(12)
Does not include 80,087,749 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC, or 70,050 currently exercisable stock options and 101,314 shares of common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to the CD&R Sponsor Nominees under the Corporation's Director Compensation Policy. The CD&R Sponsor Nominees are directors of the Corporation and Hertz and executives of CD&R. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by CD&R and of the stock options and shares held by entities associated with CD&R.

(13)
Includes 785 shares held by Mr. Frissora's daughter and shares and equity awards held by the Mark Frissora Revocable Trust and the Jennifer Frissora Revocable Trust.

(14)
Does not include 71,287,943 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Bernasek and Ledford are directors of the Corporation and Hertz and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(15)
Includes 21,747, 22,077 and 18,887 phantom shares issued to Messrs. Bernasek, Berquist and Ledford, respectively, under the Corporation's Director Compensation Policy.

(16)
Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright; and any shares that were purchased pursuant to the Corporation's employee stock purchase plan.

(17)
Does not include (i) 58,587,202 shares of common stock held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. (including 46,700 currently exercisable director stock options and 46,928 shares of common stock issued to certain entities associated with MLGPE, as assignees of compensation payable to the Merrill Sponsor Nominees under the Corporation's Director Compensation Policy, as described in Note 6 above), or over which such funds exercise voting control. The Merrill Sponsor Nominees are or have been directors of the Corporation and Hertz and are or were affiliated with the global private equity division of BAML Capital Partners. They disclaim beneficial ownership of the shares held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. See Notes 8 and 9 above.

(18)
On April 14, 2009, Mr. Hain was elected to the Board. Mr. Hain resigned from the Board on April 6, 2010 and Mr. Morales was elected to the Board on April 9, 2010 to fill the vacancy created by Mr. Hain's resignation.

(19)
The Corporation is a party to the Stockholders' Agreement, among it, the Sponsors and CMC-Hertz Partners, L.P. Among other things, the Corporation and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the Board nominees that the other Sponsors have chosen to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. (See "Certain Relationships and Related Party Transactions—Stockholders' Agreement").

(20)
Mr. Nothwang retired on December 12, 2009. The information in this table is based on our internal information as of December 12, 2009.

(21)
A report on Schedule 13G/A, dated February 16, 2010, disclosed that Edward C. Johnson 3d and FMR LLC were the beneficial owners of 30,088,299 shares of common stock of the Corporation as of December 31, 2009. Edward C. Johnson 3d and FMR LLC reported that (i) FMR LLC has sole power to vote or direct the vote of 1,072,598 shares of common stock of the Corporation, and (ii) Edward C. Johnson 3d and FMR LLC have the sole power to dispose or direct the disposition of 30,088,299 shares of common stock of the Corporation. The address of Edward C. Johnson 3d and FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. All the information regarding FMR LLC and Edward C. Johnson 3d is based on the report on Schedule 13G/A filed on February 16, 2010.

(22)
Does not include Mr. Morales, who was elected to the Board on April 9, 2010.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of reports filed by the Corporation's directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Corporation's reporting persons during 2009 were filed on time, except that:

  •
  Carl Berquist, Brian Bernasek and Gregory Ledford received a grant of phantom stock on May 21, 2009 which was not reported on a Form 4 until May 28, 2009 due to an administrative error at the Corporation.

  •
  The Corporation was informed during the second quarter of 2007 that Merrill Lynch engaged in principal trading in the Corporation's common stock between November 17, 2006 and April 19, 2007. Merrill Lynch and certain of its affiliates have engaged in additional principal trading activity since that time, including during 2009. Merrill Lynch did not timely file Forms 4 with respect to some of these transactions during 2009, but, we believe all were subsequently reported on Forms 4.

EQUITY COMPENSATION PLANS

        The following table summarizes the securities authorized for issuance pursuant to our equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	21,087,063	(1)	$9.38	10,949,369	(1)
Equity compensation plans not approved by securityholders	—		N/A	—

Total	21,087,063	(1)	$9.38	10,949,369	(1)

(1)
The number of securities in column (a) and the number of securities in column (c) have been revised from, and replace, that reported in Part II, Item 5 of our Form 10-K, as amended, for the fiscal year ended December 31, 2009 to include in column (a) grants of performance stock units and restricted stock units and to include in column (c) securities remaining available for issuance under our employee stock purchase plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Currently, the Corporation has not adopted formal polices and procedures specifically designed to address the review and approval of transactions with related parties. However, the Board has adopted the Directors' Code of Business Conduct and Ethics (the "Code of Conduct") and the Corporation has adopted written Standards of Business Conduct (the "Standards"), which require all employees, officers and directors to avoid conflicts of interests.

        The Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Code of Conduct, a conflict of interest may arise when a Board member's private interest interferes in any way—or even appears to interfere—with the interests of the Corporation as a whole. The Code of Conduct specifies that a conflict of interest may include, among other things, the following:

  •
  when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Corporation objectively and effectively;

  •
  where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Corporation as a supplier, contractor, purchaser or distributor of the Corporation's products or services, or is a competitor; and

  •
  where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Corporation or is a competitor.

        Pursuant to the Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chairman of the Executive and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chairman of the Executive and Governance Committee or the Board.

        The Standards are applicable to all employees of the Corporation and its subsidiaries, including directors who are employees of the Corporation and its subsidiaries. The Standards generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Corporation.

        The following is a description of certain relationships and transactions that we have entered into with our directors, major stockholders and certain other related persons since the beginning of 2009, as well as certain other transactions.

Stockholders' Agreement

        The Corporation is a party to the Stockholders' Agreement, among it and investment funds associated with or designated by the Sponsors. The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of the Corporation's directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE (collectively, the "Sponsor Nominees") and up to six independent directors (subject to unanimous consent of the Sponsor Nominees, for so long as the Corporation remains a "controlled company" within the meaning of the New York Stock Exchange rules), subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in the Corporation. In addition, upon the Corporation ceasing to be a "controlled company" within the meaning of the New York Stock Exchange rules, if necessary to comply with the New York Stock Exchange rules, the director nominees of the Sponsors shall be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with MLGPE, and additional independent directors will be elected by our Board to fill the resulting director vacancies. The Stockholders' Agreement also provides that the Corporation's Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees. In addition, the Stockholders' Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Corporation's Board. In order to comply with New York Stock Exchange rules, the Corporation will be required to have a majority of independent directors on our Board within one year of our ceasing to be a "controlled company" within the meaning of the New York Stock Exchange rules.

        The Stockholders' Agreement also grants to the investment funds associated with CD&R or to the majority of the Sponsor Nominees the right to remove the Corporation's Chief Executive Officer. Any replacement Chief Executive Officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. It also contains restrictions on the transfer of our common stock, and provides for tag-along and drag-along rights, in certain circumstances. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in the Corporation.

        In addition, the Stockholders' Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and our affiliates, subject to several exceptions, to own, manage, operate or control any of our "competitors" (as defined in the Stockholders' Agreement). The Stockholders' Agreement may be amended from time to time in the future to eliminate or modify these restrictions without the Corporation's consent.

Registration Rights Agreement

        The Corporation is also party to a registration rights agreement (the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right to cause the Corporation, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if the Corporation is eligible to use Form S-3. The secondary offering of the Corporation's common stock in June 2007 was effected pursuant to this Registration Rights Agreement. In the event the Corporation registers any of its common stock, these investment funds also have the right to require the Corporation to use its best efforts to include shares of common stock of the Corporation held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for the Corporation to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Indemnification Agreements

        The Corporation, along with Hertz, is a party to customary indemnification agreements with the Sponsors and stockholders of the Corporation that are affiliated with the Sponsors, pursuant to which the Corporation and Hertz will indemnify the Sponsors, our stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        The Corporation is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Corporation's By-Laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

        In May and June 2009, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is an affiliate of one of the Sponsors, served as an underwriter in the public offering of our common stock and in the public offering of our convertible debt. Merrill Lynch, Pierce, Fenner & Smith Incorporated earned approximately $5.75 million in underwriting discounts and commissions for sales it completed in these offerings. Merrill Lynch or its affiliates (which are stockholders of Hertz Holdings) are lenders under certain of our facilities; acted as initial purchasers with respect to the offerings of certain of our ABS notes; and acted as structuring advisors and agents under our ABS Program.

        On July 7, 2009, Clayton, Dubilier & Rice Fund VII, L.P. and CD&R Parallel Fund VII, L.P. (investment funds associated with CD&R) and Carlyle Partners IV, L.P., and CP IV Coinvestment, L.P. (investment funds associated with Carlyle), purchased an aggregate of 32,101,182 shares of our common stock at a price of $6.23 per share (the same price per share paid to us by the underwriters in the public offering of our common stock conducted in May and June 2009) in a private offering with proceeds to us of approximately $200.0 million. Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Carlyle Partners IV, L.P., and CP IV Coinvestment, L.P. either beneficially own 5% of our stock or are members of groups that beneficially own 5% of our stock.

Other Relationships

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is an affiliate of one of the Sponsors, acts as the administrator of the Hertz Global Holdings, Inc. Stock Incentive Plan, which is described below. Merrill Lynch, Pierce, Fenner & Smith Incorporated received approximately $22,000 from us for serving as the administrator for fiscal 2009.

        Merrill Lynch, an affiliate of one of the Sponsors, and certain of its affiliates engage in principal trading activity in our stock from time to time. To date, Merrill Lynch has paid to us approximately $4.9 million for its "short-swing" profit liability resulting from its principal trading activity that is subject to recovery by us under Section 16 of the Securities Exchange Act of 1934, as amended. In the event that Merrill Lynch or its affiliates (including private investment funds managed by certain private equity-arm affiliates of Merrill Lynch) sell additional shares of our common stock in the future, this amount may change. In addition, because Merrill Lynch may be deemed to be an affiliate of Hertz Holdings and there was no registration statement in effect with respect to its sale of shares during this period, certain of these sales may have been made in violation of Section 5 of the Securities Act of 1933, as amended.

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our Board any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our directors would be less favorable to us than those to which we would agree absent such affiliation. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see "Corporate Governance and General Information Concerning the Board of Directors and its Committees—Board Independence."

        At the time that Jeffrey Zimmerman, our General Counsel and Secretary, joined the Corporation in December 2007, we agreed that we would provide him with certain relocation benefits to assist him in completing his relocation to the Park Ridge, New Jersey area. Accordingly, in February 2010, consistent with the Corporation's relocation policy, we purchased his residence in the Chicago, Illinois area through a transaction with a third party relocation provider for a total of $830,000 which was the average of two independent appraisals. The third party provider will sell the home on our behalf, and we will receive the proceeds from that sale, with any gain or loss on resale becoming our responsibility. We also paid Mr. Zimmerman approximately $150,000, either directly or to third party service providers, for (a) his out-of-pocket expenses (e.g., transfer taxes, maintenance, utilities, insurance, etc.) and associated fees related to the purchase and resale of the home, (b) movement of household goods, and (c) certain of his housing expenses he incurred during his transition from Illinois to New Jersey.

 EXECUTIVE COMPENSATION

Named Executive Officers

        We refer to the following individuals as our "named executive officers":

  •
  Mark P. Frissora, who is our Chief Executive Officer ("CEO") and the Chairman of our Board of Directors

  •
  Elyse Douglas, who is our Chief Financial Officer ("CFO") and one of our Executive Vice Presidents

  •
  Michel Taride, who is our President, Hertz Europe Limited and one of our Executive Vice Presidents

  •
  Gerald Plescia, who is our President, Hertz Equipment Rental Corporation and one of our Executive Vice Presidents

  •
  J. Jeffrey Zimmerman, who is our General Counsel, Secretary and one of our Senior Vice Presidents

  •
  Joseph R. Nothwang, who was our President, Vehicle Rental and Leasing, The Americas and Pacific and one of our Executive Vice Presidents until his retirement on December 12, 2009

        The named executive officers are our CEO and CFO, our three other most highly compensated executive officers, as compensation is determined under the SEC's rules as of December 31, 2009 and an additional individual who would have been among our most highly compensated executive officers if he had been employed on December 31, 2009.

Compensation Discussion and Analysis

Executive Summary

        This compensation discussion and analysis provides information regarding our compensation programs for our named executive officers. We discuss the philosophy of our compensation programs, including how we determine the elements of compensation for our named executive officers, and why we have selected those elements in our compensation programs.

        We believe that a skilled and motivated team of senior executives is essential to building lasting stockholder value. As a market leader in the car and equipment rental industries, we also understand that our senior executives are highly sought after. Therefore, we have structured our compensation programs to provide our named executive officers and other senior executives with levels of compensation that we believe are necessary to retain their services and to avoid the disruption and expense associated with unintended executive departures. Our short- and long-term incentive programs are also intended to reward our executives for performance measured against established goals that are important to us and to align our executives' interests with those of our stockholders, in each case with the ultimate objective of creating lasting stockholder value.

        In the first half of 2009, we continued to face a decrease in business travel demand and equipment rental volume resulting primarily from the global recession. To mitigate the effects of the global recession, we implemented cost reduction, cash management and incremental revenue-generating initiatives. Specifically, in the first quarter of 2009, in order to preserve cash and help our Corporation comply with the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities, and in recognition of the effects of the worldwide economic downturn on our business, we suspended our Executive Incentive Compensation Program ("EICP"), a performance based annual cash incentive program for executive officers, and suspended our 401(k) matching program. Our senior management believes they should show leadership in responding to market conditions and accordingly,

Mr. Frissora asked the Compensation Committee to reduce his salary by 20% and the salaries of the named executive officers reporting to the CEO by 15%. Effective February 2009, the Compensation Committee approved his requests. Throughout the year, management continued to monitor our financial performance and the general economic environment. As a result of the overall improvement in our worldwide car rental business, the improving macro economic outlook, and improvement in our ability to comply with the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities, in September 2009 we restored the base salaries of our named executive officers, including Mr. Frissora, for the remainder of the year and reinstated the EICP, effective for the second half of 2009. These actions had the effect of decreasing the overall compensation paid to our named executive officers in 2009. In addition, due to the relative volatility in the beginning of 2009 of the markets in which we operate, the Compensation Committee determined that annual targets for our EICP could not be set with the level of accuracy necessary to appropriately incentivize management. Therefore, in order to help mitigate the effects of unpredictable markets, the Compensation Committee set quarterly, as opposed to annual, goals for the 2009 EICP awards.

Role of the Compensation Committee

        Our Compensation Committee has overall responsibility for the compensation of our named executive officers. The charter for our Compensation Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of the our website, www.hertz.com.

        The Compensation Committee reviews and establishes the compensation structure for our senior management. To assist it in doing so, the Compensation Committee has the authority to retain outside advisors (including compensation consultants), as the Compensation Committee deems appropriate. Since July 2008, the Compensation Committee has engaged Semler Brossy Consulting Group, LLC ("Semler Brossy") as its compensation consultant to provide advice and information at the Compensation Committee's request. The Compensation Committee reviews our compensation programs in light of the consultant's recommendations and adjusts compensation as it sees fit. However, the decisions made by the Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by Semler Brossy.

        In determining the appropriate levels of our compensation programs, our CEO provides input to the Compensation Committee on topics that he believes are important, such as the appropriate levels of base salary for named executive officers (other than himself), performance criteria, numerical performance goals and appropriate target performance levels. As part of this process, our CEO obtains data from and has discussions with our chief human resources officer. As described in more detail below, our CEO conducts performance reviews with respect to the other executive officers of the Corporation, the results of which may affect our executive officers' base salaries and annual bonus levels. In addition, the Compensation Committee regularly confers with the Lead Director when making compensation decisions. See "Corporate Governance and General Information Concerning the Board and Its Committees—Corporate Governance—Chairman, Chief Executive Officer and Lead Director Positions". Our Compensation Committee may give weight to our CEO's and Lead Director's input in its discretion, but in all cases, the final determinations with respect to our compensation programs lie with the Compensation Committee or, in the case of our CEO, with our Board of Directors.

Elements of our Compensation Programs

        Our compensation programs consist primarily of (1) base salary, (2) annual performance-based incentive compensation, (3) long-term equity incentive compensation and (4) retirement benefits. We also provide our executives with limited perquisites, and we maintain severance arrangements that would provide our executives with additional compensation in the event of certain qualifying terminations of employment. In order to support our pay-for-performance philosophy, a portion of our executive officers' compensation is delivered in the form of performance-dependent, short- and long-term incentive programs. Actual pay varies based on the level of achievement of individual performance objectives, as well as our overall performance.

        When determining the appropriate levels of our compensation programs, we compare the compensation for our senior executives to the compensation of comparable positions at a group of companies (the "Survey Group") identified by Towers Perrin, a consulting company that sometimes provides compensation information and advice to management. Because the number of our direct competitors in the global market is limited, we do not limit the Survey Group to only direct competitors in our industry, but also include companies of similar revenue size. Specifically, the companies in the Survey Group for 2009 had annual revenues of $5 to $15 billion. We include a relatively large amount of companies in the Survey Group, in part because we believe that the compensation data is more stable. For example, when the comparison group used by the Compensation Committee is larger, incumbent turnover has less of an effect on year-to-year results. The data from the Survey Group is also size-adjusted using regression analysis to account for the differences in revenue size. In addition, we also review market data on competitive pay practices and trends. When making compensation decisions for our executives, our management and our Compensation Committee consider this market data, as well as industry factors, general business developments and corporate and individual performance. The following are the companies that comprise our Survey Group against which certain elements of our compensation programs, as more specifically described below, were benchmarked in 2009:

Advanced Micro Devices	Mattel, Inc.
Agilent Technologies	McDermott International Inc.
Air Products and Chemicals Inc.	McGraw-Hill Companies Inc.
Amazon.com	MeadWestvaco Corp.
Ameren	Medtronic Inc.
American Electric Power	Micron Technology
Amgen	Molson Coors Brewing
A&P	Monsanto Co.
Applied Materials	Mosaic Company (The)
Ashland	Navistar International
Automatic Data Processing Inc.	Nordstrom Inc.
Avis Budget Group, Inc.	Norfolk Southern Corp.
Avon Products Inc.	Nortel Networks Corp.
Ball Corp.	Northeast Utilities
Baxter International	Northwest Airlines
BD	NRG Energy
Blockbuster	Oshkosh Truck
Boston Scientific	Owens-Illinois Inc.
Calpine Corp.	Pacific Gas & Electric
Cameron International	Parker-Hannifin Corp.
Campbell Soup Co.	Pepco Holdings
Celestica	Pitney Bowes Inc.
CenterPoint Energy	PPG Industries Inc.
Centex	PPL Corp.
Charter Communications	Praxair Inc.
CMS Energy	Progress Energy
Colgate-Palmolive	Public Service Enterprise Group
ConAgra Foods Inc.	Pulte Homes Inc.
Consolidated Edison	QUALCOMM

Corning	Quest Diagnostics
Covidien	Qwest Communications
CSX Corp.	Reed Elsevier
Dana Holding Corp.	Reliant Energy
Dean Foods Co.	Reynolds American
Devon Energy	Rockwell Automation
Duke Energy	Rohm & Haas
Eastman Chemical Co.	R.R. Donnelley & Sons Co.
Eastman Kodak Co.	Ryder System Inc.
Eaton	SAIC Inc.
eBay Inc.	Sara Lee Corp.
Ecolab Inc.	Schering-Plough
Edison International	Seagate Technology
Embarq Corp.	Sempra Energy
EMC Corp.	Sherwin-Williams Co. (The)
EMCOR Group Inc.	Smurfit-Stone Container Corp.
Entergy	Starbucks Corp.
FirstEnergy Corp.	Starwood Hotels & Resorts Worldwide, Inc.
Fortune Brands Inc.	Sun Microsystems
Genentech	Tenet Healthcare Corp.
General Mills	Terex Corp.
Goodrich Corp.	Textron Inc.
Harley-Davidson, Inc.	Textron
Health Net	Timken
Henry Schein	Tyco Electronics
Heinz (HJ) Co.	Unisys
Hormel Food Corp.	USG
IAC/InterActive	Viacom Inc.
Integrys Energy Group	Visteon Corp.
ITT Corp.	Waste Management
Jacobs Engineering Group Inc.	Western Digital
KBR Inc.	Whole Foods Market Inc.
Kellogg Co.	Williams Companies
Limited Inc.	Wm. Wrigley Jr.
Longs Drug Stores	Xcel Energy
L-3 Communications	Yahoo!
Marriott International Inc.	YUM! Brands Inc.
Masco Corp.

        To a lesser extent, the Compensation Committee considered compensation paid to our named executive officers against the compensation of comparable positions at a smaller group of companies comprising a cross section of general industry companies of comparable size identified by management, the Compensation Committee and Frederic W. Cook & Co., Inc., the Compensation Committee's former compensation consultant. Although the Compensation Committee reviewed this data, it relied less on data from this group because considerable changes in the incumbents among the named executive officers in this group disproportionately affected the executive compensation data, skewing it from normal levels. For 2009, the following (the "Smaller Group") are the companies whose compensation data was considered in the manner more specifically described below:

Autozone	Darden Restaurants	Penske Automotive Group
Avis Budget Group	Harley Davidson	Royal Caribbean
Carmax	Marriott International	Ryder System
Carnival	Norfolk Southern	Starbucks
Cintas	Office Depot	Starwood
CSX	OfficeMax	United Rentals

        We typically review the base salaries and annual bonus levels of our named executive officers and other senior executives every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Base Salary

        Base salaries are designed to attract and retain executive officers needed to run our business. Salaries are the basis for other performance-driven programs and retirement programs as discussed below. For the named executive officers, the Compensation Committee awards base salary increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive market compensation. We generally try to set base compensation for each of our senior executive officers between the 50th and 75th percentiles of the base compensation paid for comparable positions at what our Compensation Committee then determined constituted our peer group of companies, however, we take into account other factors such as an individual's prior experience, total mix of job responsibilities and performance when setting base salary levels for our senior executive officers. Accordingly, some of our officers' base salaries may exceed the 75th percentile for comparable positions at our peer group of companies, while for others it may be below the 50th percentile.

        Our Compensation Committee makes these base salary determinations in close consultation with our Lead Director and our CEO (except as to his own compensation). We also review base salaries upon promotion or other changes in job responsibility.

        In 2009, while the Compensation Committee reviewed competitive base salary information for the Survey Group and Smaller Group companies as an independent measure of reasonableness, the Committee did not benchmark base salaries and instead deferred to Mr. Frissora's recommendations when making 2009 base salary decisions for the named executive officers. More specifically, as a result of the deterioration in market conditions, in the first quarter of 2009, Mr. Frissora requested that the Compensation Committee not award him and the other named executive officers a merit increase for 2009, and instead reduce Mr. Frissora's and the named executive officers' base salaries by 20% and 15%, respectively. The Compensation Committee accepted Mr. Frissora's request. As a result of our improved performance, we restored the named executive officers' compensation effective as of September 1, 2009, with no subsequent increase in the salaries.

        The chart below shows the actual base salary paid to each named executive officer in 2009 after taking into account the temporary reduction in base salaries for our named executive officers from

February to September 2009, as compared to the base salary paid to each named executive officer in 2008:

Name	Base Salary Paid in 2008	Base Salary Paid in 2009
Mr. Frissora	$1,094,712	$975,769
Ms. Douglas	$512,308	$474,692
Mr. Taride(1)	$568,342	$443,367
Mr. Plescia	$503,077	$454,193
Mr. Zimmerman	$400,000	$372,308
Mr. Nothwang	$661,731	$571,077

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.8576 for 2008 and 1.559041 for 2009.

Annual Incentives

  EICP in General

        Our named executive officers' compensation includes an annual cash incentive, or EICP award. EICP awards are designed to reward the named executive officers for overall corporate performance, business unit performance, and individual performance. EICP awards are intended to align our executives' interests with those of our stockholders and reinforce our key strategic initiatives, while at the same time take into account individual performance. EICP awards for the 2009 performance year were made to the named executive officers as detailed in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," below.

  How We Determined the 2009 EICP Awards

        In January 2009 our Compensation Committee, with the input of our CEO, Senior Vice President of Human Resources, CFO, Vice President of Global Compensation and Benefits, Semler Brossy and our other senior officers, approved the performance criteria to be used to determine annual bonuses for our named executive officers under our EICP for 2009, the relative weighting of those criteria and the variances for the threshold and high performance from the targets applicable to the corporate and business unit performance goals. In addition, for 2009, the Compensation Committee established a Target Award (explained under "Target Awards" below) for each named executive officer, which is a percentage of the named executive officer's base salary.

        EICP payments are determined based upon our overall corporate performance, business unit performance and individual performance. With respect to overall corporate performance, the Compensation Committee approved performance measurement criteria and formulas, which result in a "Corporate Performance Modifier" which is the same for each named executive officer. With respect to business unit performance, the Compensation Committee also approved business unit goals and objectives for the Hertz Rent-A-Car North America, Hertz Rent-A-Car Europe and Hertz Equipment Rental business units, which inform the Compensation Committee's determination of a "Business Unit Performance Modifier". The Business Unit Performance Modifier was based on strategic goals designed to reward growth, cash/capital management and customer satisfaction in the regions and markets in which we compete. The Compensation Committee used its discretion in approving the Business Unit Performance Modifier for each business unit. In addition, with respect to individual performance, the Compensation Committee approved an individual component for the 2009 EICP awards that allowed the Lead Director for the CEO and the CEO for the other named executive officers, to implement and approve an "Individual Performance Modifier" that adjusted the EICP awards based upon the individual performance of each of our named executive officers. The Compensation Committee used its discretion in approving the Individual Performance Modifier for each of our named executive officers, placing primary emphasis on our CEO's individual review of each of the named executive officers and the Board's review of our CEO. Additional details with respect to the preceding are set forth below under the "Hertz's Corporate Performance Modifier for 2009", "Business Unit Performance Modifier for 2009" and "Individual Performance Modifier for 2009" headings.

        At the beginning of 2010, the Compensation Committee approved the award payments for the named executive officers (other than the CEO), and recommended to the Board for approval the award payment for the CEO. To arrive at a payout number, the Target Award was multiplied by a formula based on corporate performance, business unit performance (for individuals reporting to a particular business unit and the weighted average aggregate business unit performance for our CEO, CFO and General Counsel), and individual performance goals. The formula is illustrated below:

        All payments under the EICP with respect to 2009 performance are subject to exceeding the consolidated debt to EBITDA leverage ratio set by the Compensation Committee on a quarterly basis. For the first three quarters of 2009, the Compensation Committee determined that the appropriate criteria was for Hertz to exceed the debt ratio requirements in Hertz's senior credit facilities. For the fourth quarter of 2009, the Compensation Committee determined that the appropriate criteria was for Hertz to exceed the debt ratio requirements in Hertz's senior credit facilities, as modified to require an additional $50 million in EBITDA above the debt ratio requirements. If the quarterly debt ratio targets had not been satisfied, no EICP bonuses would have been paid with respect to the quarter in which the ratio was exceeded and any prior quarter. The debt ratio targets set by our Compensation Committee were satisfied for each quarter in 2009.

  Target Awards for 2009

        The Target Award for 2009 was a percentage of the named executive officer's base salary as of December 31, 2009. In general, the Compensation Committee attempts to set the aggregate total annual cash compensation (that is, Target Award and base salary) for all the executives between the 50th and 75th percentiles of annual cash compensation paid for comparable positions at the companies in the Survey Group. Pursuant to his employment agreement, the Target Award for Mr. Frissora, our Chief Executive Officer, must be at least 100% of his base salary. However, the Compensation Committee also takes into account the experience and historical performance of each particular executive when determining Target Awards.

        The 2009 target annual award as percentage of base salary and the named executive officers' base salary as of December 31, 2009 were as follows:

Named Executive Officer	Target Award as a % of Base Salary	Base Salary as of December 31, 2009
Mr. Frissora	130%	$1,075,000
Ms. Douglas	75%	$510,000
Mr. Taride	75%	$476,443	(1)
Mr. Plescia	75%	$490,000
Mr. Zimmerman	65%	$400,000
Mr. Nothwang	75%	$640,000

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of $1.559041.

  Hertz's Corporate Performance Modifier for 2009

        The Compensation Committee each year chooses the financial performance targets against which our performance will be measured. The Compensation Committee chose adjusted pre-tax income (referred to as "API") and total net cash flow as the financial performance criteria for 2009. API is an adjusted pre-tax income statistic equal to our income before purchase accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash "mark-to-market" income and expense. Total net cash flow is calculated as the change in the cash and equivalents, restricted cash and debt balances, adjusted for the effects of foreign currency. API and total net cash flow are operating statistics determined by reference to our financial statements, but are not calculated in accordance with GAAP. Although not in accordance with GAAP, the Compensation Committee used API as a metric because it allows management to assess operational performance of our business, exclusive of the items mentioned above that are not reflective of our operating performance. The Compensation Committee used total net cash flow because it represents funds available to grow our fleet and/or reduce our debt. The Compensation Committee determined that API would be assigned a 60% weight and that total net cash flow would be assigned a 40% weight.

        The Compensation Committee determined that given the recent volatility in the economy, yearly performance targets based upon API and total net cash flow are difficult to establish accurately, and consequently would not appropriately incentivize management. Therefore, in order to provide us with flexibility to create effective incentives for our executives for the entirety of 2009, and to prevent wide fluctuations in EICP payments due to small variations in API and total net cash flow, the Compensation Committee established quarterly API and total net cash flow performance metrics in 2009. Given the seasonality of our businesses, the first quarter of 2009 constituted 15% of the total Corporate Performance Modifier, the second and fourth quarters each constituted 25% of the total Corporate Performance Modifier and the third quarter constituted 35% of the total Corporate Performance Modifier.

        With respect to quarterly API and total net cash flow, a threshold, target and high payout target were determined by the Compensation Committee each quarter based upon our business plan that reflects our targeted operating results for the upcoming quarter. The Compensation Committee had the discretion to modify our actual quarterly API and total net income for unforeseen events in order to determine whether the quarterly targets were achieved and to reflect changes in the Corporation and its business. The Compensation Committee then compared our actual API and total net cash flow results (as modified in certain cases) to our targeted API and total net cash flow to determine the annual cash bonuses under our EICP. We disclosed our actual API and total net cash flow, as well as detailed reconciliations of these non-GAAP measures, in our quarterly earnings releases, and have indicated in the charts below the extent to which the Compensation Committee used its discretion to modify the actual results disclosed in our earnings releases. Quarterly threshold, target and high performance API and total net cash flow were determined by the Compensation Committee using the same formula reflected in these quarterly earnings releases. While performance was measured quarterly, payments under the EICP, if any, were made in one lump sum after the end of fiscal 2009.

        If none of the quarterly thresholds set for our corporate performance were achieved, executive officers participating in the EICP would have received no payment of an EICP award. Linear interpolation was used to determine the multiplier for results that were between the threshold and target and target and high performance level. There was no maximum cap on EICP payments; however, if our performance had exceeded the high performance level, then the slope of the payout curve above the high performance level would have been half of the slope of the payout curve between the threshold and high performance level.

        The 2009 EICP was structured so that if our corporate performance substantially exceeded the quarterly "high payout" performance targets, total annual cash compensation would have been expected to be greater than the median of the Survey Group.

        The following were the 2009 quarterly performance targets set by the Compensation Committee and our disclosed actual performance, as modified by the Compensation Committee in certain cases, as compared to such targets (dollars in millions):

First Quarter of 2009 (15% Weight)

	API (60%)	Total Net Cash Flow (40%)
Threshold = 60% Multiplier	$(159.3)	$419.0
Target = 100% Multiplier	$(150.7)	$436.0
High Performance Level = 160% Multiplier	$(138.0)	$461.5
Actual Results	$(116.6)	$760.7
Percentage Earned	210.1%	512.2%
Total Corporate Performance Modifier	331.0%

Second Quarter of 2009 (25% Weight)

	API (60%)	Total Net Cash Flow (40%)
Threshold = 60% Multiplier	$45.9	$(432.8)
Target = 100% Multiplier	$60.1	$(404.5)
High Performance Level = 160% Multiplier	$81.4	$(362.0)
Actual Results	$81.1	$(128.0)
Percentage Earned	159.0%	325.3%
Total Corporate Performance Modifier	225.5%

Third Quarter of 2009 (35% Weight)

	API (60%)	Total Net Cash Flow (40%)
Threshold = 60% Multiplier	$148.4	$(27.0)
Target = 100% Multiplier	$168.2	$12.6
High Performance Level = 160% Multiplier	$198.0	$72.1
Actual Results (as modified)	$195.3	$101.6 (1)
Percentage Earned	154.6%	174.9%
Total Corporate Performance Modifier	162.7%

(1)
The Compensation Committee modified our total net cash flow to a constant currency of $68.7 for the third quarter and excluded from this amount the financing costs of $32.9 million of fees that we incurred in connection with the refinancing of our asset-backed debt one year ahead of schedule, which resulted in exceeding the high performance level for total net cash flow for the third quarter. The Compensation Committee used its discretion to exclude such one time fees because it determined that amounts incurred in connection with refinancing our debt should not adversely impact the calculation of EICP awards.

Fourth Quarter of 2009 (25% Weight)

	API (60%)	Total Net Cash Flow (40%)
Threshold = 60% Multiplier	$(27.2)	$457.1
Target = 100% Multiplier	$(13.0)	$485.4
High Performance Level = 160% Multiplier	$8.3	$527.9
Actual Results (as modified)	$39.2	$547.0	(1)
Percentage Earned	203.5%	173.5%
Total Corporate Performance Modifier	191.5%

(1)
Compared to the beginning of 2009 when management initially developed its plan for our fleet needs for 2009 and 2010, macro-economic conditions had changed dramatically by the fourth quarter 2009. As a result of the significant improvement in the macro-economic conditions throughout the second half of 2009, management determined that in order to service anticipated demand in the late fourth quarter of 2009 and the early first quarter of 2010 we needed to increase the size of our fleet from what was originally planned. In addition, because of our relationships with the car manufactures, management determined it was better from an overall financial perspective for us to begin increasing our fleet size in the fourth quarter of 2009 rather than waiting until the first quarter of 2010. The Compensation Committee considered this unanticipated fleet activity in the fourth quarter of 2009 and used its discretion to determine that it should not adversely impact the calculation of EICP awards. Accordingly, the Compensation Committee modified our total net cash flow to a constant currency of ($33.8) million for the fourth quarter and excluded from net cash used in investing activities the $580.8 million of cash that we used to increase our fleet size in the fourth quarter, which resulted in us exceeding the high performance level for total net cash flow for the fourth quarter.

        Throughout 2009, our Compensation Committee and management examined various components of our compensation practices in light of the weakened economy. With respect to the EICP, although we continued to set goals and track performance for the first two quarters of 2009, management and the Compensation Committee determined in early 2009 that it was in the best interests of the Corporation to suspend the EICP for these two quarters. This measure was one of several that we took in the first half of 2009 to ensure that we remained in compliance with all of our debt covenants and in light of the continuing economic downturn.

        Below is how the annual Corporate Performance Modifier was determined based upon our quarterly achievement of API and total net cash flow.

Corporate Performance Modifier
First Quarter (15% Weight)	0%
Second Quarter (25% Weight)	0%
Third Quarter (35% Weight)	162.7%
Fourth Quarter (25% Weight)	191.5%
Annual Corporate Performance Modifier	104.8%

  Business Unit Performance Modifier for 2009

        Based upon management's recommendation, the Compensation Committee determined that, for 2009, it was important to incentivize management to achieve strategic initiatives for our Hertz Rent-A-Car North America, Hertz Rent-A-Car Europe and Hertz Equipment Rental business units. Accordingly, the Compensation Committee approved specific annual strategic objectives for each business unit, which were grouped into three main categories: growth, cash/capital management and customer satisfaction. Executive officers reporting to a specific business unit had their EICP awards adjusted by the "Business Unit Performance Modifier" relating to their specific business unit. Executive officers in our corporate centers had their EICP awards adjusted by a weighted average of the Business Unit Performance Modifiers, as follows: Hertz Rent-A-Car North America: 50%, Hertz Rent-A-Car Europe: 25% and Hertz Equipment Rental: 25%. At year end, the Compensation Committee assessed whether the pre-established strategic objectives had been met and subjectively determined a Business Unit Performance Modifier for each business unit. The Target Award for each individual, as modified by the Corporate Performance Modifier (discussed under "Hertz Corporate Performance for 2009" above), was then multiplied by his or her respective Business Unit Performance Modifier, which could have ranged from 75% to 125%.

        For the Hertz Rent-A-Car North America business unit, the strategic goals approved by our Compensation Committee were: maintaining U.S. airport market share, non-airport growth exceeding our airport growth rate by at least 2%, opening ten new Advantage brand locations, achieving $2.2 million in revenue for car sharing, achieving year-over-year improvement in net working capital days (excluding fleet), achieving year-over-year improvement in fleet efficiency, achieving year-over-year improvement in reducing the number of customers that were turned down at the counter and maintaining the adjusted net promoter score (used to calculate customer satisfaction) achieved in 2008. For the Hertz Rent-A-Car Europe business unit, the strategic goals approved by our Compensation Committee were: maintaining market share in the top 69 airports, achieving vehicle rental of $15 million in connection with our genesis project, increasing year-over-year results in membership and revenue, achieving year-over-year improvement in net working capital days (excluding fleet), achieving year-over-year improvement in fleet efficiencies, maintaining the adjusted net promoter score achieved in 2008 and decreasing the customer complaint contact ratio by 10% from 2008. For the Hertz Equipment Rental business units, the strategic goals approved by our Compensation Committee were: improving the industrial mix and increasing the overall industrial revenue base, achieving year-over-year improvement in product initiatives, expanding operations internationally to the Middle East, Asia, Latin America and Europe, achieving year-over-year improvement in net working capital days (excluding fleet), achieving year-over-year improvement in fleet efficiencies, and maintaining the adjusted net promoter score achieved in 2008.

        The Compensation Committee did not place specific weightings on the considered goals noted above, but rather based its determination on a holistic and subjective assessment of the overall performance of each business unit, placing some emphasis on the number of goals exceeded by each business unit balanced against the number of goals that were missed. Accordingly, for 2009, the Compensation Committee determined that, because Hertz Rent-A-Car North America exceeded five of its business unit goals and missed three of its business unit goals, the Business Unit Performance Modifier for the Hertz Rent-A-Car North America business unit should be 110%; because Hertz Rent-A-Car Europe exceeded two of its business unit goals and missed two of its business unit goals, the Business Unit Performance Modifier for the Hertz Rent-A-Car Europe business unit should be 100%; and because Hertz Equipment Rental exceeded two of its business unit goals and missed two of its business unit goals, the Business Unit Performance Modifier for the Hertz Equipment Rental business unit should be 100%.

        Below is a chart that indicates, for each named executive officer, the business unit to which they report and the Business Unit Performance Modifier for the business unit:

Named Executive Officer	Business Unit	Business Unit Performance Modifier
Mr. Frissora	Corporate-weighted average of business units	105%
Ms. Douglas	Corporate-weighted average of business units	105%
Mr. Taride	Hertz Rent-A-Car Europe	100%
Mr. Plescia	Hertz Equipment Rental	100%
Mr. Zimmerman	Corporate-weighted average of business units	105%
Mr. Nothwang	Hertz Rent-A-Car North America	110%

  Individual Performance Modifier for 2009

        Annually, each named executive officer's performance (other than Mr. Frissora, our CEO) is evaluated by Mr. Frissora against subjective performance factors established earlier in the year by Mr. Frissora in consultation with each named executive officer. At the end of 2009, based on the CEO's subjective evaluation of each of our named executive officers' individual performance, he recommended to the Compensation Committee for its approval an Individual Performance Modifier for each of our named executive officers. Our named executive officers' Target Award (as modified by the Corporate Performance Modifier and the Business Unit Performance Modifier discussed above) was then multiplied by his or her Individual Performance Modifier, which could have ranged from 0% to 150%. Our Board provided the Compensation Committee with a subjective evaluation of our CEO's performance after reviewing Mr. Frissora's self-assessment and the Compensation Committee approved his Individual Performance Modifier. Mr. Frissora's Target Award (as modified by the Corporate Performance Modifier and the Business Unit Performance Modifier discussed above) was then multiplied by his Individual Performance Modifier, which could have ranged from 0% to 150%.

  2009 EICP Awards

        Below is how each named executive officer's 2009 EICP award was calculated. Other than as discussed above, the Compensation Committee did not use its discretion to modify any EICP awards paid to our named executive officers.

Named Executive Officer	Target Award		Corporate Performance Modifier		Business Unit Performance Modifier		Individual Performance Modifier			Payout
Mr. Frissora	$1,397,500		105%		105%		142.8%	(1)		$2,200,00
Ms. Douglas	$382,500		105%		105%		110%			$463,877
Mr. Taride(2)	$357,332	×	105%	×	100%	×	110%		=	$412,719
Mr. Plescia	$367,500		105%		100%		103%			$397,451
Mr. Zimmerman	$260,000		105%		105%		110%			$315,315
Mr. Nothwang	$480,000		105%		110%		110%			$609,840

(1)
Mr. Frissora's individual performance modifier was higher than the other named executive officers because the Board determined, and the Compensation Committee agreed, that his performance in guiding the Corporation during a period of historic adverse macro-economic conditions was exemplary and, despite adverse market conditions, he was still able to exceed all of his individual performance goals.

(2)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.559041.

  2010 Annual Incentives

        For 2010, the Compensation Committee engaged its compensation consultant to analyze potential alternative methods of administering the EICP for 2010. Semler Brossy presented its findings to the Compensation Committee. Based on Semler Brossy's recommendations, the Compensation Committee determined that performance targets for 2010 should continue to emphasize financial results to ensure strong alignment of management's interests with stockholders' interests. In addition, the Compensation Committee believes that as the economy returns to a more normal environment, revenue is again an appropriate indicator of performance and that annual improvement in Economic Value Added, or "EVA®", should also be used as a performance metric. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Stewart & Co. Throughout 2009, the Compensation Committee assessed the feasibility of utilizing EVA® in its compensation program and determined that EVA® should be utilized in our 2010 EICP because it is a performance metric that is highly correlated with strong stockholder returns. The Compensation Committee, with the input of management, Semler Brossy and Stern Stewart & Co., a consultant engaged by management, adopted expected improvement in EVA® as an EICP performance metric after almost a year of evaluating its possible use. The Compensation Committee determined that EVA® represents the value created after all costs, including cost of capital, are met, and its improvement should be encouraged. As a result, the Compensation Committee determined it would continue to utilize API as a metric when calculating the Corporate Performance Modifier, and would use revenue and annual improvement in EVA®, rather than total net cash flows, when determining the Corporate Performance Modifier. 2010 performance will be based 50% on API, 20% on revenue and 30% on EVA®.

        The Compensation Committee determined that given the continued volatility in the economy, annual performance targets based upon API and revenue are difficult to establish accurately, and consequently would not appropriately incentivize management. Accordingly, the Compensation Committee determined to set bi-annual, as opposed to annual, API and revenue goals. In addition, given the seasonality of our business, the Compensation Committee determined that the first half of the year will be weighted at 40% and the second half of the year will be weighted at 60%. As in past years, the Compensation Committee has the discretion to modify, for unforeseen events, our actual API, revenue and EVA® in determining whether such targets are actually met. Similar to the 2009 EICP, the 2010 awards will be adjusted to take into account business unit and individual performance. Specifically, an individual's Target Award will be first multiplied by the Corporate Performance Modifier, second the Business Unit Performance Modifier (75% to 125%) and third the Individual Performance Modifier (0% to 150%).

        The business unit performance goals focus on growth, cost and cash management and customer and employee satisfaction (for the business unit leaders of the Hertz Rent-A-Car International and Hertz Equipment Rental business units) and airport market share growth (for the business unit leaders of Hertz Rent-A-Car Americas). Executives in our corporate centers, such as finance, will receive an adjustment to their EICP award bonus based upon a weighted average of the modifiers for the three business units (Hertz Rent-A-Car Americas—50%, Hertz Rent-A-Car International—25% and Hertz Equipment Rental—25%).

        Subject to stockholder approval of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (the "Bonus Plan"), the 2010 annual incentive award for the Corporation's executive officers will be determined under the Bonus Plan. It is currently anticipated that the Compensation Committee will use its negative discretion to determine the final awards under the Bonus Plan using the EICP criteria described above. However, under no circumstances will awards under the Bonus Plan to eligible participants exceed the maximum amount determined pursuant to the formula contained in the Bonus Plan and more specifically described under "Proposal 3: Approval of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan—Other Material Features of the Bonus Plan—Performance Goals in the Bonus Plan".

Long-Term Equity Incentives

        Long-term incentive compensation comprises a significant part of our total compensation for senior executives and in 2009 was awarded under our 2008 Omnibus Plan. Under the 2008 Omnibus Plan, the Compensation Committee has the flexibility to make equity awards, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and deferred stock units. The plan also permits us to settle awards in shares or cash. 17,700,000 shares of our common stock are authorized for issuance under the plan (4,954,454 of which are available for awards under the plan as of March 26, 2010). As we discuss in more detail in Proposal Number 2 above, we are seeking stockholder approval to, among other things, amend and restate the plan to increase the number of shares authorized for issuance under the plan.

2009 Long-Term Equity Awards

        In February 2009, we awarded performance stock units under our 2008 Omnibus Plan to our named executive officers (other than Mr. Nothwang, who retired during 2009) as part of their yearly long-term incentive award. Performance stock units represent the right to receive a share of our common stock if certain performance goals are achieved and time periods have passed. The Compensation Committee determined that performance stock units were the appropriate vehicle for long-term incentives for 2009 because of: (1) the uncertainty in the marketplace, since they continue to align executives' and stockholders' interests during periods of market volatility, especially if stock price declines as a result of factors unrelated to our performance, (2) the temporary reduction in base salaries described above, and (3) the limits on share availability pursuant to our 2008 Omnibus Plan. The Compensation Committee also concluded that performance stock units help retain management through the vesting period. In general, vesting of performance stock units requires continued employment. The performance goal established by the Compensation Committee for the performance stock units granted in 2009 was the satisfaction in 2009 of the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities. Because the one-year performance goal was satisfied, 25% of the awards granted in 2009 vested on the first anniversary of the grant date, since each named executive officer was an employee on the first anniversary of the grant date. An additional 25% of each award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date, if the named executive officer is still an employee on each of these dates. If the leverage ratio covenants had not been satisfied in 2009, then all of the performance stock units would have been forfeited.

        The performance goal was selected because we continue to believe that in this economic environment adherence to our leverage ratio covenants in our senior credit facility is essential to the financial success of the Corporation and that management should be provided with a direct incentive to reach this goal. The long-term equity incentives were awarded in order to provide total compensation to our named executive officers that is between the 50th and 75th percentiles of that paid for comparable positions at companies represented in the Survey Group, with some consideration to the compensation paid to executives in the Smaller Group. As discussed above, the Compensation Committee relied more heavily on the Survey Group because considerable changes in the incumbents among the Smaller Group disproportionately affected executive compensation data for that group. Due to an administrative error in calculating the amount of stock options granted to each named executive officer in 2008, the Compensation Committee increased the amount of performance stock units granted in 2009 to each named executive officer who had received fewer options than the targeted dollar value for such option grant set by the Compensation Committee to make up for the shortfall. A summary of the performance stock units that our named executive officers received in 2009 can be found in the "Grants of Plan Based Awards" Table.

2010 Long-Term Equity Awards

        For fiscal 2010, the Compensation Committee reassessed its approach to long-term equity awards in light of the improved macro-economic outlook, and determined that 2010 long-term awards would be comprised of 50% stock options and 50% performance stock units as recommended by Semler Brossy. In March 2010 we awarded options and performance stock units to our named executive officers. The Committee chose a balance of stock options and performance stock units to enhance stockholder alignment and to increase executives' accountability for long-term company results that they more directly control and which should help drive future share price, but may or may not be reflected in the Corporation's current stock price.

Retirement Benefits

        We maintain retirement and savings plans for our named executive officers and other senior executives and key employees, as well as for our employees generally. Two of these plans are tax-qualified and are broadly available to our employees. In addition, we maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives, including our named executive officers. These three plans are the Hertz Corporation Supplemental Retirement and Savings Plan, or "SERP," the Hertz Corporation Benefit Equalization Plan, or "BEP," and the Hertz Corporation Supplemental Executive Retirement Plan, or "SERP II." We believe these plans promote retention of our key executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate, although we did not in 2009 conduct a formal review of the comparability of the terms of these plans with our Survey Group. We generally have not considered these benefits when setting base salary and annual bonus amounts. The material terms of these plans are summarized at "—Pension Benefits."

        We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2009, Mr. Nothwang had satisfied the minimum age and service requirements of this plan and, effective as of his retirement on December 12, 2009, became entitled to its benefits; Messrs. Taride and Plescia had satisfied the minimum service, but not the minimum age, requirement; and Messrs. Frissora and Zimmerman and Ms. Douglas had satisfied neither the minimum service nor minimum age requirement.

Perquisite Policy

        We provide perquisites and other personal benefits to our named executive officers that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third party manufacturer-provided cars, financial planning and tax preparation assistance, annual physicals and, in the case of Mr. Frissora, a country club membership. We also maintain a relocation policy that provides for the payment of relocation expenses in certain instances. In addition, our CEO, for security purposes, uses corporate aircraft for personal and business related air travel and is provided with the services of a driver trained in evasive driving techniques employed by us. We also provide Mr. Taride with housing under an arrangement described below. Attributed costs of these personal benefits for the named executive officers for the fiscal year ended December 31, 2009 are included in the "All other compensation" column of the Summary Compensation Table. We did not conduct a formal review of our perquisite policies in 2009, and we generally have not considered these perquisites when setting base salary and annual bonus amounts.

        We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives and directors, primarily our CEO, generally for travel in the United States and, less frequently, internationally. In September 2007, our Compensation Committee determined that we could achieve greater efficiencies if we obtained a second aircraft and that these benefits outweighed the cost. Accordingly, we entered into a lease for a second aircraft in 2008. The pilots who fly our aircraft are our salaried employees. Under our aircraft policy, our CEO uses our aircraft for travel. We believe that this policy provides several business benefits to us. Our policy is intended to facilitate our CEO's access to our locations around the world and maximize his time available for company business. In addition, our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our Corporation. The methodology that we use to value personal use of our aircraft as a perquisite, as reported in the Summary Compensation Table, calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes fixed costs which do not change based on usage, such as pilots' salaries, the purchase cost of the aircraft and fixed maintenance costs.

        In August 2006, Hertz Europe Limited, an indirect wholly owned subsidiary of Hertz that employs Mr. Taride, entered into an agreement with Mr. Taride regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe Limited purchased a property in London for a purchase price of £2.3 million, made an estimated £100,000 in improvements to it and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the CEO of Hertz. The agreement also provides that Hertz Europe Limited will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property. The agreement grants to Mr. Taride an option to purchase the property at any time through June 2011. In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe Limited and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe Limited and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe Limited. In the event that Mr. Taride's employment is terminated by himself or by Hertz Europe, the agreement provides that he will vacate the property within one month. We believe this arrangement is appropriate in light of the circumstances of Mr. Taride's transfer from France to the United Kingdom in 2000, the living arrangements made for him and the conditions of the residential property market in London at that time.

Employment and Severance Arrangements

        In February 2008, we entered into change in control arrangements covering all of our named executive officers who were then employed by us, other than Mr. Frissora, whose employment agreement provides severance (described in "—Employment and Change in Control Agreements—Mr. Frissora"), and we adopted a severance plan. In connection with our entry into these arrangements, the Compensation Committee received advice from its compensation consultant at that time, Frederic W. Cook & Co., Inc., as to market practice for these arrangements among what we then determined to be a peer group of companies. In adopting these arrangements, it was our intention to provide our named executive officers with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time not exceeding, to the maximum extent practicable, the terms of arrangements provided by our peer companies.

        These arrangements consist of (1) individual Change in Control Agreements with Messrs. Nothwang, Taride, Plescia and Zimmerman and Ms. Douglas, and (2) a severance plan, the Severance Plan for Senior Executives. Prior to entering into these arrangements, Messrs. Nothwang, Plescia and Taride had been a party to change in control agreements with Hertz and Ford. The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of us, and the purpose of the severance plan is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of the Change in Control Agreements and Severance Plan for Senior Executives are described in "—Employment and Change in Control Agreements."

        The Change in Control Agreements are "double trigger" agreements, meaning that any payments and benefits are paid only if (i) there is a change in control and (ii) the covered executive is terminated by us without cause or by the covered executive with good reasons (as these terms are defined in the agreement), in either case within two years following the change in control. We believe this double trigger approach is appropriate because it enhances retention following a change in control and a change in control may require the continued services of an executive officer without a change in that officer's position, role or compensation opportunities.

Employment Agreement with Mark P. Frissora

        We entered into an employment agreement with Mark P. Frissora, our President and CEO, in July 2006, which agreement was amended and restated in December 2008. The material terms of this agreement relating to employment are described at "—Employment Agreement with Mr. Frissora," and the material terms of this agreement relating to severance are described at "—Employment and Change in Control Agreements." In 2009, we compensated Mr. Frissora as provided in his employment agreement. In addition, as described above, we granted performance stock units to Mr. Frissora in 2009.

Letter Agreement with Joseph R. Nothwang

        In December 2008, following conversations with Mr. Nothwang regarding his anticipated retirement and the Corporation's desire to continue to benefit from his experience with the Corporation, we entered into a letter agreement with Mr. Nothwang regarding his continued employment and anticipated retirement, which occurred effective as of December 12, 2009. Under the letter agreement, Mr. Nothwang agreed to remain with us through December 12, 2009. The Corporation had previously agreed with Mr. Nothwang that, if he resigned from the Corporation on or before June 21, 2009 because he determined that certain of his job responsibilities had been adversely affected by certain management changes, he would be entitled to receive the severance pay and benefits under his Change in Control Agreement (for a description of the Change in Control Agreement, see "—Employment and Change in Control Agreements"). In consideration of Mr. Nothwang's decision to remain with the

Corporation through December 12, 2009, we agreed to accelerate the cash severance payment under his Change in Control Agreement and pay him $3,837,708, which represented the cash severance pay to which Mr. Nothwang would have been entitled under his Change in Control Agreement if Mr. Nothwang's employment had terminated on December 31, 2008. We also agreed to pay his accrued benefits under the SERP and SERP II in two installments, one in December 2008 and another in January 2009. In addition, the letter agreement provides that Mr. Nothwang's stock options that would have vested in 2010 had he remained employed through the vesting date, vested as of December 12, 2009, and all vested stock options that Mr. Nothwang held as of December 12, 2009, the date of his retirement, will remain exercisable for one year. The material terms of the letter agreement with Mr. Nothwang are described at "—Employment and Change in Control Agreements." In light of these payments, Mr. Nothwang ceased accruing benefits under our supplemental retirement plans as of December 31, 2008.

Policy On Recovering Bonuses In The Event of a Restatement

        Effective as of January 1, 2010, our Board of Directors approved an amended and restated Standards of Business Conduct applicable to our employees, including our named executive officers, on a prospective basis, in order to include a "claw back" policy for all executive officer annual incentive, long-term incentive, equity-based awards and other performance-based compensation arrangements. Specifically, a repayment obligation is triggered by an award of compensation based on achievement of financial results that were the subject of a restatement, if the Compensation Committee determines that the executive officer's gross negligence, fraud or misconduct caused or contributed to the need for the restatement and the need for a restatement is identified within three years after the first public issuance or filing of financial statements. The Compensation Committee retains discretion as to implementation and interpretation of all matters relating to the "claw back". In addition, Section 304 of the Sarbanes-Oxley Act of 2002 provides for the forfeiture of certain bonuses and profits by our CEO and CFO in connection with certain accounting restatements.

        In addition, we have included provisions in the 2008 Omnibus Plan that will provide us with the discretion to cause the forfeiture of equity compensation and the recovery of gains from equity compensation awarded under that plan with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements. The Amended Plan and Bonus Plan that are currently being proposed for stockholder approval contain substantially similar provisions. In addition, the proposed Amended Plan and Bonus Plan provide that awards granted under the plans are subject to the "claw back" provisions in our Standards of Business Conduct that are described above.

Policies On Timing of Equity Awards

        It is our policy not to grant options to purchase shares of our common stock, performance stock units, restricted stock units or other stock-based awards, other than pursuant to legally binding, pre-existing commitments or pursuant to pre-established policies, such as our written Director Compensation Policy which provides that our directors will receive equity grants at specific times throughout the year. In addition, it is our policy not to grant equity awards during regularly scheduled periods in which we have prohibited trading in our common stock by our executives pursuant to our stock trading policy (such as in the period leading up to a quarterly earnings release). It is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our CEO) takes formal action to grant them. It is our policy to promptly document any equity awards that we make; we would normally regard documenting to be prompt if we were to communicate the terms of the awards to their recipients, and to obtain signed award agreements governing the grants back from them, within one month of the date formal action is taken to issue them.

Tax and Accounting Considerations

        Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its named executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Our stockholders previously approved our 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based, and are being asked to approve an amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan so that awards granted under the plan continue to qualify as performance based compensation. In addition, as stockholder approval is one of the requirements for performance based compensation under Section 162(m) of the Code, we are asking our stockholders to approve the Bonus Plan so that future Bonus Plan awards to certain executive officers qualify for Section 162(m) deductibility. When appropriate, our Compensation Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to our named executive officers. However, in certain situations, most recently with respect to our 2009 annual incentive program, our Compensation Committee has approved and, in the future, may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above. Accordingly, our Compensation Committee approved payment to our CEO above $1 million in 2010, approved bonuses under the EICP with respect to 2009 service, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our senior executives at a level that we believe necessary to retain talented individuals outweighs the cost of any lost deductibility.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

THE COMPENSATION COMMITTEE
David H. Wasserman, Chairman Brian A. Bernasek Robert F. End

2009 Summary Compensation Table

        The following table, or the "Summary Compensation Table," summarizes the compensation earned in 2009 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-equity incentive plan compensa- tion(2)	Change in pension value and non-qualified deferred compensa- tion earnings(3)		All other compensa- tion(4)	Total

		($)	($)		($)	($)	($)	($)		($)	($)

Mark P. Frissora	2009	975,769	—		5,586,936	—	2,200,000	198,200		256,985	9,217,890
Chief Executive Officer	2008	1,094,712	600,925		1,010,500	4,024,007	—	533,700		353,285	7,617,129
	2007	986,539	2,250,000	(5)	—	4,864,000	1,584,000	378,100		341,159	10,403,798

Elyse Douglas	2009	474,692	—		964,833	—	463,877	103,900		10,744	2,018,046
Chief Financial Officer	2008	512,308	164,475		201,600	906,716	—	246,500		21,916	2,053,515
	2007	396,443	248,900		—	502,500	—	4,000		2,609	1,154,452

Michel Taride(6)	2009	443,367	—		786,128	—	412,719	534,500		310,598	2,487,312
President, Hertz Europe	2008	568,342	286,278		126,000	544,028	—	198,672		281,443	2,004,763
Limited	2007	583,357	917,570		—	—	—	236,772		139,571	1,877,270

Gerald Plescia	2009	454,193	—		774,619	—	397,451	362,200		22,702	2,011,165
President, Hertz Equipment	2008	503,077	261,225		100,800	408,021	—	623,300		27,516	1,923,939
Rental Corporation	2007	461,346	648,220		—	—	—	295,100		17,089	1,421,755

Jeffrey Zimmerman(7)	2009	372,308	—		653,450	—	315,315	123,000		10,487	1,474,560
General Counsel, Secretary

Joseph R. Nothwang	2009	571,077	—		—	—	609,840	78,200		9,197,414	10,456,531
President, Vehicle Rental and	2008	661,731	880,000		126,000	725,374	—	3,315,600	(8)	23,180	5,731,885
Leasing, The Americas	2007	605,385	1,138,789		—	—	—	312,400		19,686	2,076,260
and Pacific

(1)
On December 16, 2009, the SEC adopted a final rule that requires reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years in this Summary Compensation Table reflects the full grant date fair value, and with respect to the performance stock units; assumes that all performance conditions will be achieved. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K, as amended, for the fiscal year ended December 31, 2009. In the prior years' Summary Compensation Table, based on then prevailing rules, the value of these awards represented the compensation expense recognized for financial accounting purposes, as opposed to their grant date fair value.

(2)
2009 amounts reflect EICP awards earned in 2009 for the 2009 performance year that were paid in February 2010. See "Compensation Discussion and Analysis—Annual Incentives—EICP in General" above, for a detailed description of EICP awards.

(3)
Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See the note entitled "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K, as amended, for the fiscal year ended December 31, 2009. No named executive officer received preferential or above-market earnings on deferred compensation.

(4)
Includes the following for 2009:

	Personal Use of Aircraft	Personal Use of Car and Driver	Financial Planning Assis- tance	Club Member- ships— Personal Use	Executive Physicals	Housing		Other		Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Severance and Other		Tax Gross- Ups		Total Perqui- sites and Other Compen- sation

	(a)	(b)

Frissora	198,273	28,894	—	17,146	2,852	—		1,987	(c)	249,152	1,631	6,202	—		—		256,985

Douglas	—	8,788	—	—	—	—		—		8,788	779	1,177	—		—		10,744

Taride(d)	—	16,565	15,241	—	—	159,164	(e)	—		190,970	2,393	—	13,035	(f)	104,200	(d)	310,598

Plescia	—	11,042	7,000	—	2,750	—		—		20,792	779	1,131	—		—		22,702

Zimmerman		8,188	1,650	—	—	—		—		9,838	649	—	—		—		10,487

Nothwang	—	14,688	—	5,138	2,750	—		—		22,576	2,924	3,692	9,168,222	(g)	—		9,197,414

  (a)
  Based on the direct costs of aircraft for each hour of personal use.

  (b)
  For Mr. Frissora, this amount includes the incremental cost of the driver's overtime and costs related to Corporation-provided cars. For other executives, none of whom is provided with a driver, this amount reflects the cost of depreciation and interest, if applicable.

  (c)
  Represents the costs to the Corporation to maintain residential security systems for Mr. Frissora.

  (d)
  Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.559041.

  (e)
  Amount includes the incremental cost of housing provided to Mr. Taride pursuant to an arrangement with Mr. Taride described under "Compensation Discussion and Analysis—Perquisite Policy", and a tax gross up relating to this perquisite.

  (f)
  Represents the cost to the Corporation of additional medical insurance benefits for Mr. Taride.

  (g)
  This amount includes (i) a $5,283,745 lump sum payment made to Mr. Nothwang, which amount represents an acceleration of Mr. Nothwang's accrued benefits under the SERP and SERP II, (ii) a $3,837,708 severance payment and (iii) $46,769 in unused vacation. The $5,283,745 payment and $3,837,708 payment were made pursuant to the terms of a Letter Agreement with Mr. Nothwang described under "Employment and Change in Control Agreements—Other Named Executive Officers—Letter Agreement with Joseph R. Nothwang."

(5)
Includes a $2,000,000 payment as signing bonus and payment to compensate Mr. Frissora for certain compensation he would otherwise have been entitled to receive from his prior employer and a special discretionary bonus of $250,000.

(6)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.559041 for 2009, 1.8576 for 2008 and 2.005698 for 2007.

(7)
Data not reported for 2007 and 2008 as Mr. Zimmerman became a named executive officer in 2009.

(8)
Mr. Nothwang's change in pension value includes the value of his termination enhancement equal to $1,621,700 reflecting an additional 2.5 years of service and pay. See "Compensation Discussion & Analysis—Letter Agreement with Joseph R. Nothwang."

Employment Agreement with Mr. Frissora

        We entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006, which agreement was amended and restated in December 2008. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., the agreement provided for a cash payment to Mr. Frissora of $4,000,000, payable in two equal installments. 50% was paid on December 31, 2006 and 50% on December 31, 2007. In addition, Mr. Frissora is entitled to receive the benefits and perquisites we provide to our senior executives.

Letter Agreement with Joseph R. Nothwang

        As described at "Executive Compensation—Compensation Discussion and Analysis—Letter Agreement with Joseph R. Nothwang," in December 2008, we entered into a letter agreement with Mr. Nothwang under which Mr. Nothwang agreed to remain with the Corporation through December 12, 2009 (the "Retirement Date"), at which time Mr. Nothwang retired. In consideration of Mr. Nothwang's agreement to remain with the Corporation through the Retirement Date, the Corporation agreed to accelerate the payment of Mr. Nothwang's current benefit entitlements under the Corporation's supplemental executive retirement programs. Accordingly, Mr. Nothwang received a payment of $3,921,858 in December 2008 under the SERP (including an enhancement for an additional 2.5 years of service as provided under his Change in Control Agreement) and an aggregate payment of $5,283,745 in January 2009, which amount represents Mr. Nothwang's accrued benefits under the SERP and the SERP II. Since Mr. Nothwang remained with the Corporation through the Retirement Date, options to purchase common stock of the Corporation held by Mr. Nothwang that are scheduled to vest in 2010 vested as of the Retirement Date, and Mr. Nothwang will be provided with a one year post-retirement exercise period with respect to all vested options held by him on the Retirement Date.

        The Corporation previously agreed with Mr. Nothwang that, if he resigned from the Corporation on or before June 21, 2009 because he determined that certain of his job responsibilities had been adversely affected by certain operational changes, he would be entitled to receive the severance pay and benefits under his Change in Control Agreement (See "Employment and Change in Control Agreements—Other Named Executive Officers—Change in Control Agreements"). As a result of the letter agreement in December 2008, the Corporation agreed to pay the cash severance under the Change in Control Agreement. This payment of $3,837,708 was made in January 2009.

2009 Grants of Plan-Based Awards

        The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2009; all grants of performance stock units in 2009; all grants of plan-based option awards in 2009; the exercise or base price of all such option awards; the grant date fair value of all such option awards; and the incremental fair value of all such awards.

									All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)
			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)					Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant date	Compensation Committee Action date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark P. Frissora	—	—	—	1,397,500	—	—	—	—	—	—	—	—
	February 26, 2009	February 25, 2009	—	—	—	—	1,724,363	1,724,363	—	—	—	5,586,936
Elyse Douglas	—	—	—	382,500	—	—	—	—	—	—	—	—
	February 26, 2009	February 25, 2009	—	—	—	—	297,788	297,788	—	—	—	964,833
Michel Taride	—	—	—	357,332	—	—	—	—	—	—	—	—
	February 26, 2009	February 25, 2009	—	—	—	—	242,632	242,632	—	—	—	786,128
Gerald Plescia	—	—	—	367,500	—	—	—	—	—	—	—	—
	February 26, 2009	February 25, 2009	—	—	—	—	239,080	239,080	—	—	—	774,619
Jeffrey Zimmerman	—	—	—	260,000	—	—	—	—	—	—	—	—
	February 26, 2009	February 25, 2009	—	—	—	—	201,682	201,682	—	—	—	653,450
Joseph R. Nothwang	—	—	—	480,000	—	—	—	—	—	—	—

(1)
The amounts in these columns include the target amounts for each named executive officer under the EICP. There is no maximum payout under the EICP. The EICP payments are based on API and total net cash flow goals for the Corporation and the column reflects payout at the target of 100% of the target award. Actual amounts were determined and paid in early 2010 and are included in the Summary Compensation Table above. We discuss the EICP under the heading "Compensation Discussion and Analysis—Annual Incentives".

(2)
Performance stock units were granted to each named executive officer under our 2008 Omnibus Plan, with the exception of Mr. Nothwang, who retired on December 12, 2009. 25% of each award of performance stock units will vest on the first anniversary of the grant date if the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities are satisfied and the executive is still an employee on the first anniversary of the grant date. If the performance measures described above are satisfied, then 25% of each award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date if the named executive officer is still an employee on each of those anniversaries. If the performance measures are not satisfied, then all of the performance stock units will be forfeited. The 2008 Omnibus Plan is more fully described at "Compensation Discussion & Analysis—Long-Term Equity Incentives."

(3)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718, with respect to the performance stock units granted pursuant to the 2008 Omnibus Plan. Amounts in this column assume payment of all performance stock units. Please see the note entitled "Stock-Based Compensation" in the notes to our audited financial statements included in our 2009 Annual Report on Form 10-K, as amended, for a discussion of the assumptions underlying these calculations.

Annual Incentive Plans

        Our named executive officers participate in our EICP, which provides awards based on the achievement of corporate performance objectives. Awards under the EICP are paid in cash. The EICP is more fully described at "Compensation Discussion & Analysis—Annual Incentives."

2008 Omnibus Plan

        Performance stock units were granted to each named executive officer under our 2008 Omnibus Plan, with the exception of Mr. Nothwang, who retired on December 12, 2009. 25% of each award of performance stock units will vest on the first anniversary of the grant date if the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities are satisfied and the executive is still an employee on the first anniversary of the grant date. If the performance measures described above are satisfied, then 25% of each award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date if the named executive officer is still an employee on each of those anniversaries. If the performance measures are not satisfied, then all of the performance stock units will be forfeited. The 2008 Omnibus Plan is more fully described at "Compensation Discussion & Analysis—Long-Term Equity Incentives."

2009 Outstanding Equity Awards at Year-End

        The following table sets forth, for each named executive officer, details of all option and performance stock units outstanding on December 31, 2009.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Mark P. Frissora	480,000	320,000(1)	—	6.56	August 15, 2016	—	—	—	—
	240,000	160,000(1)	—	9.56	August 15, 2016	—	—	—	—
	240,000	160,000(1)	—	14.56	August 15, 2016	—	—	—	—
	200,000	200,000(2)	—	23.06	August 14, 2017	—	—	—	—
	206,996	620,989(3)	—	12.97	February 28, 2018	—	—	—	—
	—	—	—	—	—	107,500(4)	1,281,400	—	—
	—	—	—	—	—	—	—	1,724,363(5)	20,554,407
Elyse Douglas	66,000	44,000(6)	—	6.56	August 15, 2016	—	—	—	—
	25,000	25,000(7)	—	21.22	November 2, 2017	—	—	—	—
	46,641	139,926(3)	—	12.97	February 28, 2018	—	—	—	—
	—	—	—	—	—	20,000(4)	238,400	—	—
	—	—	—	—	—	—	—	297,788(5)	3,549,633
Michel Taride	60,000	40,000(8)	—	4.56	May 5, 2016	—	—	—	—
	180,000	120,000(9)	—	4.56	May 18, 2016	—	—	—	—
	120,000	80,000(3)	—	9.56	May 18, 2016	—	—	—	—
	120,000	80,000(9)	—	14.56	May 18, 2016	—	—	—	—
	27,985	83,955(3)		12.97	February 28, 2018	—	—	—	—
	—	—	—	—	—	12,500(4)	149,000	—	—
	—	—	—	—	—	—	—	242,632(5)	2,892,173
Gerald Plescia	48,000	32,000(8)	—	4.56	May 5, 2016	—	—	—	—
	180,000	120,000(9)	—	4.56	May 18, 2016	—	—	—	—
	120,000	80,000(9)	—	9.56	May 18, 2016	—	—	—	—
	120,000	80,000(9)	—	14.56	May 18, 2016	—	—	—	—
	20,988	62,967(3)		12.97	February 28, 2018	—	—	—	—
	—	—	—	—	—	10,000(4)	119,200	—	—
	—	—	—	—	—	—	—	239,080(5)	2,849,834
Jeffrey Zimmerman	15,000	45,000(10)		12.74	February 25. 2018
	37,313	111,941(3)		12.97	February 28. 2018
	—	—	—	—	—	20,000(4)	238,400	—	—
	—	—	—	—	—	—	—	201,682(5)	2,404,049
Joseph R. Nothwang(11)	160,000	—	—	4.56	December 12, 2010	—	—	—	—
	240,000	—	—	4.56	December 12, 2010	—	—	—	—
	160,000	—	—	9.56	December 12, 2010	—	—	—	—
	160,000	—	—	14.56	December 12, 2010	—	—	—	—
	74,627	—	—	12.97	December 12, 2010	—	—	—	—

(1)
The unvested options vest in two equal installments on July 19, 2010 and July 19, 2011.

(2)
The unvested options vest in two equal installments on August 14, 2010 and August 14, 2011.

(3)
The unvested options vest in three equal installments on February 28, 2010, February 28, 2011, and February 28, 2012.

(4)
Mr. Frissora was granted performance stock units on November 14, 2008; the other executives were granted their performance stock units on November 13, 2008. The performance stock units vest in two equal installments. Each performance stock unit represents a contingent right to receive one share of our common stock. The first installment vested on November 13, 2009 (or in the case of Mr. Frissora, November 14, 2009) because (a) each recipient was employed on November 13, 2009 (or in the case of Mr. Frissora, November 14, 2009) and (b) we satisfied the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities during the period commencing on the date of grant and ending on November 13, 2009 (or in the case of Mr. Frissora, November 14, 2009). The amount included in the column "Number of shares or units of stock that have not vested" represents the second installment, which will vest on the second anniversary of the date of grant contingent only upon the recipient's continued employment.

(5)
These performance stock units were granted on February 26, 2009. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in three installments. The first 25% will vest on the first anniversary of the date of grant, contingent upon (a) the recipient's continued employment and (b) satisfaction of the consolidated leverage ratio covenants in the credit agreements governing Hertz's senior credit facilities during the period commencing on the date of grant and ending on the first anniversary thereof. If the first installment vests, the second 25% will vest on the second anniversary of the date of grant contingent only upon the recipient's continued employment and the remaining 50% will vest on the third anniversary of the date of grant contingent only upon the recipient's continued employment.

(6)
The unvested options vest in two equal installments on August 15, 2010 and August 15, 2011.

(7)
The unvested options vest in two equal installments on November 2, 2010 and November 2, 2011.

(8)
The unvested options vest in two equal installments on May 5, 2010 and May 5, 2011.

(9)
The unvested options vest in two equal installments on May 18, 2010 and May 18, 2011.

(10)
The unvested options vest in three equal installments on February 25, 2010, February 25, 2011 and February 25, 2012.

(11)
Mr. Nothwang retired on December 12, 2009 and pursuant to our agreement with him all options that would have vested in 2010 were accelerated and became exercisable upon the date of his retirement. He has until December 12, 2010 to exercise all of his vested options.

2009 Option Exercises and Stock Vested

        The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2009.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Mark P. Frissora	—	N/A	107,500(1)	$1,077,688(3)
Elyse Douglas	—	N/A	20,000(2)	$196,800(4)
Michel Taride	—	N/A	12,500(2)	$123,000(4)
Gerald Plescia	—	N/A	10,000(2)	$98,400(4)
Jeffrey Zimmerman	—	N/A	20,000(2)	$196,800(4)
Joseph R. Nothwang	—	N/A	12,500(2)	$123,000(4)

(1)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted under our 2008 Omnibus Plan. Mr. Frissora's performance stock units vested on November 14, 2009.

(2)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted under our 2008 Omnibus Plan. The performance stock units vested on November 13, 2009.

(3)
Value realized upon vesting based on $10.0250 per share (the average high and low market price of our common stock on the NYSE on November 16, 2009, the first trading day after the vesting date of November 14, 2009).

(4)
Value realized upon vesting based on $9.84 per share (the average high and low market price of our common stock on the NYSE on November 13, 2009).

2009 Pension Plan Table

        The following table sets forth, for each named executive officer, the plans in which he or she participated in 2009, how many years of credited service in each such plan he or she had at December 31, 2009, what the present value of the accumulated benefit in each such plan was at December 31, 2009, and what payments from such plan were received during the year 2009:

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
		(#)	($)	($)
Mark P. Frissora	The Hertz Corporation Account Balance Defined Benefit Pension Plan (Hertz Retirement Plan)	3	20,200
	The Hertz Corporation Benefit Equalization Plan (BEP)	3	112,400
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	3	977,400
Elyse Douglas	The Hertz Corporation Account Balance Defined Benefit Pension Plan (Hertz Retirement Plan)	3	18,200
	The Hertz Corporation Benefit Equalization Plan (BEP)	3	25,800
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	3	310,400
Michel Taride(2)	Hertz UK Pension Plan	9	1,102,537
	Hertz UK Supplemental Plan	9	1,520,168
Gerald Plescia(3)	The Hertz Corporation Account Balance Defined Benefit Pension Plan (Hertz Retirement Plan)	23	253,300
	The Hertz Corporation Benefit Equalization Plan (BEP)	14	362,400
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	23	2,377,800

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
		(#)	($)	($)
Jeffrey Zimmerman	The Hertz Corporation Account Balance Defined Benefit Pension Plan (Hertz Retirement Plan)	2	6,500
	The Hertz Corporation Benefit Equalization Plan (BEP)	2	6,200
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	2	110,300
Joseph R. Nothwang(4)	The Hertz Corporation Account Balance Defined Benefit Pension Plan (Hertz Retirement Plan)	33	688,100
	The Hertz Corporation Supplemental Retirement and Savings Plan (SERP)	32	—	3,188,494(5)
	The Hertz Corporation Supplemental Executive Retirement Plan (SERP II)	34	—	2,095,251(5)

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•
Discount Rates—

•
For The Hertz Retirement Plan: 5.40% as of December 31, 2009, 6.40% as of December 31, 2008 and 6.30% as of December 31, 2007.

•
For the SERP, SERP II and BEP: 5.60% as of December 31, 2009, 6.30% as of December 31, 2008 and December 31, 2007.

•
For the Hertz UK Pension Plan: 5.70% as of December 31, 2009, 5.60% as of December 31, 2008 and 5.50% as of December 31, 2007.

•
For the Hertz UK Supplemental Plan: 5.70% as of December 31, 2009, 5.90% as of December 31, 2008 and 5.60% as of December 31, 2007.

•
Mortality Table = RP2000 Mortality Table projected to 2017.

•
Retirement Age = 60 or current age if older (earliest unreduced retirement age).

•
Pre-retirement Decrements = None assumed.

•
Payment Form = Five year certain and life annuity.

Please see the note "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K, as amended, for the fiscal year ended December 31, 2009, for a discussion of these assumptions.

(2)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.559041. Mr. Taride's number of actual years of service with us is 23.

(3)
Mr. Plescia's number of actual years of service with us is 30.

(4)
Mr. Nothwang's number of actual years of service with us is 33 and he retired on December 12, 2009.

(5)
The payments made to Mr. Nothwang under SERP II and SERP were made in accordance with the terms of the Letter Agreement with Mr. Nothwang described under "Employment and Change in Control Agreements—Other Named Executive Officers—Letter Agreement with Joseph R. Nothwang."

Pension Benefits

        Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan"), is a tax-qualified pension plan for which we pay the entire cost. Full and part-time employees who work more than 1,000 hours in a 12-month period, and who have completed one year of continuous employment with the Corporation, including the named executives, with the exception of Mr. Taride, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement at or after age 55 and the completion of three years of vesting service. The benefit an employee receives is based on a combination of the following factors:

  •
  A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

  •
  Years of credited service up to July 1, 1987; and

  •
  The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

        We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives: the SERP, the BEP, and the SERP II. Mr. Taride does not participate in these plans. These plans provide benefits in excess of the qualified plans as follows:

  •
  The SERP provides benefits to participants that, when combined with benefits paid to them under the Plan, would cause them to receive overall benefits generally similar to those that would have been provided to them if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date. Eligibility for the SERP is limited to employees who, on June 30, 1987, actively participated in the Hertz Retirement Plan and had the title of Staff or Division Vice President, or higher, at Hertz; accordingly, this plan is closed to new participants. Of the named executive officers, only Mr. Nothwang participated in the SERP. Benefits under the SERP are fully vested.

  •
  The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Code and who do not participate in the SERP. Messrs. Frissora, Plescia and Zimmerman and Ms. Douglas participate in the BEP. Benefits under the BEP are fully vested after the earlier of three years of vesting service or at age 65.

  •
  The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP, would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Frissora, Nothwang, Plescia and Zimmerman and Ms. Douglas participate or participated in the SERP II. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the pension plan and whose employment terminates due to death or disability or after attainment of the age of 55 years. Those benefits are also payable to participants who have not attained the age of 55 years if their employment is terminated (other than voluntarily or for cause) within thirty days prior to, or one year after, certain changes in control of Hertz or its subsidiaries.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the "Hertz UK Supplementary Plan." These two plans are similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60.

        We also maintain a tax-qualified defined contribution plan in which the named executive officers, except for Mr. Taride, are eligible to participate, and a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2009, Mr. Nothwang had satisfied the minimum age and service requirements of this plan and is receiving its benefits; Messrs. Taride and Plescia had satisfied the minimum service, but not the minimum age, requirement; and Messrs. Frissora and Zimmerman and Ms. Douglas had satisfied neither the minimum service nor minimum age requirement.

Deferred Compensation Plans

        We do not maintain any non-qualified deferred compensation plans for our named executive officers.

Employment and Change in Control Agreements

        The Corporation and its subsidiaries have entered into employment agreements and change in control agreements with certain key employees, including the named executive officers, to promote stability and continuity of senior management. Information about such agreements with the named executive officers is set forth below.

Mr. Frissora

        As described at "Executive Compensation—Employment Agreement with Mr. Frissora," we entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006. The agreement provides that if Mr. Frissora's employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by the Corporation without "Cause" or by Mr. Frissora for "Good Reason" (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance plus any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-competition and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora's severance benefits constitute "excess parachute payments" (as defined by Section 280G of the Code), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Code in connection with his severance benefits.

        The following chart sets forth, for Mr. Frissora, the payments and benefits he would receive if his employment were to have terminated under the specified circumstances on December 31, 2009. For purposes of determining the amount of the excise tax gross-up, we have assumed that a change in control occurred on December 31, 2009 and that the vesting of all of the unvested stock options held by Mr. Frissora would have accelerated upon the change in control. In addition, because we have assumed that the termination occurred on December 31, 2009, we have further assumed that Mr. Frissora would be paid a bonus payment equal to 100% of the bonus earned.

Benefit	Termination For Cause ($)	Termination without Cause/with Good Reason ($)	Termination by reason of Death or Disability ($)	Termination following a Change in Control ($)(1)
Severance payment	0	4,189,813	—	4,189,813
Pro rata bonus	0	2,200,000	2,200,000	2,200,000
Continued healthcare benefits	0	15,122	—	15,122
Outplacement	0	—	—	—

Excise tax gross up	0	—	—	—

Total	0	6,404,935	2,200,000	6,404,935

(1)
Assumes termination of Mr. Frissora after the Corporation's failure, within 15 days after a merger, consolidation, sale or similar transaction, to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Corporation to assume and agree to perform Mr. Frissora's employment agreement.

Other Named Executive Officers

  Letter Agreement with Joseph R. Nothwang

        As described at "Executive Compensation—Compensation Discussion and Analysis—Letter Agreement with Joseph R. Nothwang," in December 2008, we entered into a letter agreement with Mr. Nothwang under which Mr. Nothwang agreed to remain with the Corporation through the Retirement Date, at which time Mr. Nothwang retired. In consideration of Mr. Nothwang's agreement to remain with the Corporation through the Retirement Date, the Corporation agreed to accelerate the payment of Mr. Nothwang's current benefit entitlements under the Corporation's supplemental executive retirement programs. Accordingly, Mr. Nothwang received a payment of $3,921,858 in December 2008 under the SERP (including an enhancement for an additional 2.5 years of service as provided under his Change in Control Agreement) and an aggregate payment of $5,283,745 in January 2009, which amount represents Mr. Nothwang's accrued benefits under the SERP and the SERP II. Since Mr. Nothwang remained with the Corporation through the Retirement Date, options to purchase common stock of the Corporation held by Mr. Nothwang that are scheduled to vest in 2010 vested as of the Retirement Date, and Mr. Nothwang will be provided with a one year post-retirement exercise period with respect to all vested options held by him on the Retirement Date.

        The Corporation previously agreed with Mr. Nothwang that, if he resigned from the Corporation on or before June 21, 2009 because he determined that certain of his job responsibilities had been adversely affected by certain operational changes, he would be entitled to receive the severance pay and benefits under his Change in Control Agreement (See "—Change in Control Agreements"). As a result of the letter agreement in December 2008, the Corporation agreed to pay the cash severance under the Change in Control Agreement. This payment of $3,837,708 was made in January 2009.

  Change in Control Agreements

        The named executive officers, other than Mr. Frissora have entered into change in control agreements ("Change in Control Agreements"). The initial term of each Change in Control Agreement ends on December 31, 2010 but was automatically renewed for a one-year extension because we did not give at least 15 months' advance notice of non-extension. The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give such 15-month notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

        If a change in control occurs and the covered executive's employment is terminated by us without cause or by the covered executive with good reason (as these terms are defined in the agreement), in either case within two years following the change in control, the covered executive will be entitled to the following payments and benefits:

  •
  a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, including any amounts deferred at the election of the executive multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable no later than the thirtieth day following the date of the executive's termination;

  •
  a lump sum cash payment equal to a multiple (the "severance multiple") of the sum of the executive's annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Messrs. Taride and Plescia, 2.5; for Ms. Douglas, 2.0; and for Mr. Zimmerman, 1.5;

  •
  credit of an additional number of years equal to the severance multiple to the executive's years of age and "Years of Service" for all purposes under our SERP II (described at "—Pension Benefits");

  •
  continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  within the period of time from the date of the executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive's termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits.

        In the event of a dispute over the agreement, the covered executive is entitled to payment of his or her legal fees and expenses reasonably incurred so long as the covered executive prevails on at least one material claim in the dispute. In the event that compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to the golden parachute excise tax, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation paid to the executive in connection with the change in control does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold.

        The agreement also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and noncompetition and nonsolicitation covenants that extend for 12 months following the executive's termination of employment.

        In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the 12 months after the termination of his employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the 12 months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride 12 months notice to terminate his employment for any reason other than misconduct.

        The table below sets forth, for each of Ms. Douglas and Messrs. Taride, Plescia, and Zimmerman the severance benefits that would have been payable under the executive's change in control agreement if his or her employment had been terminated by us without cause or by the executive for good reason (each as defined in the relevant agreement), as of December 31, 2009. The increase in the SERP II value reflects the difference between the payment to which the executive would have been entitled had his or her employment been terminated assuming a change in control had occurred and if his or her employment had been terminated assuming no change in control. In addition, because we have assumed that the terminations occurred on December 31, 2009, we have further assumed that each of the executives would be paid a bonus payment equal to 100% of target and for this purpose. In addition, for purposes of calculating the excise-tax gross-up, we have assumed that the vesting of all unvested stock options held by these individuals accelerated on that date.

Benefit	Name	Value of Benefit ($)
Severance payment	Ms. Douglas	1,785,000
	Mr. Taride	2,050,802	(1)
	Mr. Plescia	2,016,890
	Mr. Zimmerman	990,000
Pro-rata bonus payment	Ms. Douglas	382,500
	Mr. Taride	370,548	(1)
	Mr. Plescia	367,500
	Mr. Zimmerman	260,000
Increased SERP II value	Ms. Douglas	589,400
	Mr. Taride	N/A
	Mr. Plescia	3,064,200
	Mr. Zimmerman	230,500
Continued health and welfare benefits	Ms. Douglas	1,532
	Mr. Taride	38,114	(1)
	Mr. Plescia	26,163
	Mr. Zimmerman	13,785
Outplacement	Ms. Douglas	25,000
	Mr. Taride	25,000
	Mr. Plescia	25,000
	Mr. Zimmerman	25,000
Excise tax gross up	Ms. Douglas	1,284,034
	Mr. Taride	N/A
	Mr. Plescia	1,796,157
	Mr. Zimmerman	755,943

(1)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2009 of 1.6167.

        Information is not included for Mr. Nothwang because he retired on December 12, 2009 and payments were made to Mr. Nothwang in December 2008 and January 2009 pursuant to his letter agreement. See "—Letter Agreement with Joseph R. Nothwang."

  Severance Plan for Senior Executives

        We have a severance plan for senior executives. The severance plan provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the change in control agreements. Messrs. Nothwang, Taride, Plescia and Zimmerman and Ms. Douglas were designated as participants in the plan. If any covered executive's employment is terminated by us for any reason other than cause, permanent disability (as these terms are defined in the severance plan) or death, the executive will be or was entitled to the following payments and benefits:

  •
  a pro rata portion of the annual bonus that would have been payable to the participant;

  •
  cash payments in the aggregate equal to a multiple (the "severance multiple"), based on the executive's position, of the executive's annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if no target annual bonus has yet been established for such fiscal year, the average actual bonus the executive received in the most recent years; or, if an executive has not had an opportunity to earn or be awarded one full year's bonus as of his or her termination of employment, the executive's target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiples are: for Messrs. Taride and Plescia, 2; and for Ms. Douglas and Mr. Zimmerman, 1.5;

  •
  continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  within the period of time from the date of executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The severance plan also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive's termination of employment equal to the severance multiple. If an executive is entitled to severance payments and benefits under the severance plan and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the severance plan.

        The severance plan is administered by one or more individuals appointed by our Compensation Committee or (in the absence of an appointment) by the Senior Vice President of Human Resources. The severance plan may be amended or terminated at any time other than with respect to executives then receiving payments and benefits under the plan.

        The following chart sets forth the estimated payments that the named executive officers covered under the severance plan (other than Mr. Nothwang, who received payments for his separation from the Corporation on December 12, 2009) would receive upon a termination by us without cause, assuming that (1) the severance plan was in place on December 31, 2009 and (2) the covered executives' termination of employment occurred on that date.

Benefit	Name	Value of Benefit ($)
Severance payment	Ms. Douglas	1,075,031
	Mr. Taride	1,640,642	(1)
	Mr. Plescia	1,613,512
	Mr. Zimmerman	990,000
Pro-rata bonus payment	Ms. Douglas	463,877
	Mr. Taride	427,983	(1)
	Mr. Plescia	397,451
	Mr. Zimmerman	315,315
Continued health and welfare benefits	Ms. Douglas	1,149
	Mr. Taride	30,491	(1)
	Mr. Plescia	20,930
	Mr. Zimmerman	13,785
Outplacement	Ms. Douglas	25,000
	Mr. Taride	25,000
	Mr. Plescia	25,000
	Mr. Zimmerman	25,000

(1)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2009 of 1.6167.

Treatment of Equity Compensation upon a Termination or a Change in Control

        Our named executive officers currently hold outstanding equity issued under two equity incentive plans, the Hertz Global Holdings Stock Incentive Plan ("SIP") and the 2008 Omnibus Plan. The 2008 Omnibus Plan was approved by our stockholders at our 2008 annual meeting and replaced the SIP.

  Stock Incentive Plan

        With respect to options granted to our named executive officers other than certain options granted to Mr. Frissora and Mr. Nothwang, if the executive's employment is terminated by reason of death or disability, all of the executive's unvested stock options issued will vest. If the executive's employment is terminated for any reason other than death or disability, all unvested options will immediately be canceled. Options that vest or are vested at the time of the executive's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or 60 days (or in the case of termination by reason of death or disability, 180 days) following the executive's termination. In the event of a termination for cause, all vested and unvested options held by the executive are forfeited.

        Different provisions apply to stock options granted to Mr. Frissora at the time of his commencement of employment with the Corporation in July 2006. For these options, if Mr. Frissora's employment is terminated without cause or for good reason (as these terms are defined in his employment agreement), a pro rata portion of his options that would have vested on the next vesting date will vest. Options that vest or are vested at the time of Mr. Frissora's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or the following: (1) 60 days following a termination by Mr. Frissora without good reason; (2) 90 days following a termination by Mr. Frissora for good reason or by the Corporation without cause; or (3) 180 days following a termination by reason of death or disability or retirement on or after Mr. Frissora reaches normal retirement age. In addition, if Mr. Frissora's employment is terminated by Mr. Frissora for good reason or by the Corporation without cause in the 6 months prior to a change in control, these options will be treated as if his employment was terminated immediately after the change in control. Mr. Frissora's other options granted under the SIP have the same terms as those of our other named executive officers.

        Similarly, different provisions apply to stock options granted to Mr. Nothwang. Pursuant to a letter agreement between the Corporation and Mr. Nothwang, Mr. Nothwang's stock options that would have vested in 2010 had he remained employed through the vesting date, vested as of December 12, 2009, the date of Mr. Nothwang's retirement. In addition, all vested stock options that Mr. Nothwang held as of December 12, 2009, the date of his retirement, will remain exercisable for one year. The material terms of the letter agreement with Mr. Nothwang are described at "Employment and Change in Control Agreements—Other Named Executive Officers—Letter Agreement with Joseph R. Nothwang."

        Under the SIP, if a change in control occurs, unless outstanding options are exchanged for substitute awards in connection with the change in control, each option will be canceled in exchange for a payment equal to the excess, if any, of the price per share paid in the change in control over the option's exercise price.

2008 Omnibus Plan

  Stock Options

        As of December 31, 2009, we had not issued any options to our named executive officers under the 2008 Omnibus Plan.

  Performance Stock Units

        If the employment of any of our named executive officers is terminated by reason of death or disability on or prior to the first anniversary of the date performance stock units were awarded, the officer will retain a pro rata portion of the performance stock units, based on the number of days elapsed since the date of grant, and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved and will be forfeited if the performance goal is not achieved. If the employment of a named executive officer is terminated by reason of death or disability after the first anniversary of the date that the performance stock units were awarded, then, so long as the performance goal is achieved, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the first anniversary of the grant date. If the employment of a named executive officer is terminated by reason of death or disability after the second anniversary of the date that the performance stock units were awarded, then, so long as the performance goal is achieved, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the second anniversary of the grant date. If a named executive officer's employment is terminated for any other reason, performance stock units will be forfeited.

  Effect of a Change in Control

        Under the 2008 Omnibus Plan, if a change in control occurs, outstanding performance stock units issued to our named executive officers generally vest unless they are exchanged for substitute awards in connection with the change in control.

        The following chart sets forth the cash payments to which the named executive officers would have been entitled assuming a change in control occurred on December 31, 2009 and all of the named executive officers' options were canceled in exchange for a cash payment equal to the difference between the per share exercise price of the option and $11.92, which was the closing price of our common stock on December 31, 2009. In addition, the following chart sets forth the cash payments to which they would be entitled if each of their performance stock units were cancelled in exchange for a cash payment equal to $11.92, which was the closing price of our common stock on December 31, 2009. Information is not included for Mr. Nothwang because upon his retirement on December 12, 2009, all of Mr. Nothwang's options that would have vested in 2010 were accelerated and became exercisable. In addition, Mr. Nothwang's unvested performance stock units were forfeited. Mr. Nothwang has until December 12, 2010 to exercise all of his vested options. See "—Other Named Executive Officers—Letter Agreement with Joseph R. Nothwang."

Name	Cash Payment for Vested Options ($)	Cash Payment for Unvested Options ($)	Cash Payment for Performance Stock Units ($)
Mr. Frissora	3,139,200	2,092,800	21,835,807
Ms. Douglas	353,760	235,840	3,788,033
Mr. Taride	2,049,600	1,366,400	3,041,173
Mr. Plescia	1,961,280	1,307,520	2,969,034
Mr. Zimmerman	—	—	2,642,449

  Supplemental Retirement Benefits upon a Termination or Change in Control

        Messrs. Frissora, Nothwang, Plescia and Zimmerman and Ms. Douglas participated in the SERP II in 2009. The SERP II is described at "Executive Compensation—Pension Benefits." Under the SERP II, if any of these executives' employment is terminated other than for cause or a voluntary resignation within 30 days before or one year following a change in control, then the executive will become immediately vested in the entire benefit accumulated under the SERP II even if he or she has not attained age 55 at the time of termination. Pursuant to a letter agreement between the Corporation and Mr. Nothwang, Mr. Nothwang ceased accruing benefits under the SERP II as of December 31, 2008. See "—Other Named Executive Officers—Letter Agreement with Joseph R. Nothwang."

  Retiree Car Benefit

        As described at "Executive Compensation—Compensation Discussion & Analysis—Retirement Benefits," we maintain a post-retirement assigned car benefit plan under which we provide our named executive officers who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 12, 2009, Mr. Nothwang had satisfied the minimum age and service requirements of this plan and was receiving the benefit. The estimated value of this benefit, as of December 31, 2009, is $162,700. No other named executive officer would have been entitled to benefits under the assigned car benefit plan if his or her employment had been terminated on December 31, 2009.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2009 (the "Audited Financial Statements").

        The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

        The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

        Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

                      THE AUDIT COMMITTEE

                      Barry H. Beracha, Chair
                      Carl T. Berquist
                      Michael J. Durham
                      Henry C. Wolf

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

        The Corporation's fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2009 and 2008 were as follows:

	2009	2008
	(dollars in thousands)
Audit fees(1)	$6,136	$7,002
Audit-related fees(2)	500	518
Tax fees(3)	573	718
All other fees(4)	153	128

Total	$7,362	$8,366

(1)
Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Corporation and Hertz on Form 10-K; reviews of the financial statements included in Hertz's Quarterly Reports on Form 10-Q; attestation of the effectiveness of our internal controls over financial reporting; statutory audits; and providing comfort letters in connection with our funding transactions in 2009.

(2)
Audit-related fees were for services rendered in connection with due diligence; assurance services; and employee benefit plan audits.

(3)
Tax fees related to tax compliance; preparation of tax returns; and tax planning.

(4)
All other fees primarily related to assistance provided with maintenance of an operations website.

        Our Audit Committee's charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to a subcommittee consisting of one or more Audit Committee members who are independent directors, and who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2009.

OTHER BUSINESS

        Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING

        We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2009 will be made available on the Internet at www.hertz.com/stockholdermeeting. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

PROPOSALS FOR 2010

        The Corporation will review for inclusion in next year's proxy statement stockholder proposals received by December 15, 2010. Proposals should be sent to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary of the Corporation at 225 Brae Boulevard, Park Ridge, NJ 07656-0713.

        Stockholder proposals, including nominations for directors, not included in next year's proxy statement may be brought before the 2011 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 27, 2011 and no later than February 26, 2011, except that if the 2011 annual meeting of stockholders is held before April 27, 2011 or after August 5, 2011, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

        Our By-Laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

ANNUAL REPORT FOR 2009

        The Corporation's annual report to stockholders for the year 2009 is being made available concurrently with this proxy statement to persons who were stockholders of record as of April 2, 2010, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,
J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 9, 2010

ANNEX A

HERTZ GLOBAL HOLDINGS, INC.
2008 OMNIBUS INCENTIVE PLAN

(as amended and restated effective as of March 4, 2010)

ARTICLE I

PURPOSES

        The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase shareholder value by (a) motivating superior performance by Participants, (b) providing Participants with an ownership interest in the Company, and (c) enabling the Company and the Subsidiaries to attract and retain the services of outstanding Employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

ARTICLE II

DEFINITIONS

        2.1    Certain Definitions.    Capitalized terms used herein without definition shall have the respective meanings set forth below:

        "Adjustment Event" means any dividend payable in capital stock, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Common Stock.

        "Affiliate" means, with respect to any person, any other person controlled by, controlling or under common control with such person.

        "Alternative Award " has the meaning given in Section 9.2.

        "Award" means any Option, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Performance Unit, Restricted Stock, Restricted Stock Unit, Share Award or Deferred Stock Unit granted pursuant to the Plan, including an Award combining two or more types in a single grant.

        "Award Agreement" means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee pursuant to the Plan. The terms of any plan or guideline adopted by the Committee and applicable to an Award shall be deemed incorporated in and part of the related Award Agreement. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant's acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

        "Business" has the meaning given in Section 5.5.

        "Board " means the Board of Directors of the Company.

        "Carlyle Investors" means, collectively, (i) Carlyle Partners IV, L.P., (ii) CEP II Participations S.àr.l., (iii) CP IV Co-investment, L.P., and (iv) CEP II U.S. Investments, L.P.

        "Cause" means, except as otherwise defined in an Award Agreement, with respect to any Participant (as determined by the Committee) (i) willful and continued failure to perform substantially the Participant's material duties with the Company (other than any such failure resulting from the Participant's incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which the Participant has not performed such duties is delivered to the Participant by the person or entity that supervises or manages the Participant, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its Subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its Subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs the Participant's job performance, (v) material violation of any Company policy that results in harm to the Company or any of its Subsidiaries or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A "Termination for Cause," shall include a determination by the Committee following a Participant's termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to such Participant.

        "CDR Investors" means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., (ii) CDR CCMG Co-Investor L.P., and (iii) CD&R Parallel Fund VII, L.P.

        "Change in Control" means the first occurrence of any of the following events after the effective date of the Plan:

        (a)   the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Exchange Act), other than the Company, the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, or any of the Investors, of 50% or more of the combined voting power of the Company's then outstanding voting securities;

        (b)   within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b);

        (c)   the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company, immediately prior to such merger or consolidation, or any or all of the Investors, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

        (d)   the approval by the Company's shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation, or any or all of the Investors, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

        (e)   the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

        "Change in Control Price" means the price per share on a fully diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash.

        "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        "Committee" means the Compensation Committee of the Board or, if applicable, the delegate of the Compensation Committee of the Board as permitted or required herein.

        "Common Stock" means the common stock, par value $0.01 per share, of the Company and any other securities into which the Common Stock is changed or for which the Common Stock is exchanged.

        "Company" means Hertz Global Holdings, Inc., a Delaware corporation, and any successor thereto.

        "Covered Period " has the meaning given in Section 5.5.

        "Deferred Annual Amount" has the meaning given in Section 8.1.

        "Deferred Stock Unit" means a Participant's contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such stated number of shares of Common Stock, under the Plan at the end of a specified period of time.

        "Disability" means, unless otherwise provided in an Award Agreement, a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant's employment-related duties for a period of six months or longer and, within 30 days after the Company notifies the Participant in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis; provided, that (i) for purposes of Section 5.3(a) in respect of ISOs, the term "Disability" shall have the meaning assigned to the term "Permanent and Total Disability" by section 22(e)(3) of the Code (i.e., physical or mental disability or infirmity lasting not less than 12 months), and (ii) with respect to any Award that constitutes deferred compensation subject to section 409A of the Code, "Disability" shall have the meaning set forth in section 409A(a)(2)(c) of the Code. The Committee's reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by such Participant and/or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee. Notwithstanding the foregoing (but except in the case of ISOs and awards subject to section 409A of the Code), with respect to any Participant who is a party to an employment agreement with the Company or any Subsidiary, "Disability" shall have the meaning, if any, specified in such Participant's employment agreement.

        "Dividend Equivalents" means an amount equal to any dividends and distributions paid by the Company with respect to the number of shares of Common Stock subject to an Award.

        "Employee" means any non-employee director, officer or employee of, or any natural person who is a consultant to, the Company or any Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

        "Executive Officer" means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

        "Fair Market Value" means, unless otherwise defined in an Award Agreement, as of any date, the closing price of one share of Common Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Common Stock are traded or quoted at the relevant time) on the date as of which such Fair Market Value is determined. If there are no Common Stock transactions reported on the New York Stock Exchange (or on such other exchange or system as described above) on such date, Fair Market Value shall mean the closing price for a share of Common Stock on the immediately preceding day on which Common Stock transactions were so reported.

        "Incumbent Director" means, with respect to any period of time specified under the Plan for purposes of determining a Change in Control, the persons who were members of the Board at the beginning of such period; provided, that a director elected, or nominated for election, to the Board in connection with a proxy contest shall not be considered an Incumbent Director.

        "Initial Investors" means, collectively, the Carlyle Investors, the CDR Investors and the Merrill Lynch Investors.

        "Investors" means, collectively, (i) the Initial Investors, (ii) TC Group L.L.C. (which operates under the trade name The Carlyle Group), (iii) Clayton, Dubilier & Rice, Inc., (iv) Merrill Lynch Global Partners, Inc., (v) any Affiliate of any of the foregoing, including any investment fund or vehicle managed, sponsored or advised by any of the foregoing, and (vi) any successor in interest to any of the foregoing.

        "ISOs" has the meaning given in Section 5.1(a).

        "Merrill Lynch Investors" means, collectively, (i) ML Global Private Equity Fund, L.P., (ii) Merrill Lynch Ventures L.P. 2001, (iii) CMC-Hertz Partners, L.P., and (iv) ML Hertz Co-Investor, L.P.

        "New Employer" means a Participant's employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.

        "NSOs" has the meaning given in Section 5.1(a).

        "Option" means the right granted to a Participant pursuant to the Plan to purchase a stated number of shares of Common Stock at a stated price for a specified period of time.

        "Option/SAR Financial Gain" has the meaning given in Section 5.5.

        "Participant" means any Employee or prospective Employee designated by the Committee to receive an Award under the Plan.

        "Performance Period" means the period, as determined by the Committee, during which the performance of the Company, any Subsidiary, any business unit and any individual is measured to determine whether and the extent to which the applicable performance measures have been achieved, provided that each such period shall be no greater than five years in length.

        "Performance Stock" means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the completion of the applicable Performance Period (or such portion of the applicable Performance Period as otherwise provided in Article VI).

        "Performance Stock Unit" means a Participant's contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such stated number of shares of Common Stock, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the completion of the applicable Performance Period (or such portion of the applicable Performance Period as otherwise provided in Article VI).

        "Performance Unit " means a Participant's contractual right to receive a cash-denominated award, payable in cash or shares of Common Stock or a combination thereof, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period (or such portion of the applicable Performance Period as otherwise provided in Article VI).

        "Performance-Based Financial Gain" has the meaning given in Section 6.7.

        "Permitted Transferee" has the meaning given in Section 11.1.

        "Plan" means this Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, as the same may be interpreted by the Committee and/or be amended from time to time.

        "Prior Plans" means the Hertz Global Holdings, Inc. Stock Incentive Plan and the Hertz Global Holdings, Inc. Director Stock Incentive Plan.

        "Replacement Award" means an Award made to employees of companies or businesses acquired by the Company to replace incentive awards and opportunities held by such employees prior to such acquisition.

        "Restricted Stock" means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan.

        "Restricted Stock Unit" means a Participant's contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such stated number of shares of Common Stock, under the Plan at the end of a specified period of time that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan.

        "Restriction-Based Financial Gain" has the same meaning given in Section 7.6.

        "Restriction Period" means (i) with respect to any Performance Stock, Performance Stock Unit or Performance Unit, the period beginning on the grant date of such Award and ending on the certification by the Committee that the performance objectives or objectives for the applicable Performance Period have been attained (in whole or in part) in accordance with Section 6.2(d), (ii) with respect to any Restricted Stock or Restricted Stock Unit, the Restriction Period specified in the Award Agreement evidencing such Award, and (iii) with respect to any freestanding Deferred Stock Unit as to which the Committee has specified a Restriction Period in accordance with Section 8.4, the Restriction Period so specified.

        "Retained Award" has the meaning given in Section 6.6(a).

        "Retained Retirement Award" has the meaning given in Section 6.6(b).

        "Retirement" means, except as otherwise defined in an Award Agreement, a Participant's retirement from active employment with the Company and any Subsidiary at or after such Participant attains age 65, or after such Participant attains age 55 and has provided, at minimum, 10 years of service to the Company or any Subsidiary.

        "Share Award" means an Award of unrestricted shares of Common Stock pursuant to Section 7.8 of the Plan.

        "Stock Appreciation Right" means, with respect to shares of Common Stock, the right to receive a payment from the Company in cash and/or shares of Common Stock equal to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over a specified base price fixed by the Committee on the grant date, multiplied by (ii) a stated number of shares of Common Stock.

        "Subsidiary" means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

        "Vesting Date" means (i) with respect to any Performance Stock, Performance Stock Unit, Performance Unit, Restricted Stock or Restricted Stock Unit, the expiration date of the applicable Restriction Period, and (ii) with respect to any Option or Stock Appreciation Right, the date such Award first becomes exercisable in accordance with the Plan and the Award Agreement evidencing such Award.

        "Wrongful Conduct " has the meaning given in Section 5.5.

        "Wrongful Conduct Period " has the meaning given in Section 5.5.

        2.2    Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

POWERS OF THE COMMITTEE

        3.1    Eligibility and Participation.    Participants in the Plan shall be those Employees designated by the Committee (or its delegate) to participate in the Plan.

        3.2    Power to Grant and Establish Terms of Awards.    The Committee shall have the authority, subject to the terms of the Plan, to determine the Employees to whom Awards shall be granted, the type or types of Awards to be granted and the terms and conditions of any and all Awards including, but not limited to, the number of shares of Common Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

        3.3    Administration.    The Committee shall be responsible for the administration of the Plan. Any Awards granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto. The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award hereunder.

        3.4    Delegation by the Committee.    The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or director or group of directors of the Company (including to a subcommittee of members of the Compensation Committee of the Board) or its affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers; provided, that any delegation to one or more officers of the Company shall be subject to section 157(c) of the Delaware General Corporation Law (or successor provision). Only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Executive Officers. Notwithstanding the foregoing, (i) with respect to any Award intended to qualify as "performance-based" compensation under section 162(m) of the Code, the Committee shall consist solely of two or more "outside directors" within the meaning of the regulations promulgated under section 162(m) of the Code, and (ii) with respect to any award intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Committee shall consist solely of two or more "non-employee directors" within the meaning of such Rule, or, in the alternative, of the entire Board.

        3.5    Participants Based Outside the United States.    In order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder; provided, however, that the Committee may not make any sub-plan that (a) increases the limitations contained in Section 4.3, (b) increases the number of shares available under the Plan, as set forth in Section 4.1; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or causes the grant of any performance Award to fail to qualify for an income tax deduction pursuant to section 162(m) of the Code. Subject to the foregoing, the Committee may amend, modify, administer or terminate such sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

ARTICLE IV

STOCK SUBJECT TO PLAN

        4.1    Number.    Subject to the provisions of this Article IV, the maximum number of shares of Common Stock available for Awards under the Plan shall not exceed 17,700,000 shares of Common Stock (all of which may be the subject of ISOs granted under the Plan); provided, however, that if the Company's shareholders so approve at the 2010 shareholder meeting, the maximum number of shares of Common Stock available for Awards under the Plan shall not exceed 32,700,000 shares of Common Stock (all of which may be the subject of ISOs granted under the Plan). The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued shares of Common Stock, not reserved for any other purpose.

        4.2    Canceled, Terminated, or Forfeited Awards, etc.    Shares subject to any Award granted under the Plan (other than Replacement Awards) that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of Common Stock after the effective date of the Plan shall be available for grant under the Plan. Replacement Awards that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of Common Stock after the effective date of the Plan shall not be available for grant under the Plan. Without limiting the generality of Section 4.1 hereof, (i) shares of Common Stock tendered by a Participant or withheld by the Company to pay the exercise price of any Options, or to satisfy any tax withholding obligations pursuant to Section 11.4, shall be available for grant under the Plan, (ii) upon settlement of Stock Appreciation Rights, a number of shares of Common Stock equal to (x) the number of shares subject to the Stock

Appreciation Rights minus (y) that number of shares delivered to the Participant shall again be available for grant under the Plan, and (iii) shares of Common Stock issued in connection with Awards that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards), or issued in connection with Replacement Awards, shall not be counted against the maximum limitation specified in Section 4.1. For purposes of this Article IV, if a Stock Appreciation Right is granted in tandem with an Option so that only one may be exercised with the other being surrendered on such exercise in accordance with Section 5.2(b), the number of shares subject to the tandem Option and Stock Appreciation Right award shall only be taken into account once (and not as to both Awards).

        4.3    Individual Award Limitations.    Subject to the provisions of Sections 4.2 and 4.4, the following individual Award limits shall apply:

        (a)   During any 36-month period, no Participant shall receive Options or Stock Appreciation Rights covering more than 5,000,000 shares of Common Stock;

        (b)   During any 36-month period, no Participant shall receive any awards of Performance Stock or Performance Stock Units covering more than 5,000,000 shares of Common Stock; and

        (c)   During any calendar year, the maximum dollar amount of cash which may be earned in connection with the grant of Performance Units may not exceed $7,500,000.

        4.4    Adjustment in Capitalization.    In the event of any Adjustment Event affecting the Common Stock, the Committee shall make an equitable and proportionate anti-dilution adjustment to offset any resultant change in the pre-share price of the Common Stock and preserve the intrinsic value of Options and any other Awards granted under the Plan. Such mandatory adjustment may include a change in any or all of (a) the number and kind of shares of Common Stock which thereafter may be awarded or optioned and sold under the Plan (including, but not limited to, adjusting any limits on the number and types of Awards that may be made under the Plan), (b) the number and kind of shares of Common Stock subject to outstanding Awards, and (c) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Award. The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number. Any such adjustment shall be consistent with sections 424, 409A and 162(m) of the Code to the extent the Awards subject to adjustment are subject to such sections of the Code.

        4.5    Prohibition Against Repricing.    Except to the extent (i) approved in advance by a majority of the shares of the Company entitled to vote generally in the election of directors or (ii) as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or base price of any outstanding Stock Appreciation Right or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or Stock Appreciation Rights previously granted.

ARTICLE V

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

        5.1    Options.

        (a)    Grant.    Options may be granted to Participants at such time or times as shall be determined by the Committee. Options pursuant to this Plan may be of two types: (i) "incentive stock options" within the meaning of section 422 of the Code ("ISOs") and (ii) non-statutory stock options ("NSOs"), which are not ISOs. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee or such other future date as the Committee shall determine. Each Option shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No Option shall be an ISO unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option, and which otherwise meets the requirements of section 422 of the Code.

        (b)    Exercise Price.    Each Option granted pursuant to the Plan shall have an exercise price per share of Common Stock determined by the Committee; provided, that except in the case of Replacement Awards, such per share exercise price may not be less than the Fair Market Value of one share of Common Stock on the Option grant date.

        (c)    Exercisability.    Each Option awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. No Option shall be exercisable on or after the tenth anniversary of its grant date. Except as otherwise provided in the Plan, the applicable Award Agreement or as determined by the Committee at or after the grant date, after becoming exercisable each installment of an Option shall remain exercisable until expiration, termination or cancellation of the Option and, until such time, may be exercised from time to time in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable.

        (d)    Payment.    The Committee shall establish procedures governing the exercise of Options, which procedures shall generally require that written notice of exercise thereof be given and that the exercise price thereof and any applicable withholding tax obligations be paid in full at the time of exercise (i) in cash or cash equivalents, including by personal check, (ii) through delivery of shares of Common Stock (either in full or in part, and including actual delivery or delivery by attestation), including, but not limited to, the election by the Participant to reduce the number of shares of Common Stock that are subject to the portion of the Options being exercised having a Fair Market Value equal to such portion, or (iii) in accordance with such other procedures or in such other forms as the Committee shall from time to time determine, which may include a broker-assisted cashless exercise arrangement.

        5.2    Stock Appreciation Rights.

        (a)    Grant.    Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with Options which, unless otherwise determined by the Committee at or after the grant date, shall have substantially similar terms and conditions to such Options to the extent applicable, or may granted on a freestanding basis, not related to any Option. The grant date of any Stock Appreciation Right under the Plan will be the date on which the Stock Appreciation Right is awarded by the Committee or such other future date as the Committee shall determine. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Stock Appreciation Rights shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Options, if any, to which such Stock Appreciation Right relates or pursuant to a separate Award Agreement with respect to freestanding Stock Appreciation Rights, in each case, containing such conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

        (b)    Exercise.    Stock Appreciation Rights awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. Stock Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares of Common Stock, and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

        (c)    Settlement.    Subject to Section 11.4, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment in the form, determined by the Committee, of cash or shares of Common Stock having a Fair Market Value equal to such cash amount, or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such cash amount, determined by multiplying:

            (i)  any increase in the Fair Market Value of one share of Common Stock on the exercise date over the price fixed by the Committee on the grant date of such Stock Appreciation Right, which may not be less than the Fair Market Value of a share of Common Stock on the grant date of such Stock Appreciation Right (except if awarded in tandem with an Option but after the grant date of such Option, then not less than the exercise price of such Option), by

            (ii)  the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

Notwithstanding the foregoing, on the grant date the Committee may establish a maximum amount per share which will be payable upon exercise of a Stock Appreciation Right. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of cash and/or shares of Common Stock otherwise deliverable upon exercise of a Stock Appreciation Right.

        5.3    Termination of Employment.

        (a)    Death or Disability.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment terminates by reason of such Participant's death or Disability, any Options and Stock Appreciation Rights granted to such Participant, whether or not exercisable on or prior to the date of such termination, shall, subject to Section 9.1, be exercisable by the Participant (or the Participant's designated beneficiary, as applicable) at any time prior to the first anniversary of the Participant's termination of employment or the expiration of the term of the Options and Stock Appreciation Rights, whichever period is shorter, and thereafter any Options and Stock Appreciation Rights that have not been exercised shall be forfeited and canceled.

        (b)    Retirement.    Unless otherwise determined by the Committee at or after the grant date or as provided in the next following paragraph, if a Participant's employment terminates as a result of his or her Retirement, then (x) the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such Retirement until the earlier of (i) the 90th day following the date of such Retirement or, if later, the 90th day following expiration of any blackout period in effect with respect to such Options or Stock Appreciation Rights, and (ii) the expiration of the term of such Options or Stock Appreciation Rights, and (y) any Options and Stock Appreciation Rights that are not exercisable upon the Participant's Retirement shall be forfeited and canceled as of the date of such Retirement.

Notwithstanding the foregoing, if the Committee in its discretion requests, and the Participant agrees to, a release of claims and to be bound by restrictive covenants in such form and having such terms as the Committee shall determine, which may include non-competition, non-solicitation, non-disclosure and non-disparagement covenants, then, during the three-year period following the Participant's Retirement, subject to Section 9.1, (i) the Options and Stock Appreciation Rights granted to such Participant that are not exercisable on the date of his or her Retirement shall continue to become exercisable in accordance with their respective terms during such three-year period as if such Participant's employment had not terminated, and (ii) the Options and Stock Appreciation Rights that are exercisable on the date of the Participant's Retirement plus those Options and Stock Appreciation Rights that become exercisable pursuant to the immediately preceding clause may be exercised by the Participant (or the Participant's beneficiary or legal representative) until the earlier of (A) (i) the third anniversary of the Participant's Retirement or (ii) if the Participant dies prior to the third anniversary of the Participant's Retirement, the twelve-month anniversary following the date of the Participant's death, and (B) the expiration of the term of such Options or Stock Appreciation Rights. Upon the expiration of such period, all Options and Stock Appreciation Rights not previously exercised by the Participant shall be forfeited and canceled. If the Participant violates any such restrictive covenants during such three-year period, as determined by the Committee in its sole discretion, all Options and Stock Appreciation Rights granted to such Participant, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such violation.

        (c)    For Cause.    If a Participant's employment with the Company or any Subsidiary is terminated for Cause, all Options and Stock Appreciation Rights granted to such Participant which are then outstanding (whether or not exercisable on or prior to the date of such termination) shall be immediately forfeited and canceled.

        (d)    Without Cause.    If a Participant's employment with the Company or any Subsidiary is terminated by the Company without Cause, then (x) the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such termination until the earlier of (i) the 90th day following the date of such termination or, if later, the 90th day following expiration of any blackout period in effect with respect to such Options or Stock Appreciation Rights, and (ii) the expiration of the term of such Options or Stock Appreciation Rights, and (y) any Options and Stock Appreciation Rights that are not exercisable upon the Participant's termination shall be forfeited and canceled as of the date of such termination.

        (e)    Any Other Reason.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment is terminated for any reason other than the ones described in Section 5.3(a), (b), (c), or (d) the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such termination until the earlier of (i) the 30th day following the date of such termination or, if later, the 30th day following expiration of any blackout period in effect with respect to such Options or Stock Appreciation Rights, and (ii) the expiration of the term of such Options or Stock Appreciation Rights. Any Options and Stock Appreciation Rights that are not exercisable upon termination of a Participant's employment shall be forfeited and canceled as of the date of such termination.

        5.4    Committee Discretion.    Notwithstanding anything to the contrary contained in this Article V, the Committee may, at or after the date of grant, accelerate or waive any conditions to the exercisability of any Option or Stock Appreciation Right granted under the Plan, and may permit all or any portion of any such Option or Stock Appreciation Right to be exercised following a Participant's termination of employment for any reason on such terms and subject to such conditions as the Board shall determine for a period up to and including, but not beyond, the expiration of the term of such Options or Stock Appreciation Rights.

        5.5    Forfeiture.    Unless otherwise determined by the Committee at or after the grant date, notwithstanding anything contained in this Plan to the contrary, if, during the period commencing with a Participant's employment with the Company or any Subsidiary, and continuing until the first anniversary of the later of (i) the Participant's employment termination and (ii) the expiration of any post-termination exercise period (the "Covered Period") the Participant, except with the prior written consent of the Committee,

        (a)   directly or indirectly, owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for any entity which has operations that compete with any business of the Company and the Subsidiaries in which the Participant was employed (in any capacity) in any jurisdiction in which such business is engaged, or in which any of the Company and the Subsidiaries have documented plans to become engaged of which the Participant has knowledge at the time of the Participant's termination of employment (the "Business"), except where (x) the Participant's interest or association with such entity is unrelated to the Business, (y) such entity's gross revenue from the Business is less than 10% of such entity's total gross revenue, and (z) the Participant's interest is directly or indirectly less than two percent (2%) of the Business;

        (b)   directly or indirectly, solicits for employment, employs or otherwise interferes with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during the Participant's employment with the Company or any Subsidiary (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the termination of the Participant's employment); or

        (c)   directly or indirectly, discloses or misuses any confidential information of the Company or any of its Affiliate (such activities in subsections (a), (b) and (c) hereof to be collectively and individually referred to as "Wrongful Conduct"), then any Options and Stock Appreciation Rights granted to the Participant hereunder, to the extent they remain unexercised, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case or in the case of the Participant's termination for Cause, the Participant shall pay to the Company in cash any Option/SAR Financial Gain the Participant realized from exercising all or a portion of the Options and Stock Appreciation Rights granted hereunder within the twelve-month period ending on the date of the Participant's violation (or such other period as determined by the Committee) (such period, the "Wrongful Conduct Period"). For purposes of this Section 5.5, "Option/SAR Financial Gain" shall equal, on each date of exercise during the Wrongful Conduct Period, (I) with respect to Options, the excess of (A) the greater of (i) the Fair Market Value on the date of exercise and (ii) the Fair Market Value on the date of sale of the Option shares, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to), and (II) with respect to Stock Appreciation Rights, the excess of (A) the Fair Market Value on the date of exercise, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to such Stock Appreciation Right. Unless otherwise determined by the Committee at or after the grant date, each Award Agreement evidencing the grant of Options and/or Stock Appreciation Rights shall provide for the Participant's consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 5.5. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant's breach of this Section 5.5. The Participant's obligations under this Section 5.5 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement, any Company policy, standard or code (including, without limitation, the Company's Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

        5.6    Financial Restatements.    An Award Agreement may provide that, in the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, the Committee may require any or all of the following:

        (a)   that the Participant forfeit some or all of the Options and Stock Appreciation Rights held by such Participant at the time of such restatement,

        (b)   that the Participant forfeit (or pay to the Company) some or all of the shares of Common Stock or cash held by the Participant at the time of such restatement in respect of Options and Stock Appreciation Rights, as applicable, that have been exercised during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee), reduced (in the case of Options) by a number of shares with a Fair Market Value equal to the aggregate exercise price paid by the Participant, and

        (c)   that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock subject to any Options and Stock Appreciation Rights that had been exercised by the Participant within the period commencing twelve months prior to the financial restatement (or such other period as determined by the Committee), reduced (in the case of Options) by an amount of cash equal to the aggregate exercise price paid by the Participant.

ARTICLE VI

PERFORMANCE STOCK, PERFORMANCE STOCK UNITS
AND PERFORMANCE UNITS

        6.1    Grant.    Performance Stock, Performance Stock Units and Performance Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Performance Stock, Performance Stock Units or Performance Units under the Plan will be the date on which such Performance Stock, Performance Stock Units or Performance Units are awarded by the Committee or on such other future date as the Committee shall determine. Performance Stock, Performance Stock Units and Performance Units shall be evidenced by an Award Agreement that shall specify the number of shares of Performance Stock, the number of Performance Stock Units, or the dollar amount of any Performance Units, as the case may be, to which such Award pertains, the Restriction Period, the Performance Period, and such other conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No shares of Common Stock will be issued at the time an Award of Performance Stock Units or Performance Units is made, and the Company shall not be required to set aside a fund for the payment of any such Award.

        6.2    Vesting.

        (a)    In General.    Performance Stock, Performance Stock Units and Performance Units granted to a Participant under the Plan shall be subject to a Restriction Period, which shall lapse upon the attainment of specified performance objectives or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. The Committee shall establish the performance objectives upon which the Restriction Period shall lapse, which, in the case of any such Award intended to qualify as "performance-based" compensation under section 162(m) of the Code, shall be established no later than the 90th day after the applicable Performance Period begins (or such other date as may be required or permitted under section 162(m) of the Code).

        (b)    Performance Objectives.    The performance objectives for any grant of Performance Stock, Performance Stock Units, Performance Units or any other Award intended to qualify as "performance-based" compensation under section 162(m) of the Code will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including adjusted pre-tax earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; total net cash flow; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to customer satisfaction, research, development, products or projects and recruiting and maintaining personnel. The performance objectives for any grant of Performance Stock, Performance Stock Units or Performance Units not intended to qualify as "performance-based" compensation under section 162(m) of the Code will be based on the foregoing or such other criteria as may be determined by the Committee.

        (c)    Special Rules Relating to Performance Objectives.    Performance objectives may be established on a Company-wide basis or with respect to one or more Company business units or divisions, or Subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. When establishing performance objectives for the applicable Performance Period, the Committee may exclude any or all "extraordinary items" as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company's financial statements, notes to the Company's financial statements or management's discussion and analysis of financial condition and results of operations contained in the Company's most recent report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act; provided, that the Committee shall have no discretion with respect to any Award intended to qualify as "performance-based" compensation under section 162(m) of the Code if the exercise of such discretion or the ability to exercise such discretion would cause such Award to fail to qualify as "performance-based" compensation under section 162(m) of the Code.

        (d)    Certification of Attainment of Performance Objectives.    The Restriction Period with respect to any Performance Stock, Performance Stock Units, Performance Units or any other Award intended to qualify as "performance-based" compensation under section 162(m) of the Code shall lapse upon the written certification by the Committee that the performance objective or objectives for the applicable Performance Period have been attained. The Committee may provide at the time of grant that if the performance objective or objectives are attained in part, the Restriction Period with respect to a specified portion (which may be zero) of the any Performance Stock, Performance Stock Units or Performance Units will lapse and any remaining portion shall be cancelled; provided, that the Committee shall have no discretion to take such action with respect to any Award intended to qualify as "performance-based" compensation under section 162(m) of the Code if the exercise of such action or the ability to exercise such action would cause such Award to fail to qualify as "performance-based" compensation under section 162(m) of the Code.

        (e)    Newly Eligible Participants.    Notwithstanding anything in this Article VI to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive an Award of Performance Stock, Performance Stock Units or Performance Units after the commencement of a Performance Period.

        6.3    Additional Provisions Relating to Performance Stock.

        (a)    Restrictions on Transferability.    Except as otherwise provided in Section 6.6(a), no Performance Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restriction Period. Thereafter, Performance Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement and any other agreement to which the Performance Stock is subject. The Committee shall require that any stock certificates evidencing any Performance Stock be held in the custody of the Secretary of the Company until the applicable Restriction Period lapses, and that, as a condition of any grant of Performance Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any

Performance Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 6.3, shall be void and of no effect.

        (b)    Legend.    Each certificate evidencing shares of Common Stock subject to an Award of Performance Stock shall be registered in the name of the Participant holding such Performance Stock and shall bear the following (or similar) legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE HERTZ GLOBAL HOLDINGS, INC. 2008 OMNIBUS INCENTIVE PLAN AND THE RELATED AWARD AGREEMENT AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

        (c)    Rights as a Stockholder.    The Committee shall determine whether and to what extent dividends and distributions will be credited to the account of a Participant receiving an Award of Performance Stock. Unless otherwise determined by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant's account shall be deemed to have been invested in additional Performance Stock on the payment date established for the related dividend or distribution in an amount per share of Performance Stock equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and any such additional Performance Stock shall be subject to the same terms and conditions as are applicable in respect of the Performance Stock with respect to which such dividends or distributions were payable, and, (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Performance Stock with respect to which they were paid. A Participant holding outstanding Performance Stock shall be entitled to exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

        6.4    Additional Provisions Relating to Performance Stock Units.

        (a)    Restrictions on Transferability.    Except as otherwise provided in Section 6.6(a) or with the consent of the Committee, Performance Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock Units or any interest therein or any rights relating thereto other than as provided in the Plan shall be void and of no effect.

        (b)    Rights as a Stockholder.    The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of a Participant receiving an Award of Performance Stock Units. Unless otherwise determined by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant's account shall be deemed to have been invested in additional Performance Stock Units on the payment date established for the related dividend or distribution in an amount per Performance Stock Unit equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and any such additional Performance Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Performance Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares of Common Stock and other securities shall be subject to the same Restriction Period and Performance Period and other restrictions as apply to the Performance Stock Units with respect to which they were paid. Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Performance Stock Units, or otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Performance Stock Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

        (c)    Settlement of Performance Stock Units.    Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Performance Stock Units then held by a Participant, the Company shall issue to the Participant the shares of Common Stock underlying such Performance Stock Units (plus additional shares of Common Stock for each Performance Stock Units credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such shares of Common Stock. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Performance Stock Units. Upon issuance of shares of Common Stock underlying Performance Stock Units following lapse of the Restriction Period, such shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement and any other agreement to which such shares are subject.

        6.5    Additional Provisions Relating to Performance Units.

        (a)    Restrictions on Transferability.    Except as otherwise provided in Section 6.6(a), no Performance Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Units or any interest therein or any rights relating thereto shall be void and of no effect.

        (b)    Settlement of Performance Units.    Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Performance Units then held by a Participant, the Company shall deliver to the Participant a cash payment equal to the value of such Award or, if the Committee has so determined, a number of shares of Common Stock, which shares shall have a Fair Market Value equal to the value of such Award, or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to the value of such Award. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of cash or the shares of Common Stock otherwise deliverable upon settlement of Performance Units. Upon issuance of shares of Common Stock underlying Performance Units following lapse of the Restriction Period, such shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement and any other agreement to which such shares are subject.

        6.6    Termination of Employment.

        (a)    Death or Disability.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment terminates by reason of such Participant's death or Disability, the Participant or, as the case may be, the Participant's estate, shall retain a portion of his or her Performance Stock, Performance Stock Units and Performance Units equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of termination, and the denominator of which is the number of days in such Performance Period (each a "Retained Award"), and the remainder of each Award shall be forfeited and canceled as of the date of such termination. The Restriction Period on a Retained Award shall lapse upon completion of the applicable Performance Period to the extent that applicable performance objectives are attained. Settlement of a Retained Award shall be made at the time and in the manner provided in Sections 6.4(c) and 6.5(b) except that no additional deferrals shall be permitted.

        (b)    Retirement.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment terminates as a result of his or her Retirement, any Performance Stock, Performance Stock Units and Performance Units for which the Performance Period has not then lapsed shall be forfeited and canceled as of the date of such termination of employment; provided, that the Committee may authorize that, if the Participant agrees to a release of claims and to be bound by restrictive covenants in such form and having such terms as the Committee shall determine, which may include non-competition, non-solicitation, non-disclosure and non-disparagement covenants, then the Participant shall retain a portion of his or her Performance Stock, Performance Stock Units and Performance Units equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of his or her Retirement, and the denominator of which is the number of days in such Performance Period (each a "Retained Retirement Award"), and the remainder of each Award shall be forfeited and canceled as of the date of such Retirement; provided, further, that the Committee shall have no discretion to take such preceding action with respect to any Award intended to qualify as "performance-based" compensation under section 162(m) of the Code if the exercise of such action or the ability to exercise such action would cause such Award to fail to qualify as "performance-based" compensation under section 162(m) of the Code. Subject to the Participant's compliance with such covenants, and, to the extent that applicable performance objectives are attained, the Restriction Period on the Retained Retirement Awards shall lapse upon completion of the applicable Performance Period for such Retained Retirement Award. If the Participant violates any restrictive covenants during the remaining Performance Period, as determined by the Committee in its sole discretion, all Performance Stock, Performance Stock Units and Performance Units for which the Performance Period has not then lapsed shall be immediately forfeited and canceled as of the date of such violation or termination.

        (c)    Any Other Reason.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment is terminated for any reason other than one described in Sections 6.6(a) and (b), any then-outstanding Performance Stock, Performance Stock Units and Performance Units granted to such Participant shall be immediately forfeited and canceled as of the date of such termination of employment.

        6.7    Forfeiture.    Unless otherwise determined by the Committee at or after the grant date, notwithstanding anything contained in this Plan to the contrary, if, during the Covered Period, the Participant, except with the prior written consent of the Committee, engages in Wrongful Conduct, then any Performance Stock, Performance Stock Units and Performance Units granted to the Participant hereunder, for which the Restriction Period has not then lapsed shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case or in the case of the Participant's termination for Cause, the Participant shall pay to the Company in cash any Performance-Based Financial Gain the Participant realized from the vesting of all or a portion of the Performance Stock, Performance Stock Units and Performance Units granted hereunder and having a Vesting Date within the Wrongful Conduct Period. For purposes of this Section 6.7, "Performance-Based Financial Gain" shall equal, in the case of each Vesting Date during the Wrongful Conduct Period, (I) the greater of (A) the Fair Market Value of a share of the underlying Common Stock on the Vesting Date of such Award and (B) the per share Fair Market Value on the date of any sale of such underlying Common Stock, multiplied by (II) the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to). Unless otherwise determined by the Committee at or after the grant date, each Award Agreement evidencing the grant of Performance Stock, Performance Stock Units and Performance Units shall provide for the Participant's consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 6.7. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant's breach of this Section 6.7. The Participant's obligations under this Section 6.7 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement, any Company policy, standard or code (including, without limitation, the Company's Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

        6.8    Financial Restatements.    An Award Agreement may provide that, in the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, then the Committee may require any or all of the following:

        (a)   that the Participant forfeit some or all of the Performance Stock, Performance Stock Units and Performance Units held by such Participant at the time of such restatement,

        (b)   that the Participant forfeit (or pay to the Company) some or all of the cash or shares of Common Stock held by the Participant at the time of such restatement that had been received in settlement of Performance Stock, Performance Stock Units and Performance Units, as applicable, during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee), and

        (c)   that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received in settlement of any Performance Stock, Performance Stock Units and Performance Units within the period commencing twelve months prior to the financial restatement (or such other period as determined by the Committee).

ARTICLE VII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS; SHARE AWARDS

        7.1    Grant.    Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee or on such other future date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Restricted Stock and the Restricted Stock Units pertain (and, if applicable, whether such Award may be payable in cash), the Restriction Period, and such terms and conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No shares of Common Stock will be issued at the time an Award of Restricted Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Award.

        7.2    Vesting.    Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be subject to a Restriction Period, which shall lapse upon the performance of a minimum period of service, or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. The Restriction Period on any Restricted Stock or Restricted Stock Units shall not fully lapse prior to a Participant's completion of three years of service to the Company or any Subsidiary from the date of the Award grant; provided, that the Committee may provide for a Restriction Period to lapse in pro rata or graded installments over such three-year period; provided further, that the Committee may grant Awards for Restricted Stock and Restricted Stock Units for an aggregate number of shares of Common Stock not to exceed 5% of the total number of shares of Common Stock available for issuance under this Plan that have a Restriction Period which lapses in full prior to a Participant's completion of three years of service to the Company or any Subsidiary from the date of the Award grant; and provided further, that the minimum Restriction Period for any such Award granted to a newly eligible individual or a Replacement Award shall instead be one year, and the minimum Restriction Period for any such Award to a non-employee director of the Company or its Subsidiaries shall be as determined by the Committee.

        7.3    Additional Provisions Relating to Restricted Stock.

        (a)    Restrictions on Transferability.    Unless otherwise determined by the Committee, no Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restriction Period. Thereafter, Restricted Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement, and any other agreement to which the Restricted Stock is subject. The Committee shall require that any stock certificates evidencing any Restricted Stock be held in the custody of the Secretary of the Company until the applicable Restriction Period lapses, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the share covered by such Award. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 7.3, shall be void and of no effect.

        (b)    Legend.    Each certificate evidencing shares of Common Stock subject to an Award of Restricted Stock shall be registered in the name of the Participant holding such Restricted Stock and shall bear the legend (or similar legend) as specified in Section 6.3(b).

        (c)    Rights as a Stockholder.    Unless otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Restricted Stock shall be entitled to (i) receive all dividends and distributions paid in respect of shares of Common Stock underlying such Award; provided, that, if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Restricted Stock with respect to which they were paid, and (ii) exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

        7.4    Additional Provisions Relating to Restricted Stock Units.

        (a)    Restrictions on Transferability.    No Restricted Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 7.4, shall be void and of no effect.

        (b)    Rights as a Stockholder.    The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or will be paid currently to, a Participant receiving an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant's account shall be deemed to have been invested in additional Restricted Stock Units on the payment date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and any such additional Restricted Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Restricted Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Restricted Stock Units with respect to which they were paid. Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Restricted Stock Units, or otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

        (c)    Settlement of Restricted Stock Units.    Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Restricted Stock Units, the Company shall issue the shares of Common Stock underlying such Restricted Stock Units (plus additional shares of Common Stock for Restricted Stock Unit credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such shares of Common Stock. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Restricted Stock Units. Upon issuance of shares of Common Stock following lapse of the Restriction Period, such shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities law, the Award Agreement and any other agreement to which such shares are subject.

        7.5    Termination of Employment.

        (a)    Death or Disability.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment terminates by reason of such Participant's death or Disability, the Participant or, as the case may be, the Participant's estate, shall retain a portion of his or her Restricted Stock and Restricted Stock Units equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Restriction Period through the date of termination, and the denominator of which is the number of days in such Restriction Period (each a "Retained Restricted Award"), and the remainder of each Award shall be forfeited and canceled as of the date of such termination. The Restriction Period on a Retained Restricted Award shall lapse upon the Participant's termination of employment. Settlement of a Retained Restricted Award shall be made at the time and in the manner provided in Sections 7.3 and 7.4 except that no additional deferrals shall be permitted.

        (b)    Any Other Reason.    Unless otherwise determined by the Committee at or after the grant date, if a Participant's employment is terminated for any reason during the Restriction Period other than as described in Section 7.5(a), any Restricted Stock and Restricted Stock Units granted to such Participant for which the Restriction Period has not then expired shall be forfeited and canceled as of the date of such termination.

        7.6    Forfeiture.    Unless otherwise determined by the Committee at or after the grant date, notwithstanding anything contained in this Plan to the contrary, if, during the Covered Period the

Participant, except with the prior written consent of the Committee, engages in Wrongful Conduct, then any Restricted Stock and Restricted Stock Units granted to the Participant hereunder, for which the Restriction Period has not lapsed, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case and in the case of the Participant's termination for Cause, the Participant shall pay to the Company in cash (i) any Restriction-Based Financial Gain the Participant realized from all or a portion of the Restricted Stock and Restricted Stock Units granted hereunder having a Vesting Date within the Wrongful Conduct Period, and (ii) any Share-Based Financial Gain the Participant realized from all or a portion of the Share Awards granted hereunder having a grant date within the Wrongful Conduct Period. For purposes of this Section 7.6, "Restriction-Based Financial Gain" shall equal, on each Vesting Date during the Wrongful Conduct Period, (I) the greater of (A) the Fair Market Value of a share of the underlying Common Stock on the Vesting Date and (B) the per share Fair Market Value on the date of sale of such underlying Common Stock, multiplied by (II) the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to). For purposes of this Section 7.6, "Share-Based Financial Gain" shall equal, in the case of each grant date during the Wrongful Conduct Period, (I) the greater of (A) the Fair Market Value of a share of the underlying Common Stock on the grant date of such Award and (B) the per share Fair Market Value on the date of any sale of such underlying Common Stock, multiplied by (II) the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to). Unless otherwise determined by the Committee at or after the grant date, each Award Agreement evidencing the grant of Restricted Stock and/or Restricted Stock Units shall provide for the Participant's consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 7.6. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant's breach of this Section 7.6. The Participant's obligations under this Section 7.6 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement, any Company policy, standard or code (including, without limitation, the Company's Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

        7.7    Financial Restatements.    An Award Agreement may provide that, in the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, then the Committee may require any or all of the following:

        (a)   that the Participant forfeit some or all of the Restricted Stock and Restricted Stock Units held by such Participant at the time of such restatement,

        (b)   that the Participant forfeit (or pay to the Company) some or all of the cash or shares of Common Stock held by the Participant at the time of such restatement that had been received as Share Awards and/or in settlement of Restricted Stock and Restricted Stock Units, as applicable, during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee), and

        (c)   that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received as Share Awards and/or in settlement of any Restricted Stock and Restricted Stock Units within the period commencing twelve months prior to the financial restatement (or such other period as determined by the Committee).

        7.8    Share Awards.    Share Awards may be granted to Participants at such time or times as shall be determined by the Committee on such terms and conditions as the Committee may determine in its discretion. Share Awards may be made as additional compensation for services rendered by a

Participant to the Company or any Subsidiary or may be in lieu of cash or other compensation to which the Participant may be entitled from the Company or any Subsidiary.

ARTICLE VIII

DEFERRED STOCK UNITS

        8.1    In General.    Freestanding Deferred Stock Units may be granted to Participants at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any freestanding Deferred Stock Units under the Plan will be the date on which such freestanding Deferred Stock Units are awarded by the Committee or on such other future date as the Committee shall determine. In addition, to the extent permitted by applicable law (including section 409A of the Code), on fixed dates established by the Committee and subject to such terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer receipt of all or a portion of his annual compensation and/or incentive bonus ("Deferred Annual Amount") payable by the Company or a Subsidiary and receive in lieu thereof an Award of elective Deferred Stock Units equal to the greatest whole number which may be obtained by dividing (i) the amount of the Deferred Annual Amount by (ii) the Fair Market Value of one share of Common Stock on the date of payment of such compensation and/or annual bonus. Deferred Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Deferred Stock Units pertains, and such terms and conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Upon the grant of Deferred Stock Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of shares of Deferred Stock Units awarded to the Participant. No shares of Common Stock will be issued to the Participant at the time an award of Deferred Stock Units is granted.

        8.2    Rights as a Stockholder.    The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or will be paid currently to, a Participant receiving an Award of Deferred Stock Units. Unless otherwise provided by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant's account shall be deemed to have been invested in additional Deferred Stock Units on the payment date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the terms, conditions and restrictions as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a stockholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, but not limited to, the right to vote on any matter submitted to the Company's stockholders) until such time as the shares of Common Stock attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

        8.3    Restrictions on Transferability.    No Deferred Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Deferred Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan shall be void and of no effect.

        8.4    Settlement.    Unless the Committee determines otherwise at or after the grant date, the Company shall issue the shares of Common Stock underlying any of a Participant's freestanding Deferred Stock Units (and related Dividend Equivalents) for which the Restriction Period shall have lapsed on or prior to the date of such Participant's termination of employment with the Company and any Subsidiary, other than a termination for Cause, as soon as administratively practicable, but not later than 90 days, following the date of such termination of employment (or on such earlier date as the Committee shall permit or such later date as may be elected by the Participant in accordance with section 409A of the Code and the rules and procedures of the Board or as may be required by applicable law). Unless the Committee determines otherwise at or after the grant date, in the event of the termination of a Participant's employment with the Company and the Subsidiaries for Cause, the Participant shall immediately forfeit all rights with respect to any shares of freestanding Deferred Stock Units (and related Dividend Equivalents) credited to his account, whether or not the Restriction Period shall have then lapsed. Subject to Article IX and Article XI, and the last sentence of Section 8.1, unless the Committee determines otherwise at or after the grant date, the Company shall issue the shares of Common Stock underlying any of a Participant's elective Deferred Stock Units (and related Dividend Equivalents) credited to such Participant's account under the Plan as soon as administratively practicable, but not later than 90 days, following the date of such Participant's termination of employment (or such later date as may be elected by the Participant in accordance with the rules and procedures of the Committee or as may be required by applicable law). The Committee may provide in the Award Agreement applicable to any Award of Deferred Stock Units that, in lieu of issuing shares of Common Stock in settlement of any Deferred Stock Units, the Committee may direct the Company to pay to the Participant the Fair Market Value of the shares of Common Stock corresponding to such Deferred Stock Units in cash, or in any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such shares of Common Stock.

        8.5    Further Deferral Elections.    To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may elect to further defer receipt of shares of Common Stock issuable in respect of Deferred Stock Units (or an installment of an Award) for a specified period or until a specified event.

ARTICLE IX

CHANGE IN CONTROL

        9.1    Accelerated Vesting and Payment.

        (a)    In General.    Unless the Committee otherwise determines in the manner set forth in Section 9.2, upon the occurrence of a Change in Control, (i) all Options and Stock Appreciation Rights shall become immediately exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units and freestanding Deferred Stock Units shall lapse immediately prior to such Change in Control and (iii) shares of Common Stock underlying Awards of Restricted Stock Units and Deferred Stock Units shall be issued to each Participant then holding such Award immediately prior to such Change in Control; provided, that, at the discretion of the Committee (as constituted immediately prior to the Change in Control), each such Option, Stock Appreciation Right, Restricted Stock Unit and/or Deferred Stock Unit may be canceled in exchange for an amount equal to the product of (A)(I) in the case of Options and Stock Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award, and (II) in the case of other such Awards, the Change in Control Price multiplied by (B) the aggregate number of shares of Common Stock covered by such Award; provided, further, that where the Change in Control does not constitute a "change in control event" as defined under section 409A of the Code, the shares to be issued, or the amount to be paid, for each Award that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time or schedule applicable to such Awards (assuming for these payment purposes (but not the lapsing of the Restriction Period) that no such Change in Control had occurred). Notwithstanding the foregoing, the Committee may, in its discretion, instead terminate any outstanding Options or Stock Appreciation Rights if either (x) the Company provides holders of such Options and Stock Appreciation Rights with reasonable advance notice to exercise their outstanding and unexercised Options and Stock

Appreciation Rights or (y) the Committee reasonably determines that the Change in Control Price is equal to or less than the exercise price for such Options or Stock Appreciation Rights.

        (b)    Performance Stock, Performance Stock Units and Performance Units.    Performance Stock, Performance Stock Units, Performance Units and elective Deferred Stock Units that are outstanding in the event of a Change in Control shall be treated as provided in the individual Award Agreement governing such Performance Stock, Performance Stock Units, Performance Units or elective Deferred Stock Units.

        (c)    Timing of Payments.    Payment of any amounts calculated in accordance with Section 9.1(a) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control (subject to the payment timing restrictions contained in the second proviso of the first sentence of Section 9.1(a)). For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

        9.2    Alternative Awards.    Notwithstanding Section 9.1, no cancellation, termination, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (other than an award of Performance Stock, Performance Stock Units, Performance Units or elective Deferred Stock Units except as provided therein), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an "Alternative Award") by the New Employer, provided, that any Alternative Award must:

            (i)  be based on shares of Common Stock that are traded on an established U.S. securities market or another public market determined by the Committee prior to the Change in Control;

            (ii)  provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including liquidity rights with respect to shares of Common Stock received in settlement of such Award);

           (iii)  have substantially equivalent economic value to such Award (determined at the time of the Change in Control);

           (iv)  have terms and conditions which provide that in the event that the Participant suffers an involuntary termination without Cause within two years following the Change in Control, any conditions on the Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be; and

           (v)  not result in adverse tax consequences to the Participant under section 409A of the Code.

ARTICLE X

EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

        The Plan was adopted by the Board on February 28, 2008, and approved by the Company's shareholders at the annual meeting of shareholders held on May 15, 2008. The amendment and restatement of the Plan provided herein is subject to shareholder approval at the 2010 shareholder meeting. The Plan shall continue in effect, unless sooner terminated pursuant to this Article X, until the tenth anniversary of the date on which it is adopted by the Board (or if applicable, the I0 year anniversary of the date of the latest shareholder approval of the Plan, including without limitation any shareholder approval of any amendment to the Plan to increase the share award capacity hereunder). The Board or the Committee may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification to the Plan may (i) materially increase the benefits accruing to participants under the Plan, (ii) except as otherwise expressly provided in Section 4.4, materially increase the number of shares of Common Stock subject to the Plan or the individual Award limitations specified in Section 4.3, (iii) modify the restrictions provided in Section 4.5 or (iv) materially modify the requirements for participation in the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant. Notwithstanding the foregoing, the Board or Committee may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority as provided in the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards. Except as otherwise determined by the Board, termination of the Plan shall not affect the Committee's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. On the effective date of the Plan, the Prior Plans shall terminate, and no further grants shall be made thereunder. Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to section 409A of the Code to fail to comply in any respect with section 409A of the Code without the written consent of the Participant.

ARTICLE XI

MISCELLANEOUS PROVISIONS

        11.1    Nontransferability of Awards.    No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided, that the Committee or the Board may, except as otherwise provided in the Plan, permit (on such terms and conditions as it shall establish) in its sole discretion a Participant to transfer an Award for no consideration to (i) the Participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests, or to organizations qualifying as charitable organizations within the meaning of Section 501(c)(3) of the Code or (ii) any other person or entity (each of (i) and (ii), upon such permitted transfer, a "Permitted Transferee"). Except to the extent required by law, no Award shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

        11.2    Beneficiary Designation.    Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to or exercised by the Participant's surviving spouse, if any, or otherwise to or by his or her estate.

        11.3    No Guarantee of Employment or Participation.    Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company or any Subsidiary (regardless of whether such termination results in (1) the failure of any Award to vest; (2) the forfeiture of any unvested or vested portion of any Award; and/or (3) any other adverse effect on the individual's interests under the Plan). No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

        11.4    Tax Withholding.    The Company shall have the right and power to deduct from all amounts paid to a Participant in cash or shares (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award under this Plan. In the case of any Award satisfied in the form of shares of Common Stock, no shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Award. The Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, shares of Common Stock (including shares of Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).

        11.5    Compliance with Legal and Exchange Requirements.    The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed. The Company, in its discretion, may postpone the granting, exercising and settlement of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise or settlement of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) that shall lapse because of such postponement.

        11.6    Indemnification.    To the maximum extent provided by law and by the Company's Certificate of Incorporation and/or By-Laws, each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

        11.7    No Limitation on Compensation.    Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

        11.8    Deferrals.    The Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO or to the extent required or permitted by applicable law.

        11.9    409A Compliance.    The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

        Solely for purposes of determining the time and form of payments due under any Award that is considered nonqualified deferred compensation under section 409A of the Code and that is not otherwise exempt from section 409A of the Code, a Participant shall not be deemed to have incurred a termination of employment unless and until he shall incur a "separation from service" within the meaning of section 409A of the Code. Notwithstanding any other provision in this Plan, if as of Participant's separation from service, the Participant is a "specified employee" as determined by the Company, then to the extent any amount payable under any Award that is considered nonqualified deferred compensation under section 409A of the Code and that is not otherwise exempt from section 409A of the Code, for which payment is triggered by Participant's separation from service (other than on account of death), and that under the terms of the Award would be payable prior to the six-month anniversary of the Participant's separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of such separation from service or (b) the date of the Participant's death.

        11.10    Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

        11.11    Severability; Blue Pencil.    In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

        11.12    No Impact On Benefits.    Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant's right under any such plan, policy or program. No amount payable in respect of any Award pursuant to an Award shall be deemed part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws.

        11.13    No Constraint on Corporate Action.    Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

        11.14    Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

        11.15    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

        11.16    Fractional Shares.    No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

        11.17    Code Section 83(b) Elections.    The Company, its Affiliates and the Committee have no responsibility for any Participant's election, attempt to elect or failure to elect to include the value of a Restricted Stock Award or other Award subject to section 83 of the Code in the participant's gross income for the year of payment pursuant to section 83(b) of the Code. Any participant who makes an election pursuant to section 83(b) of the Code will promptly provide the Committee with a copy of the election form.

        11.18    No Obligation to Exercise Awards; No Right to Notice of Expiration Date.    The grant of an Award of an Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which any Award lapses except in the Award Agreement.

        11.19    Right to Offset.    Notwithstanding any provisions of the Plan to the contrary, and to the extent permitted by applicable law (including section 409A of the Code), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant's death, to his beneficiary or estate) under the Plan against any amounts that such Participant may owe to the Company or its Affiliates.

        11.20    Compensation Recovery Policy.    Without limiting any other provision of the Plan, any Award granted hereunder on or after January 1, 2010 shall be subject to the Compensation Recovery Policy under the Company's Standards of Business Conduct (as amended from time to time, and including any successor or replacement policy or standard).

        11.21    Furnishing Information.    A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary when eligibility or entitlement to any compensation or benefit based on Disability is at issue.

ANNEX B

HERTZ GLOBAL HOLDINGS, INC.
SENIOR EXECUTIVE BONUS PLAN

(Effective as of January 1, 2010)

        Section 1.    Purpose.    The purposes of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (the "Plan") are (i) to compensate certain members of senior management of the Company on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company.

        Section 2.    Definitions.    The following terms utilized in this Plan shall have the following meanings:

        "Board" shall mean the board of directors of the Company.

        "Cause" shall mean with respect to any Participant (as determined by the Committee): (i) willful and continued failure to perform substantially the Participant's material duties with the Company (other than any such failure resulting from the Participant's incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which the Participant has not performed such duties is delivered to the Participant by the person or entity that supervises or manages the Participant, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs the Participant's job performance, (v) material violation of any Company policy that results in harm to the Company or any of its subsidiaries or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A "termination for Cause" shall include a determination by the Committee following a Participant's termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to such Participant.

        "Code" shall mean the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, all as amended from time to time.

        "Committee" shall mean the committee of the Board designed by the Board to administer the Plan, provided that such committee shall consist solely of two or more "outside directors" within the meaning of Code Section 162(m).

        "Company" shall mean Hertz Global Holdings, Inc., a Delaware corporation, and any successor thereto.

        "EBITDA" shall mean, for a Performance Period, consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization; provided, however, that EBITDA shall exclude any or all "extraordinary items" as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company's financial statements, notes to the Company's financial statements or management's discussion and analysis of financial condition and results of operations contained in the Company's most recent report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

        "Executive Officer" means each person who is an officer of the Company or any subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

        "Participant" shall mean, for a Performance Period, (i) all Executive Officers, and (ii) officers of the Company or its subsidiaries who are (or who, in the determination of the Committee, may reasonably be expected to be) "covered employees" within the meaning of Code Section 162(m) for such Performance Period and who are designated to participate in the Plan by the Committee on or before the first March 30 of such Performance Period (or such later date, if any, as permitted under Code Section 162(m)).

        "Performance Period" shall mean the fiscal year of the Company; provided, however, that the Committee may designate that the Performance Period for an Incentive Award be more than one fiscal year (with any such designation by the Committee to be made within the time period permitted under Code Section 162(m)).

        "Wrongful Conduct" shall mean any action whereby a Participant:

          (a)   directly or indirectly, owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for any entity which has operations that compete with any business of the Company and its subsidiaries in which the Participant was employed (in any capacity) in any jurisdiction in which such business is engaged, or in which any of the Company and its subsidiaries have documented plans to become engaged of which the Participant has knowledge at the time of the Participant's termination of employment (the "Business"), except where (x) the Participant's interest or association with such entity is unrelated to the Business, (y) such entity's gross revenue from the Business is less than 10% of such entity's total gross revenue, and (z) the Participant's interest is directly or indirectly less than two percent (2%) of the Business;

          (b)   directly or indirectly, solicits for employment, employs or otherwise interferes with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Participant's employment with the Company or any subsidiary (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the termination of the Participant's employment); or

          (c)   directly or indirectly, discloses or misuses any confidential information of the Company or any of its affiliates.

        Section 3.    Term.    Subject to Section 10, the Plan shall be applicable for the 2010 fiscal year and all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7.

        Section 4.    Incentive Award.

        4.1   For each Performance Period of the Company, each Participant may be entitled to receive an award payable in cash ("Incentive Award") in an amount determined by the Committee as provided in this Plan. With respect to each Performance Period, the Chief Executive Officer of the Company shall be entitled to be paid an Incentive Award equal to 1% of the Company's EBITDA for such Performance Period of the Company. With respect to each Performance Period of the Company, each other Participant shall be entitled to be paid an Incentive Award equal to 0.5% of EBITDA for such Performance Period. Except as otherwise provided in the Plan, a Participant must be employed with the Company on the last day of the Performance Period in order to receive an Incentive Award with respect to such Performance Period.

        Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the written certification of the Committee of the amount of such Incentive Award.

        As a condition to the right of a Participant to receive an Incentive Award, the Committee shall first certify in writing the Company's EBITDA and that the Incentive Award has been determined in accordance with the provisions of this Plan.

        Incentive Awards for any Performance Period shall be determined as soon as practicable after such Performance Period and shall be paid no later than the 15th day of the third month following such Performance Period.

        4.2   Unless otherwise determined by the Committee (whether before or after the commencement of an applicable Performance Period), if a Participant's employment is terminated for any reason prior to the end of a Performance Period, the Participant shall cease being eligible for an Incentive Award in respect to such Performance Period; provided, further, that the Committee shall have no discretion to take such preceding action if the exercise of such action or the ability to exercise such action would cause such Award to fail to qualify as "performance-based" compensation under Code Section 162(m).

        4.3   Incentive Awards shall be payable in cash.

        4.4   The Company shall have the right and power to deduct from all amounts paid to a Participant (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Incentive Award under this Plan.

        4.5   Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

        4.6   Unless otherwise determined by the Committee, notwithstanding anything contained in this Plan to the contrary, if, during the period commencing with a Participant's employment with the Company or any subsidiary, and continuing until the first anniversary of the Participant's employment termination, the Participant, except with the prior written consent of the Committee, engages in Wrongful Conduct, then any Incentive Award granted to the Participant hereunder, to the extent they remain unpaid, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case or in the case of the Participant's termination for Cause, the Participant shall pay to the Company in cash the amounts paid under any Incentive Award hereunder within the twelve-month period ending on the date of the Participant's violation (or such other period as determined by the Committee).

        4.7   In the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, the Committee may require any or all of the following: (i) any Incentive Award granted to the Participant hereunder, to the extent they remain unpaid at the time of the restatement, be terminated and be canceled, and (ii) the Participant pay to the Company in cash all or a portion of the amounts paid under any Incentive Award hereunder during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee).

        4.8   Without limiting the preceding, any Incentive Award hereunder shall be subject to the Compensation Recovery Policy under the Company's Standards of Business Conduct (as amended from time to time, and including any successor or replacement policy or standard). The Participant's obligations under Sections 4.6 and 4.7 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Company policy, standard or code (including, without limitation, the Company's Standards of Business Conduct), or any other agreement with the Company or any subsidiary.

        Section 5.    Administration and Interpretation.    The Committee shall have authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto. The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Incentive Awards under the Plan, whether or not such persons are similarly situated. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Incentive Award hereunder.

        To the maximum extent provided by law and by the Company's Certificate of Incorporation and/or By-Laws, each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

        Section 6.    Administrative Expenses.    Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

        Section 7.    Amendment or Termination.    The Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Code Section 162(m).

        Section 8.    No Assignment.    The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant.

        Section 9.    The Company.    For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

        Section 10.    Stockholder Approval.    The effective date of the Plan is January 1, 2010. The Plan shall be submitted to the stockholders of the Company for approval at the 2010 stockholder meeting and the effectiveness of the Plan is subject to stockholder approval.

        Section 11.    No Right to Employment.    The designation of an officer as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary. Nothing in the Plan or any Incentive Award Agreement shall interfere with or limit in any way the right of the Company or any affiliate or subsidiary to terminate any Participant's employment at any time (regardless of whether such termination results in (1) the failure of any Incentive Award to vest; (2) the forfeiture of any Incentive Award; and/or (3) any other adverse effect on the individual's interests under the Plan).

        Section 12.    No Impact on Benefits.    Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Incentive Award shall be treated as compensation for purposes of calculating a Participant's right under any such plan, policy or program. No amount payable in respect of any Incentive Award shall be deemed part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws.

        Section 13.    Right to Offset.    Notwithstanding any provisions of the Plan to the contrary, and to the extent permitted by applicable law (including Code Section 409A), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant's death, to his beneficiary or estate) under the Plan against any amounts that such Participant may owe to the Company or any affiliate or subsidiary (including, without limitation, amounts owed pursuant to Sections 4.6 and 4.7).

        Section 14.    Furnishing Information.    A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

        Section 15.    Governing Law.    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.

        Section 16.    Severability.    In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 17.    Headings; Gender; Number.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

        Section 18.    No Trust.    Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

        Section 19.    Code Section 162(m) and Code Section 409A.    It is the intention that Incentive Awards qualify as "performance-based" compensation under Code Section 162(m), and all payments made under the Plan be excluded from the deduction limitations contained in Code Section 162(m). The Plan shall be construed at all times in favor of its meeting the "performance-based" compensation exception contained in Code Section 162(m). Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to EBITDA) if the exercise of such discretion or the ability to exercise such discretion would cause such Incentive Award to fail to qualify as "performance-based" compensation under Code Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the "performance-based" compensation exception contained in Code Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee.

        To the extent any provision of the Plan or action by the Committee would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan will be exempt from Code Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption from Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Code Section 409A), and the Company (or any affiliate or subsidiary) shall have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015UEC 4 3 D V + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4. For Against Abstain 2. The approval of the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan. 4. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010. For Against Abstain 3. The approval of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Barry H. Beracha 04 - George W. Tamke 02 - Brian A. Bernasek 03 - Robert F. End 1. Election of Directors: For Withhold For Withhold For Withhold 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 1234 5678 9012 345 0 2 5 1 2 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 Admission Ticket IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/HTZ • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

. 2010 Annual Meeting of Stockholders Hertz Global Holdings, Inc. 225 Brae Boulevard Park Ridge, NJ 07656 Proxy Solicited by Board of Directors for Annual Meeting – May 27, 2010 Mark P. Frissora, Elyse Douglas and J. Jeffrey Zimmerman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 27, 2010 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth below. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Barry H. Beracha, Brian A. Bernasek, Robert F. End, and George W. Tamke, FOR Proposal 2, the approval of the amendment and restatement of the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, FOR Proposal 3, the approval of the Hertz Global Holdings, Inc. Senior Executive Bonus Plan and FOR Proposal 4, ratifying PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2010. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Hertz Global Holdings, Inc. 2010 Annual Meeting Admission Ticket 2010 Annual Meeting of Hertz Global Holdings, Inc. Stockholders Thursday, May 27th, 2010, 10:30 a.m. EDT The Park Ridge Marriott 300 Brae Boulevard Park Ridge, New Jersey 07656 Upon arrival, please present this admission ticket and photo identification at the registration desk. Directions: The PARK RIDGE MARRIOTT: is accessible via the Garden State Parkway (North) to Exit 172. From exit ramp turn right onto Grand Avenue to first traffic light, make a right onto Mercedes Drive. Follow to end and turn right. Follow to traffic light, turn left onto Brae Boulevard. The Park Ridge Marriott is approximately 1/8 mile on your left at 300 Brae Boulevard. FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 172, then follow above directions. FROM NEWARK AIRPORT: Take the New Jersey Turnpike North to Route 80 West. Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway. Take the Garden State Parkway (North) to Exit 172 then follow above directions. FROM NEW YORK CITY: Take the George Washington Bridge West towards New Jersey to Route 80 West. Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway. Take the Garden State Parkway (North) to Exit 172 then follow above directions. FROM UPSTATE NEW YORK: New York State Thruway to Exit 14A onto the Garden State Parkway extension. Take the first exit “Schoolhouse Road-Pearl River.” From ramp, make left onto Schoolhouse Road. Follow through first light (Summit Avenue), road becomes Spring Valley Road, follow through second light (Grand Avenue) to fourth right, Brae Boulevard. Make right onto Brae Boulevard. The Park Ridge Marriott is approximately ½ mile on the right hand side. FROM LA GUARDIA AIRPORT: Take the Grand Central Parkway to the Tri-Borough Bridge to the Major Deegan Expressway to I-95 West to the George Washington Bridge. Follow directions above from New York City. FROM KENNEDY AIRPORT: Take the Van Wyck Expressway to the Grand Central Parkway. Follow directions from La Guardia Airport. FROM NEW ENGLAND & WESTCHESTER: Via the Connecticut Turnpike/New England Thruway (I-95), to the Cross Westchester Expressway (I-287) to the Tappan-Zee Bridge West, proceed across the Bridge to the New York State Thruway North, to Exit 14A. Follow directions from Upstate New York. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF HERTZ GLOBAL HOLDINGS, INC.
The Board of Directors of the Corporation recommends a vote FOR each of proposals 1 – 4.
IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE HERTZ GLOBAL HOLDINGS, INC. 2008 OMNIBUS INCENTIVE PLAN
PROPOSAL 3: APPROVAL OF THE HERTZ GLOBAL HOLDINGS, INC. SENIOR EXECUTIVE BONUS PLAN
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES
2009 Non-Employee Director Compensation Table
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
First Quarter of 2009 (15% Weight)
Second Quarter of 2009 (25% Weight)
Third Quarter of 2009 (35% Weight)
Fourth Quarter of 2009 (25% Weight)
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
OTHER BUSINESS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
PROPOSALS FOR 2010
ANNUAL REPORT FOR 2009
ANNEX A HERTZ GLOBAL HOLDINGS, INC. 2008 OMNIBUS INCENTIVE PLAN (as amended and restated effective as of March 4, 2010)
ARTICLE I PURPOSES
ARTICLE II DEFINITIONS
ARTICLE III POWERS OF THE COMMITTEE
ARTICLE IV STOCK SUBJECT TO PLAN
ARTICLE V STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
ARTICLE VI PERFORMANCE STOCK, PERFORMANCE STOCK UNITS AND PERFORMANCE UNITS
ARTICLE VII RESTRICTED STOCK AND RESTRICTED STOCK UNITS; SHARE AWARDS
ARTICLE VIII DEFERRED STOCK UNITS
ARTICLE IX CHANGE IN CONTROL
ARTICLE X EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF PLAN
ARTICLE XI MISCELLANEOUS PROVISIONS
ANNEX B HERTZ GLOBAL HOLDINGS, INC. SENIOR EXECUTIVE BONUS PLAN (Effective as of January 1, 2010)